UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

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NOVAVAX, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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2021 proxy statement

NOVAVAX FYE 2020 AT A GLANCE
$476M	revenue
$747M	invested in R&D
450+	U.S. patents and pending patent applications
691	employees, of which 83% are engaged in R&D
438,700	total sq.ft. in U.S., Swedish, and Czech facilities

DEVELOPMENT PIPELINE
Coronavirus ● NVX-CoV2373 ● Variant Strain (Booster and/or Bivalent)
Seasonal Influenza
● NanoFlu™ vaccine (Older Adults)
Combination Vaccines
● NanoFlu vaccine/NVX-CoV2373
● NanoFlu vaccine/RSV
● NanoFlu vaccine/NVX-CoV2373/RSV

Novavax, Inc. (Nasdaq: NVAX), together with our wholly-owned subsidiaries, Novavax AB and Novavax CZ, is a biotechnology company promoting improved global health through the discovery, development and commercialization of innovative vaccines to prevent serious infectious diseases and address urgent, global health needs.

We have more than a decade of experience contending with some of the world’s most devastating diseases, including COVID-19, seasonal influenza, RSV, Ebola, MERS, and SARS. Hard-won lessons and significant advances illustrate that our proven technology has tremendous potential to make a substantial contribution to public health worldwide.

Our vaccine candidates, including both our coronavirus vaccine candidate, (“NVX-CoV2373”) and our nanoparticle seasonal quadrivalent influenza vaccine candidate (“NanoFluTM” vaccine), are genetically engineered, three-dimensional nanostructures of recombinant proteins critical to disease pathogenesis.

We are also developing proprietary immune-stimulating saponin-based adjuvants at Novavax AB, our wholly-owned Swedish subsidiary. Matrix-M™ adjuvant has been shown to enhance immune responses and has been well tolerated in multiple clinical trials.

LETTER FROM OUR CEO

DEAR NOVAVAX STOCKHOLDER:

You are cordially invited to our Annual Meeting of Stockholders on Thursday, June 17, 2021, beginning at 8:30 a.m. Eastern Time. Due to the public health impact of the coronavirus pandemic (“COVID-19”) and to support the health and well-being of our stockholders, this year’s Annual Meeting of Stockholders will be held in a virtual meeting format only. You can virtually attend the live webcast of the Annual Meeting of Stockholders at www.virtualshareholdermeeting.com/NVAX2021. We are pleased to also provide a copy of our 2020 Annual Report to Stockholders with this Proxy Statement.

Your vote is important, and we hope you will be able to attend the Annual Meeting. You may vote over the Internet, by telephone, or, if you requested printed proxy materials, by mailing a proxy card or voting instruction form. Please review the instructions for each of your voting options described in this Proxy Statement. Also, please let us know if you plan to attend the live virtual webcast of our Annual Meeting by marking the appropriate box on the proxy card, if you requested printed proxy materials, or, if you vote by telephone or over the Internet, by indicating your plans when prompted.

We look forward to seeing you at our 2021 Annual Meeting.

At Novavax, our dedication to our mission necessitates that we focus efforts on a vaccine that can help global health authorities address, control, and potentially eradicate SARS-CoV-2, the virus responsible for COVID-19. We are seeking to fulfill our mission with NVX-CoV2373.

Yours truly, [Signature] STANLEY C. ERCK President and Chief Executive Officer , 2021

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, JUNE 17, 2021

TO THE STOCKHOLDERS OF NOVAVAX, INC.:

NOTICE IS HEREBY GIVEN that the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Novavax, Inc., a Delaware corporation (the “Company,” “Novavax,” “we,” or “us”), will be held:

WHEN	VIRTUAL WEBCAST	RECORD DATE
Thursday, June 17, 2021 8:30 a.m. Eastern Time	www.virtualshareholdermeeting.com/NVAX2021	Stockholders of record at the close of business on April 20, 2021 are entitled to notice of and to vote

Matters to Be Voted on at the Annual Meeting

Proposal
1	Election of three directors as Class II directors to serve on the board of directors, each for a three-year term expiring at the 2024 Annual Meeting of Stockholders
2	Advisory vote to approve the compensation of our Named Executive Officers
3	Amendment and restatement of the Novavax, Inc. Amended and Restated 2015 Stock Incentive Plan, as amended (the “2015 Stock Plan”) to increase the number of shares of the Company’s common stock, par value $0.01 (our “Common Stock”), available for issuance thereunder by 1,500,000 shares
4	Ratification of certain April 2020 equity awards
5	Ratification of certain June 2020 equity awards
6	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021
7	Transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof

The board of directors has fixed the close of business on April 20, 2021 (the “Record Date”) as the record date for determining stockholders of the Company entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

The following Proxy Statement is included with the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2020, which contains financial statements and other information of interest to stockholders.

By Order of the Board of Directors, [Signature] JOHN A. HERRMANN III Executive Vice President, Chief Legal Officer and Corporate Secretary

Gaithersburg, Maryland

              , 2021

Whether or not you plan to attend the virtual webcast of the annual meeting, please promptly vote over the Internet or by telephone as per the instructions on the enclosed proxy or complete, sign and date the enclosed proxy and mail it promptly in the accompanying envelope. Postage is not needed if mailed in the United States.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS ANNUAL MEETING TO BE HELD ON JUNE 17, 2021

Our Notice of Annual Meeting, Proxy Statement, and Annual Report are available free of charge at www.virtualshareholdermeeting.com/NVAX2021

PROXY STATEMENT

Table of Contents

1	Proxy Summary

7	Board of Directors and Corporate Governance
7	Proposal 1―Election of Directors
8	Nominees for Election as Class II Directors
10	Directors Continuing as Class III Directors
11	Directors Continuing as Class I Directors
13	Information Regarding the Board and Corporate Governance Matters
13	Leadership Structure and Risk Oversight
14	Board Committees
19	Nomination Procedures
21	Corporate Governance Guidelines
21	Code of Business Conduct and Ethics
21	Stockholder Communications with the Board of Directors
21	Certain Relationships and Related Transactions
22	Compensation Committee Interlocks and Insider Participation
22	Compensation of Directors
25	Executive Officers and Compensation
25	Proposal 2―Advisory Vote on Executive Compensation (Say-on-Pay)
26	Executive Officers
28	Compensation Discussion and Analysis
39	Compensation Committee Report
40	Executive Compensation Tables
40	Summary Compensation Table
41	Grants of Plan-Based Awards Table

43	Outstanding Equity Awards at 2020 Fiscal Year End
45	Options Exercised and Stock Appreciation Rights Exercised and Vested
46	Overview of Employment and Change in Control Agreements
49	Potential Payments Upon Termination
51	2020 CEO Pay Ratio
52	Proposal 3―Amendment and Restatement of the 2015 Stock Plan
62	Equity Compensation Plan Information
63	Proposal 4―Ratification of certain April 2020 equity awards
63	Proposal 5―Ratification of certain June 2020 equity awards
71	Audit Matters
71	Proposal 6―Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2021
71	Fees and Services
72	Audit Committee Pre-Approval Policies and Procedures
73	Audit Committee Report

74	Stock Ownership Information
74	Security Ownership of Certain Beneficial Owners and Management

76	Information about the Annual Meeting and Voting

81	Additional Information
81	Stockholder Proposals
82	Other Matters
A-1	Appendix A – Novavax, Inc. Amended and Restated 2015 Stock Plan
B-1	Appendix B – Stockholder Complaint

PROXY SUMMARY

This summary represents only selected information. You should review the entire proxy statement before voting.

Novavax, Inc. 2021 Annual Meeting of Stockholders

WHEN	VIRTUAL WEBCAST	RECORD DATE
Thursday, June 17, 2021 8:30 a.m. Eastern Time	www.virtualshareholdermeeting.com/NVAX2021	Stockholders of record at the close of business on April 20, 2021 are entitled to notice of and to vote

MATTERS TO BE VOTED ON AT THE ANNUAL MEETING

Proposal		Board Recommendation	See Page
1	Election of three directors as Class II directors to serve on the board of directors, each for a three-year term expiring at the 2024 Annual Meeting of Stockholders	FOR all nominees	7
2	Advisory vote to approve the compensation of our Named Executive Officers	FOR	25
3	Amendment and restatement of the Novavax, Inc. 2015 Stock Plan to increase the number of shares of Common Stock available for issuance thereunder by 1,500,000 shares	FOR	52
4	Ratification of certain April 2020 equity awards	FOR	63
5	Ratification of certain June 2020 equity awards	FOR	63
6	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021	FOR	71
7	Transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof

HOW TO VOTE

Have your Notice of Internet Availability, proxy card, or voting instruction form in hand, with your 16-digit control number available. Even if you plan to attend the virtual meeting, please vote as soon as possible to ensure your shares are represented.

	Internet	Telephone	Virtual Device	Mail	During the Meeting
Registered Holders	Visit, 24/7 www.proxyvote.com	Dial toll-free, 24/7 1-800-690-6903	Scan the QR code available on your proxy card	Return a properly executed proxy card (if received by mail) in the postage-paid envelope provided	Attend the virtual meeting at www.virtualshareholder meeting.com/NVAX2021 and follow the instructions provided during the Annual Meeting
Beneficial Owners (holders in street name)	The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank, or other nominee, so please follow the voting instructions in the materials you receive		Scan the QR code if one is provided by your broker, bank, or other nominee	Return a properly executed voting instruction form by mail, depending upon the methods your broker, bank, or other nominee makes available	Contact your broker, bank, or other nominee to request a legal proxy and voting instructions
Deadline	11:59 p.m. Eastern Time on June 16, 2021			Before the polls close at the Annual Meeting on June 17, 2021

Board of Directors

Name and Principal Occupation	Age (1)	Director Since	Other Current Public Company Boards	Independent	Committee Membership
					Audit	Compensation	Nominating & Corporate Governance	Research & Development
CLASS I DIRECTORS, FOR TERMS EXPIRING AT THE 2023 ANNUAL MEETING
Stanley C. Erck President and Chief Executive Officer, Novavax, Inc.	72	2009	—	—	—	—	—	—
Rajiv I. Modi, Ph.D. Chairman and Managing Director, Cadila Pharmaceuticals, Ltd.	60	2009	—	—	—	—	—	—
Gregg H. Alton, Ph.D. Former Interim Chief Executive Officer and Chief Patient Officer, Gilead Sciences	55	2020	1			—	—	—
CLASS II DIRECTORS, FOR TERMS EXPIRING AT THE 2021 ANNUAL MEETING
Richard H. Douglas, Ph.D. Former Senior Vice President, Corporate Development, Genzyme Corporation	68	2010	1				—
Margaret G. McGlynn, R. Ph. Former President, Merck Vaccines and Infectious Disease, Merck & Co, Inc.	61	2020	2		—			—
Gary C. Evans Chairman of the Board and Chief Executive Officer, Generation Hemp, Inc.	63	1998	1			—		—
David M. Mott Private Investor, Mott Family Capital	55	2020	5		—		—

CLASS III DIRECTORS, FOR TERMS EXPIRING IN 2022
Rachel K. King Founder and Chief Executive officer, GlycoMimetics, Inc.	61	2018	1	—			—
Michael A. McManus, Jr., J.D. Former President and Chief Executive Officer, Misonix, Inc.	78	1998	1			—	—
James F. Young, Ph.D. Former Chairman of the Board and Chief Executive Officer, Targeted Microwave Solutions, Inc.	68	2010; since 2011	—	—	—
Number of meetings in 2020			Board―14	Audit - 5	Comp. - 8	Nom. & Corp. Gov. - 9	—

(1)        As of April 19, 2021

Committee Chair	Committee Member	Chairman of the Board	Audit Committee Financial Expert

BOARD ATTRIBUTES

Independence	Diversity	Age	Tenure

BOARD REFRESHMENT

We have added four new independent directors to our Board since 2018, including three in 2020.

BOARD EXPERTISE

Audit & Accounting	Biotechnology & Medicine	Corporate Governance	Executive Leadership	Financial Services & Investments

Operations	Public Company Board Experience	Risk Management	Strategic Planning	Technology & Innovation

1

ISG Stewardship Principles

Our Board and executive leaders are stewards of our stockholders’ interests, believing that strong and effective corporate governance is essential to our success. As a cornerstone of our corporate governance program, we provide transparent disclosure to our stockholders on a consistent basis. Our approach integrates all components of effective governance, including a strong ethical culture, an ongoing stockholder engagement program, sound financial, regulatory and legal compliance functions. Novavax supports and follows the Investor Stewardship Group’s (“ISG”) Corporate Governance Framework for U.S. Listed Companies. Below is an illustration how certain of our governance practices directly support each of the six ISG principles.

ISG Principle	Novavax’s Practice
Boards are accountable to stockholders	✓ Separate CEO and Board Chairman roles
Stockholders should be entitled to voting rights in proportion to their economic interest	✓ One class of voting stock; we believe in a “one share, one vote” standard ✓ No “poison pill”
Boards should be responsive to stockholders and be proactive in order to understand their perspectives

✓   Proactive year-round engagement with stockholders

✓   All Directors attended at least 75% of Board and committee meetings in 2020

✓   All of the then-current Board members attended the 2020 Annual Meeting

✓   Directors are expected to devote sufficient time and effort necessary to fulfill their respective responsibilities

Boards should have a strong, independent leadership structure

✓   8 of 10 directors are independent

✓   Independent Board Chairman

✓   Regular executive sessions of independent directors

✓   Four fully independent standing Board committees – Audit, Compensation, Nominating and Corporate Governance, and Research and Development

Boards should adopt structures and practices that enhance their effectiveness

✓   40% of directors are gender, racially, or ethnically diverse

✓   Average age of director nominees is 64 years

✓   Balance of new and experienced directors, with three new independent directors added in 2020 and average director tenure of 9.8 years

✓   Annual Board and committee self-evaluations

Boards should develop management incentive structures that are aligned with the long-term strategy of the company	✓ Annual Say-on-Pay advisory vote ✓ Active Board oversight of risk management ✓ Clawback policy ✓ Anti-hedging and anti-pledging policy

Executive Compensation Highlights

STOCKHOLDER ENGAGEMENT

Stockholder Engagement Highlights

●    We received 88% Say-on-Pay approval in 2020, up from 70% in 2019

●    We continued our Stockholder Outreach program in 2020

●   Topics discussed in connection with our Stockholder Outreach program included matters relating to our business, corporate governance, and executive compensation

●   In response to stockholder feedback, in April 2020 the Compensation Committee awarded performance-vesting (as compared to time-vesting) awards to our executive officers

STOCKHOLDER OUTREACH In 2020, we contacted our top stockholders representing approximately 8.1% of shares outstanding
SAY-ON-PAY VOTE Stockholder approval improved to 88% in 2020

COMPENSATION PHILOSOPHY AND OBJECTIVES

Our compensation program is designed to attract, retain, and reward a high-performance workforce in an extremely competitive recruitment and retention market to achieve Novavax’s mission, vision, and goals.

Attract and retain highly qualified employees	Reward executives for meeting the strategic goals and objectives	Reward strong individual performance	Align executives’ interests with those of our stockholders

COMPENSATION PROGRAM BEST PRACTICES

What We Do	What We Do NOT Do
Link what we pay our Named Executive Officers (“NEOs”) to our short- and long-term performance	No incentivizing excessive risk-taking that would have a material adverse effect on our business and operations
Base pay increases on merit	No excise tax gross ups
Have a Compensation Committee made up of 100% independent directors	Our equity plan prohibits repricing of underwater stock options or stock appreciation rights without stockholder approval
Engage an independent compensation consultant for competitive analysis, based on a combination of survey data and peer group data	No guarantee of salary increases or bonuses
Have a clawback policy	No single-trigger change in control provisions
No hedging or pledging

Auditors

Ernst & Young LLP has served as our independent auditors since 2014. We are asking our stockholders to ratify the selection of Ernst & Young as our independent auditors for the fiscal year ending December 31, 2021. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to address the Annual Meeting if they desire to do so. They will also be available to respond to appropriate questions from stockholders.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Proposal 1―Election of Directors

In accordance with the Company’s charter, the Board of Directors (the “Board”) may consist of no fewer than three directors, with the specific number to be authorized by the Board from time to time at its discretion. The Board is presently authorized to consist of ten members, and currently includes the following ten individuals.

Class I Directors	Class II Directors	Class III Directors
Terms expiring at the 2023 Annual Meeting	Terms expiring at the 2021 Annual Meeting	Terms expiring at the 2022 Annual Meeting
● Gregg H. Alton, Ph.D. ● Stanley C. Erck ● Rajiv I. Modi, Ph.D.	● Richard H. Douglas, Ph.D. ● Margaret G. McGlynn, R. Ph. ● David M. Mott ● Gary C. Evans*	● Rachel K. King ● Michael A. McManus, Jr., J.D. ● James F. Young, Ph.D., Chairman of the Board

* Mr. Evans will not be standing for election at the Annual Meeting.

Members of the Board are divided into three classes, designated as Class I, Class II, and Class III, each serving staggered three-year terms. The term of the Class II directors expires at the 2021 Annual Meeting. The terms of the Class III and Class I directors will expire at the 2022 and 2023 Annual Meetings of Stockholders, respectively. A director of any class who is elected by the Board to fill a vacancy resulting from an increase in the number of directors holds office for the remaining term of the class to which he or she is elected. A director who is elected by the Board to fill a vacancy arising in any other manner holds office for the remaining term of his or her predecessor. Directors elected by the stockholders at an annual meeting to succeed those whose terms expire at the meeting are of the same class as the directors they succeed and are elected for a term to expire at the third Annual Meeting of Stockholders after their election and until their successors are duly elected and qualified.

In the event of any increase or decrease in the authorized number of directors, the newly created or eliminated directorships must be apportioned by the Board among the three classes to ensure that no one class has more than one director more than any other class, unless otherwise determined by a resolution of the Board. However, since existing directors cannot move across classes, the number of directors continuing in office following the Annual Meeting, as well as the nominees for election at the Annual Meeting, including their ages and positions as of April 19, 2021, are reflected below followed by biographical information for each such director and nominee.

The Board recommends that stockholders vote FOR the election of the nominees.

Nominees for Election as Class II Directors

After recommendation by the Nominating and Corporate Governance Committee, the Board has designated Richard H. Douglas, Ph.D., Margaret G. McGlynn, R. Ph., and David M. Mott as nominees for election as Class II directors of the Company at the Annual Meeting. If elected, each such nominee will serve until the expiration of his or her term at the 2024 Annual Meeting of Stockholders and until his or her successor is elected and qualified. Dr. Douglas, Ms. McGlynn, and Mr. Mott have consented to being named in this Proxy Statement and to serve if elected. The Board has no reason to believe that Dr. Douglas, Ms. McGlynn, and Mr. Mott will be unable or unwilling to serve if elected. If any nominee becomes unavailable to serve as a director, the persons named in the proxy will vote the proxy for a substitute nominee or nominees as they, in their discretion, shall determine. Gary C. Evans will not be standing for election at the Annual Meeting.

Information on the nominees follows.

AGE 68 INDEPENDENT DIRECTOR SINCE 2010 COMMITTEES ● Audit ● Compensation ● Research and Development	RICHARD H. DOUGLAS, PH.D.

CAREER HIGHLIGHTS

Genzyme Corporation

●    Former Senior Vice President, Corporate Development (1989 to 2011)

●    Dr. Douglas led Genzyme Corporation’s Corporate Development team, and was involved in numerous acquisitions, licenses, financings, joint ventures, and strategic alliances

Integrated Genetics

●    Dr. Douglas served in science and corporate development capacities (1982 until its merger with Genzyme Corporation in 1989, now Sanofi Genzyme)

OTHER CURRENT PUBLIC COMPANY BOARDS

●    Aldeyra Therapeutics (Nasdaq: ALDX)

OTHER CURRENT DIRECTORSHIPS

●    University of Michigan Technology Transfer National Advisory Board

●    MaxCyte, Inc. (LSE: MXCT)

EDUCATION

●    Postdoctoral fellow, Dr. Leroy Hood’s laboratory at the California Institute of Technology

●    Ph.D. in Biochemistry, University of California, Berkeley

●    Bachelor of Science in Chemistry, University of Michigan

KEY SKILLS AND QUALIFICATIONS

Dr. Douglas is well-suited to serve on our Board due to his significant business experience and scientific background.

AGE 61 INDEPENDENT DIRECTOR SINCE 2020 COMMITTEES ● Compensation ● Nominating and Corporate Governance	MARGARET G. MCGLYNN, R. PH.

CAREER HIGHLIGHTS

International AIDS Vaccine Initiative

●    President and Chief Executive Officer, leading extensive partnership efforts to advance the development, global launch and access to a broadly effective HIV vaccine (2011 to 2015)

Merck

●    Served in leadership roles of increasing responsibility for more than two decades (1983 to 2009) including:

●    President, U.S. Hospital and Specialty Products Division

●    President of Merck Vaccines and Infectious Diseases

 OTHER PUBLIC COMPANY BOARDS

●    Amicus Therapeutics (Nasdaq: FOLD)

●    Vertex Pharmaceuticals (Nasdaq: VRTX)

 OTHER CURRENT DIRECTORSHIPS

●    HCU Network America, a patient advocacy organization; Ms. McGlynn founded HCU Network America in 2016 which is focused on the rare genetic disease homocystinuria (HCU) and related disorders

●    Hilleman Institute for Developing World Vaccine Research

●    Gavi, The Vaccine Alliance

●    The Biotechnology Innovation Organization

●    Life Science Cares Philadelphia, a non-profit organization

EDUCATION

●    Honorary Doctorate, the State University of New York at Buffalo

●    Master’s in Business Administration and Marketing, The State University of New York at Buffalo

●    Bachelor of Science in Pharmacy, The State University of New York at Buffalo

KEY SKILLS AND QUALIFICATIONS

Ms. McGlynn is well-suited to serve on the Novavax Board due to her extensive experience in the pharmaceutical and vaccine industries. In addition, her experience in for-profit and non-profit vaccine organizations and deep experience in vaccine commercialization and understanding of global public health make Ms. McGlynn an ideal board member.

Board of Directors and Corporate Governance

AGE 55 INDEPENDENT DIRECTOR SINCE 2020 COMMITTEES ● Compensation ● Research and Development	DAVID M. MOTT

CAREER HIGHLIGHTS

Mott Family Capital

●    Private investor

New Enterprise Associates

●    General Partner (2008 to 2020)

MedImmune

●    President and Chief Executive Officer, Vice Chairman (2000 to 2008), during which he led the sale of the company to AstraZeneca in June 2007 for $15.6 billion

●    Served in various senior roles, including Chief Operating Officer and Chief Financial Officer (1992 to 2000)

During the course of his career, Mr. Mott has been involved in more than $40 billion in corporate acquisitions, fundraising, partnerships and other capital formation ventures. He has supported more than 35 initial public offerings or corporate acquisitions, overseen more than a dozen new drugs from development to commercialization, and served on 25 corporate boards.

OTHER PUBLIC COMPANY BOARDS

●    Chairman, Adaptimmune Therapeutics (Nasdaq: ADAP)

●    Chairman, Ardelyx (Nasdaq: ARDX)

●    Chairman, Epizyme (Nasdaq: EPZM)

●    Chairman, Imara (Nasdaq GS: IMRA)

●    Chairman, Mersana Therapeutics (Nasdaq GS: MRSN)

EDUCATION

●    Bachelor of Arts, Dartmouth College

KEY SKILLS AND QUALIFICATIONS

Mr. Mott is well-suited to serve on our Board. His more than three decades of global management, board and investment experience across numerous private and public biopharmaceutical companies, as well as his extensive experience building, leading and financing biopharmaceutical companies adds significant value to our Board.

NOVAVAX, INC. 2021 PROXY STATEMENT | 7

Board of Directors and Corporate Governance

Directors Continuing as Class III Directors

AGE 61 INDEPENDENT DIRECTOR SINCE 2018 COMMITTEES ● Compensation ● Nominating and Corporate Governance	RACHEL K. KING

CAREER HIGHLIGHTS

GlycoMimetics, Inc.

●    Founder and Chief Executive Officer (2003 to present)

New Enterprise Associates

●    Executive in Residence (2001 to 2003)

Novartis Corporation

●    Senior Vice President (1999 to 2001)

Genetic Therapy, Inc.

●    Manager of Laboratory Operations from 1989 to 1993 and Vice President for Product Planning from 1993 to 1996 including early-stage development, initial public offering and acquisition by Novartis; Chief Executive Officer of GTI, a wholly owned subsidiary of Novartis from 1996 to 1998.

Mrs. King worked previously at ALZA Corporation and Bain and Company

OTHER CURRENT PUBLIC COMPANY BOARDS

●    GlycoMimetics (Nasdaq: GLYC)

OTHER CURRENT DIRECTORSHIPS

●    Executive Committee of the Biotechnology Innovation Organization

●    University of Maryland BioPark

EDUCATION

●    M.B.A., Harvard Business School

●    Bachelor of Arts, Dartmouth College

KEY SKILLS AND QUALIFICATIONS

Mrs. King is well-suited to serve on our Board due to her successful growth and development of businesses and products, her experience as a chief executive officer of a public company, and her significant experience in governance, legal, finance and risk management.

AGE 78 INDEPENDENT DIRECTOR SINCE 1998 COMMITTEES ● Audit ● Compensation	MICHAEL A. MCMANUS, JR., J.D.

CAREER HIGHLIGHTS

Misonix, Inc.

●    President and Chief Executive Officer (1999 to 2016)

New York Bancorp Inc.

●    President, Chief Executive Officer and Director (1991 to March 1998)

●    President and Chief Executive Officer, Home Federal Savings Bank, the principal subsidiary of New York Bancorp Inc. (February 1995 to March 1998)

Jamcor Pharmaceuticals Inc.

●    President and Chief Executive Officer (1990 to November 1991)

Office of the President of the United States

●    Assistant to the President of the United States (1982 to 1985)

Mr. McManus held previous positions at Pfizer Inc. and Revlon Group

Mr. McManus served in the U.S. Army Infantry (1968 to 1970)

Mr. McManus is the recipient of the Ellis Island Medal of Honor

OTHER CURRENT PUBLIC COMPANY BOARDS

●    The Eastern Company (Nasdaq: EML)

EDUCATION

●    J.D., Georgetown University Law Center

●    Bachelor of Arts in Economics, University of Notre Dame

KEY SKILLS AND QUALIFICATIONS

Mr. McManus’s successful growth and development of businesses and products, his experience as a chief executive officer of a public company, and his extensive experience in governance, legal, finance and risk management make him a well-qualified member of our Board.

8 | ir.novavax.com

Board of Directors and Corporate Governance

AGE 68 INDEPENDENT DIRECTOR SINCE 2010 CHAIRMAN OF THE BOARD SINCE 2011 COMMITTEES ● Nominating and Corporate Governance ● Research and Development	JAMES F. YOUNG, PH.D.

CAREER HIGHLIGHTS

Targeted Microwave Solutions, Inc.

●    Former Chairman of the Board and Chief Executive Officer (2016 to 2018)

MedImmune, Inc.

●    Former President, Research and Development (2000 to 2008)

●    Executive Vice President, Research and Development (1999 to 2000)

●    Senior Vice President (1995 to 1999)

●    Senior Vice President, Research and Development (1989 to 1995)

OTHER CURRENT DIRECTORSHIPS

●    Sagimet Biosciences, a privately-held biopharmaceutical company

EDUCATION

●    Ph.D. in Microbiology and Immunology, Baylor College of Medicine

●    Bachelor of Science degrees in General Science and Biology, Villanova University

KEY SKILLS AND QUALIFICATIONS

Dr. Young is well-suited to serve on our Board due to his years of experience in the fields of molecular genetics, microbiology, immunology, and pharmaceutical development. In addition, Dr. Young brings extensive scientific background and experiences, particularly in the areas of vaccine research and development.

Directors Continuing as Class I Directors

AGE 55 INDEPENDENT DIRECTOR SINCE 2020 COMMITTEES ● Audit	GREGG ALTON

CAREER HIGHLIGHTS

Gilead Sciences

●    Served in an array of leadership roles across a portfolio of responsibilities for more than 20 years from 1999 to 2019, including:

●    Interim Chief Executive Officer

●    Chief Patent Officer, responsible for Gilead’s government affairs, public affairs, patient outreach and engagement initiatives, as well as efforts to facilitate access to its medicines globally

●    Oversight for commercial operations in Europe, Asia, Latin America and Africa, as well as government affairs, public affairs and global medical affairs

●    General Counsel and Chief Compliance Officer

Cooley Godward, LLP

●    Attorney, specializing in corporate finance transactions for healthcare and information technology companies (1993 to 1996 and 1998 to 1999)

OTHER PUBLIC COMPANY BOARDS

●    Corcept Therapeutics (Nasdaq: CORT)

●    Enochian Biosciences (Nasdaq: ENOB)

OTHER CURRENT DIRECTORSHIPS

●    Several non-profit organizations, including Black Women’s Health Imperative, AIDSVu and the Boys and Girls Clubs of Oakland

EDUCATION

●    J.D., Stanford University

●    Bachelor of Science in Legal Studies, University of California, Berkeley

KEY SKILLS AND QUALIFICATIONS

Mr. Alton is well-suited to serve on the Novavax Board. His extensive industry experience and broad global experience across multiple business areas, as well as his deep insight in infectious disease will contribute to the Board’s understanding of our mission and corporate goals.

NOVAVAX, INC. 2021 PROXY STATEMENT | 9

Board of Directors and Corporate Governance

AGE 72 DIRECTOR SINCE June 2009 COMMITTEES ● None	STANLEY C. ERCK

CAREER HIGHLIGHTS

Novavax, Inc.

●    President and Chief Executive Officer of Novavax, Inc. (April 2011 to present)

●    Interim Chief Financial Officer (November 2017 to March 2018)

●    Executive Chairman (February 2010 to April 2011)

Iomai Corporation

●    President and Chief Executive Officer (2000 to 2008, when it was acquired by Intercell AG)

Mr. Erck previously held leadership positions at Procept, a publicly traded immunology company, Integrated Genetics, now Sanofi Genzyme, and Baxter International

OTHER CURRENT DIRECTORSHIPS

●    MaxCyte, Inc. (LSE: MXCT)

●    MDBio Foundation

EDUCATION

●    M.B.A., University of Chicago

●    Bachelor of Science in Economics, University of Illinois

KEY SKILLS AND QUALIFICATIONS

Mr. Erck is well-suited to serve on our Board due to his leadership experience in the biotechnology industry, having held chief executive officer positions for several companies, and his extensive experience of serving on other public company boards.

AGE 60 DIRECTOR SINCE 2009 COMMITTEES ● None	RAJIV I. MODI, PH.D.

CAREER HIGHLIGHTS

Cadila Pharmaceuticals, Ltd.

●    Chairman and Managing Director (1995 to present)

OTHER CURRENT DIRECTORSHIPS

●    Cadila Pharmaceuticals, Ltd.

●    Numerous other private companies and foreign public companies

EDUCATION

●    Ph.D. in Biological Science, University of Michigan

●    Bachelor’s degree of Technology in Chemical Engineering, University College, London

ELECTION TO NOVAVAX BOARD

Dr. Modi was elected to our Board based on his relationship with the Company’s largest stockholder in 2009. As of April 19, 2021, Satellite Overseas (Holdings) Limited, a subsidiary of Cadila Pharmaceuticals, Ltd., holds less than one percent of the Company’s outstanding Common Stock. Dr. Modi serves as a member of the boards of other Cadila group companies.

KEY SKILLS AND QUALIFICATIONS

Dr. Modi is well-suited to serve on our Board due to his extensive leadership experience, as well as technical expertise in the development and manufacturing of pharmaceutical products. He also brings broad experience in international joint ventures and pharmaceutical sales.

10 | ir.novavax.com

Information Regarding the Board and Corporate Governance Matters

On March 18, 2021, the Board determined, upon the recommendation by the Nominating and Corporate Governance Committee, that all of the members of the Board are “independent” directors as defined in the Nasdaq listing standards, except Dr. Modi and Mr. Erck.

Mr. Erck is currently the President and Chief Executive Officer of the Company. Dr. Modi is not an “independent” director due to his interest in Cadila Pharmaceuticals, Ltd. and the joint venture it has with the Company. These relationships are described in detail in the section titled “Certain Relationships and Related Transactions.”

During 2020, the Board met 14 times and acted by written consent in lieu of a meeting five times and the non-employee directors met four times in executive session during the same period. As the year progressed and the severity of the COVID-19 global pandemic became more clear, the directors convened an additional 17 times during 2020 during which management provided operational updates. Each of our incumbent directors attended at least 75% of the aggregate of the total number of meetings of the Board they were eligible to attend, as well as the total number of meetings held by all committees on which they served.

Recognizing that director attendance at the Company’s Annual Meeting of Stockholders provides stockholders with an opportunity to communicate with members of the Board, the Company strongly encourages (but does not require) members of the Board to attend such meetings. All of the then-current Board members attended the 2020 Annual Meeting of Stockholders.

Leadership Structure and Risk Oversight

One of the most critical roles of our Chief Executive Officer and board members is managing risk. Today’s environment consists of ongoing disruption, innovation, and technological change. Increasing disruption leads to greater risks, which may become greater still because they are often interconnected. The Board separates the positions of Chairman of the Board and Chief Executive Officer thereby allowing our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. The Board recognizes the commitment that our Chief Executive Officer is required to devote to his position, as well as the commitment required to serve as our Chairman of the Board, particularly as the Board’s oversight responsibilities continue to grow. Mr. Erck and Dr. Young each are responsible for:

PRESIDENT AND CHIEF EXECUTIVE OFFICER

Stanley C. Erck

●    general charge and supervision of the business of the Company

●    managing the risks the company faces in the ordinary course of operating the business including reputation risk, culture risk, cybersecurity risk and extended enterprise risk

CHAIRMAN OF THE BOARD

James F. Young, Ph.D.

●     presiding at all meetings of the Board

●     advising Board committee chairs in fulfilling their roles

●     serving as a liaison between the Board and senior management team

●     mentoring and advising the senior scientific team

●     providing an extensive network of contacts

●     reporting regularly to the Board

Our Chief Executive Officer and Chairman work closely together to execute our strategic plan. Our Chairman leads our Board, serves as a liaison between the Board and senior management team, mentors and advises the senior scientific team, provides an extensive network of contacts, and reports regularly to the Board. We believe the combination of Mr. Erck as the President and Chief Executive Officer and Dr. Young as the Chairman of the Board is an effective leadership structure. The additional avenues of communication between the Board and management associated with having Dr. Young serve as Chairman provides the basis for the proper functioning of the Board and its oversight of management.

Our Chief Executive Officer and senior management team are primarily responsible for managing the risks Novavax faces in the ordinary course of operating the business. The Board actively oversees potential risks and risk management activities by receiving operational and strategic presentations from management, which include discussions of key risks to the business. In addition, the Board delegates risk oversight to each of its key committees within their areas of responsibility.

For example:

The AUDIT COMMITTEE	The COMPENSATION COMMITTEE	The NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	The RESEARCH AND DEVELOPMENT COMMITTEE

●   Reviews and discusses with management the system of disclosure controls and internal controls over financial reporting and discusses the key risks facing the Company and the processes or actions being taken to mitigate those risks

●   Reviews specific risk areas, such as cybersecurity risk, on a regular basis with input from management

●   Reviews and discusses with the Senior Vice President, Information Technology the current cybersecurity risks and our cybersecurity risk management program and activities

	● Oversees incentive compensation programs and strategies, as well as key employee retention issues	● Periodically reviews the current Directors’ skill sets and the Company’s anticipated future needs. ● Oversees the Company’s corporate governance structure.	● Periodically reviews and assesses our research and development programs ● Oversees strategies and investments specific to research and development programs

Board committees are chaired by independent directors and at each Board meeting the committee chairs deliver reports to the full Board on the activities and decisions made by the committees at recent meetings. In addition, there is significant cross-over of members of the various committees allowing information to flow freely outside of a full board meeting.

Board Committees

Our Board currently maintains four standing committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Research and Development Committee. In addition to the descriptions below, please refer to the “Compensation Committee Report” and “the Audit Committee Report” included in this Proxy Statement. The members of the committees are shown below.

Committee Memberships
Director	Independent	Audit	Compensation	Nominating and Corporate Governance	Research and Development
Gregg H. Alton
Richard H. Douglas, Ph.D.
Stanley C. Erck
Gary C. Evans
Rachel K. King
Margaret G. McGlynn, R. Ph.
Michael A. McManus, Jr., J.D.
Rajiv I. Modi, Ph.D.
David M. Mott
James F. Young, Ph.D.

Committee Chair	Committee Member	Chairman of the Board	Audit Committee Financial Expert

Audit Committee	Meetings in 2020 5
MEMBERS ● Michael A. McManus, Jr., J.D. ● Gregg H. Alton	● Richard H. Douglas, Ph.D. ● Gary C. Evans
During 2020, the Audit Committee met five times and did not act by written consent in lieu of a meeting.

PRINCIPAL RESPONSIBILITIES

The Audit Committee is responsible for:

●   the appointment, compensation, retention, and oversight of the work of any independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services; the Audit Committee meets with our independent registered public accounting firm to discuss the scope and results of its examination and reviews the financial statements and reports contained in the Company’s periodic and other financial filings

The Audit Committee’s role is to also:

●   review the adequacy and efficacy of all accounting, auditing, and financial control systems, as well as disclosure controls and procedures

●   monitor the adequacy of our accounting and financial reporting processes and practices

●   consider any issues raised by its members, the independent registered public accounting firm, and employees

●   oversee the Company’s compliance with applicable federal and state laws and regulations, and the implementation and operation of the Company’s corporate compliance program

●    annually review the Company’s corporate compliance program with the Company’s Chief Legal Officer and Chief Compliance Officer, and monitor the program’s progress and results during the year

The Audit Committee is authorized to investigate any matter brought to its attention, retain the services of independent advisors (including legal counsel, auditors, and other experts), and receive and respond to concerns and complaints relating to accounting, internal accounting controls, and auditing matters.

The Audit Committee meets regularly with both the Company’s management team and its independent auditor. At times, the Audit Committee meets in executive session without management or the independent auditor present.

CHARTER

●   The Audit Committee acts pursuant to a written charter as adopted by the Board. A current copy of the charter is available on the Company’s website at www.novavax.com.

●  The Audit Committee reviews and evaluates its charter annually to ensure its adequacy and accuracy, and is charged with performing an annual self-evaluation with the goal of continuing improvement.

AUDIT COMMITTEE REPORT

●   The Audit Committee Report is on page 82 of this Proxy Statement.

QUALIFICATIONS

●   Each Audit Committee member is an “independent director,” as defined by the listing standards of the Nasdaq.

●   The Board has determined that each of Mr. McManus, Mr. Alton, and Mr. Evans qualifies as an “audit committee financial expert” as defined by the rules and regulations of the Securities and Exchange Commission, and is financially sophisticated as required by the listing standards of the Nasdaq.

Compensation Committee	Meetings in 2020 8
MEMBERS ● David M. Mott ● Richard H. Douglas, Ph.D. ● Rachel K. King	● Margaret G. McGlynn, R. Ph. ● Michael A. McManus, Jr., J.D.
During 2020, the Compensation Committee met eight times and acted by written consent in lieu of a meeting four times.

PRINCIPAL RESPONSIBILITIES

The Compensation Committee is responsible for:

●  assisting the Board with its responsibilities relating to the compensation of the Company’s officers and directors and the development, administration and oversight of the Company’s compensation and benefits plans

●   reviews and recommends salaries and other compensatory benefits for employees, executive officers, and directors

The Compensation Committee’s authority and responsibilities include, but are not limited to:

●   review and recommend to the Board the goals and objectives relevant to our Chief Executive Officer and other executive officers; annually evaluate the performance of the Chief Executive Officer and other executive officers; approve or recommend to the Board the compensation levels and annual awards for the Chief Executive Officer and other executive officers

●   oversee our overall compensation philosophy, policies, and programs

●   make recommendations to the Board about the compensation of directors

●   approve and administer our equity-based plans and awards and management incentive compensation plans

●  review and approve employment agreements, severance arrangements, retirement arrangements, change in control provisions, and any supplemental benefits or perquisites for executive officers and senior management

The Compensation Committee has the authority to engage independent compensation consultants or advisors, as it may deem appropriate in its sole discretion, and to approve related fees and retention terms.

The Compensation Committee routinely holds meetings, some of which management attends, as well as executive sessions without management, where compensation is discussed. The chair of the Compensation Committee is responsible for leadership of the Compensation Committee and sets meeting agendas.

The Compensation Committee may request that any executive officer or employee, outside counsel, or consultant attend Compensation Committee meetings or confer with any members of, or consultants to, the Compensation Committee. The Compensation Committee is supported in its efforts by our Legal and Human Resources teams, to which the Compensation Committee delegates authority for certain administrative functions. The Chief Executive Officer gives performance assessments and compensation recommendations for each executive officer (other than himself). The Chairman gives performance assessments and compensation recommendations for the Chief Executive Officer. The Compensation Committee considers the Chief Executive Officer’s and the Chairman’s recommendations and the information provided by the Human Resources team in its deliberations regarding executive compensation. The compensation of the executive officers is based on these deliberations. The Chief Executive Officer and the Executive Vice President, Chief Human Resources Officer generally attend Compensation Committee meetings but are not present for executive sessions or any discussion of their own compensation.

CHARTER

●  The Compensation Committee acts pursuant to a written charter as adopted by the Board; a current copy of the charter is available on the Company’s website at www.novavax.com

●  The Compensation Committee reviews and evaluates its charter annually to ensure its adequacy and accuracy, and is charged with performing an annual self-evaluation with the goal of continuing improvement

COMPENSATION COMMITTEE REPORT

●  The Compensation Committee Report is on page 45 of this Proxy Statement

QUALIFICATIONS

●  Each Compensation Committee member is a “non-employee director,” as defined by Rule 16b-3 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and an “independent director,” as defined by the listing standards of the Nasdaq, including the heightened standards that apply to compensation committee members

Nominating and Corporate Governance Committee	Meetings in 2020 9
MEMBERS ● Gary Evans ● Rachel K. King	● Margaret G. McGlynn, R. Ph. ● James F. Young, Ph.D.
During 2020, the Nominating and Corporate Governance Committee met nine times and did not act by written consent in lieu of a meeting.

PRINCIPAL RESPONSIBILITIES

The primary function of the Nominating and Corporate Governance Committee is to:

●   review and make recommendations to the Board regarding the Board’s size, structure, and composition

●   establish criteria for Board membership

●  identify and evaluate candidates qualified to become members of the Board, including candidates proposed by stockholders

●   select, or recommend for selection, director nominees to be presented for approval at the Annual Meeting of Stockholders and to fill vacancies on the Board

●   oversee the Company’s corporate governance guidelines

●   evaluate Company policies relating to the recruitment of Board members

●   develop and recommend to the Board corporate governance policies and practices

●   oversee management’s plans for succession to senior management positions

The Nominating and Corporate Governance Committee’s goal is to contribute to the effective representation of the Company’s stockholders and to play a leadership role in shaping the Company’s corporate governance.

In reviewing and evaluating director candidates, including candidates submitted by stockholders, the Nominating and Corporate Governance Committee does not differentiate between candidates based on the proposing constituency, but rather applies the same criteria to each candidate.

CHARTER

●  The Nominating and Corporate Governance Committee acts pursuant to a written charter as adopted by the Board; a current copy of the charter is available on the Company’s website at www.novavax.com.

●  The Nominating and Corporate Governance Committee reviews and evaluates its charter annually to ensure its adequacy and accuracy, and is charged with performing an annual self-evaluation with the goal of continuing improvement

QUALIFICATIONS

●  Each Nominating and Corporate Governance Committee member is an “independent director,” as defined by the listing standards of the Nasdaq.

Research and Development Committee	Meetings in 2020 -
MEMBERS ● James F. Young, Ph.D. ● David M. Mott	● Richard H. Douglas, Ph.D.
The Research and Development Committee was formed in December 2020 and did not meet or act by written consent in lieu of a meeting in 2020.

PRINCIPAL RESPONSIBILITIES

The primary function of the Research and Development Committee is to:

●  review and assess the Company’s research and development programs, with the Committee Chair playing a day-to-day role providing input on key aspects of such research and development programs

●  evaluate the Company’s progress in achieving research and development goals and objectives, and make recommendations to the Board on modifications to the Company’s research and development goals and objectives

●   review and assess the Company’s intellectual property portfolio and strategy

●   review the Company’s regulatory efforts and strategy

●   oversee management’s exercise of its responsibility to assess and manage risks associated with the Company’s research and development programs and regulatory matters

●   select, retain, and supervise any advisors as the Committee deems necessary, in its discretion, to fulfill its mandates under its Charter, and compensate, at the expense of the Company, such advisors

The Research and Development Committee’s goal is to contribute to the Company’s development of a robust intellectual property portfolio, and to play a leadership role in shaping the Company’s research and development programs and strategies.

CHARTER

●  The Research and Development Committee acts pursuant to a written charter as adopted by the Board; a current copy of the charter is available on the Company’s website at www.novavax.com.

●  The Research and Development Committee reviews and evaluates its charter annually to ensure its adequacy and accuracy, and is charged with performing an annual self-evaluation with the goal of continuing improvement

QUALIFICATIONS

●  Each Research and Development Committee member is an “independent director,” as defined by the listing standards of the Nasdaq.

Nomination Procedures

Stockholders who wish to nominate qualified candidates to serve as directors may do so in accordance with the procedures set forth in the Company’s Amended and Restated By-Laws (“By-Laws”), which procedures did not change during the last fiscal year. As stated in the By-Laws, a stockholder must notify the Company in writing, by notice delivered to the attention of the Secretary of the Company at the address of the Company’s principal executive offices, of a proposed nominee.

In order to ensure meaningful consideration of such candidates, notice must be received not less than 60 days nor more than 90 days prior to the anniversary date of the applicable year’s Annual Meeting of Stockholders. However, in the event the date of the applicable year’s Annual Meeting of Stockholders is more than 30 days before or after the anniversary date of the prior year’s Annual Meeting of Stockholders, notice by the stockholder to be timely it must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure of the date of such meeting was made, whichever occurs first.

The notice must include the following information for each proposed nominee:

●	name, age, business and residence address;
●	his or her principal occupation or employment;
●	the class and number of shares of capital stock and other securities of the Company, if any, which are beneficially owned by such nominee and whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding has been made, the effect or intent of which is to increase or decrease the voting power or economic interest of, such person with respect to the Company’s securities; and
●	any other information concerning the nominee that must be disclosed as to nominees in proxy solicitations, or is otherwise required, in each case pursuant to applicable law.

The notice must also include with respect to the stockholder giving the notice and each Stockholder Associated Person:

●	the name and address, as they appear on the Company’s books, of such stockholder;
●	a description of all direct and indirect compensation and other material monetary arrangements, agreements or understandings during the past three years, and any other material relationship, if any, between or concerning such stockholder and each Stockholder Associated Person, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, on the other hand;
●	the class and number of shares of capital stock and other securities of the Company that are owned by such person; and
●	any derivative positions held of record or beneficially by such person and whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding has been made, the effect or intent of which is to increase or decrease the voting power or economic interest of, such person, with respect to the Company’s securities.

For purposes of this Proxy Statement, a “Stockholder Associated Person” of any stockholder means:

(i)	any “affiliate” or “associate” (as those terms are defined in Rule 12b-2 under the Exchange Act) of the stockholder who owns beneficially or of record any capital stock or other securities of the Company or, through one or more derivative positions, has an economic interest (whether positive or negative) in the price of securities of the Company, and
(ii)	any person acting in concert with such stockholder or any affiliate or associate of such stockholder with respect to the capital stock or other securities of the Company.

In addition, any nominee proposed by a stockholder shall complete a questionnaire, in a form provided by the Company. The completed questionnaire shall be submitted within ten days after the Company provides the questionnaire. The Company may require any proposed nominee to furnish other information as may reasonably be required to determine the eligibility of the nominee to serve as a director. Nominations received through this process will be forwarded to the Nominating and Corporate Governance Committee for review.

The Nominating and Corporate Governance Committee strives to maintain a board of directors with a diverse set of skills and qualifications to ensure the board of directors is adequately serving the needs of the Company’s stockholders. Before evaluating director candidates, the Nominating and Corporate Governance Committee reviews the skills and qualifications of the directors currently serving on the Board and identifies any areas of weakness or skills of particular importance. On the basis of that review, the Nominating and Corporate Governance Committee will evaluate director candidates with those identified skills. While the Nominating and Corporate Governance Committee does not have a formal policy on Board diversity, the committee takes into account a broad range of diversity considerations when assessing director candidates, including individual backgrounds and skill sets, professional experiences, underrepresented classes, and other factors that contribute to the Board having an appropriate range of expertise, talents, diversity, experiences, and viewpoints. The Nominating and Corporate Governance Committee considers the following skills and experiences necessary to the Board: industry knowledge, clinical development expertise, commercialization expertise, manufacturing expertise, financial expertise and capital raising experience, and scientific or medical education and experience, particularly in vaccine-related fields.

While there are no set minimum requirements, a candidate should:

●	be intelligent, thoughtful, and analytical
●	have excelled in both academic and professional settings
●	possess superior business-related knowledge, skills, and experience
●	demonstrate achievement in his or her chosen field
●	reflect the highest integrity, ethics, and character
●	be free of actual or potential conflicts of interest
●	have the ability to devote sufficient time to the business and affairs of the Company
●	demonstrate the capacity and desire to represent the best interests of our stockholders as a whole

In addition to the above criteria (which may be modified from time to time), the Nominating and Corporate Governance Committee may consider such other factors as it deems in the best interests of the Company and its stockholders and that may enhance the effectiveness and responsiveness of the Board and its committees. Finally, the Nominating and Corporate Governance Committee must consider a candidate’s independence to make certain the Board includes at least a majority of “independent” directors to satisfy all applicable independence requirements, as well as a candidate’s financial sophistication and special competencies.

The Nominating and Corporate Governance Committee identifies potential candidates through referrals and recommendations, including by incumbent directors, management, and stockholders, as well as through business and other organizational networks. To date, the Nominating and Corporate Governance Committee has not retained or paid any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees, although it reserves the right to engage executive search firms and other third parties to assist in finding suitable candidates.

Current members of the Board with the requisite skills and experience are considered for re-nomination, balancing the value of the member’s continuity of service with that of obtaining a new perspective, and considering each individual’s contributions, performance and level of participation, the current composition of the Board, and the Company’s needs. The Nominating and Corporate Governance Committee also must consider the age and length of service of incumbent directors.

The Board adopted a policy in 2005 not to re-nominate a director for re-election if such director has served ten years as a director or has reached 75 years of age, unless circumstances exist which cause the Nominating and Corporate Governance Committee to believe that despite such factors, such a nomination was in the best interest of the Company and its stockholders.

In accordance with this policy, although Dr. Douglas will have served on our Board for more than ten years, the Nominating and Corporate Governance Committee determined to nominate him for reelection to the Board at the Annual Meeting due to his extensive knowledge of our corporate history, operations and strategy, and the Company’s urgent objective in developing its NVAX-CoV2373 vaccine against the SARS-CoV-2 virus. If any existing members do not wish to continue in service or if it is decided not to re-nominate a director, new candidates are identified in accordance with those skills, experience, and characteristics deemed necessary for new nominees, and are evaluated based on the qualifications set forth above. In every case, the Nominating and Corporate Governance Committee meets (in person or telephonically) to discuss each candidate and may require personal interviews before final approval. Once a slate of nominees is selected, the Nominating and Corporate Governance Committee presents it to the full Board.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines that are available on the Company’s website at www.novavax.com.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics (“Code of Ethics”) that applies to each employee, officer, and director, including but not limited to, the Chief Executive Officer and Chief Financial Officer. The Code of Ethics is reviewed at least annually by the Nominating and Corporate Governance Committee. A current copy of the Code Ethics, is available on the Company’s website at www.novavax.com. The Company intends to disclose on its website any future amendments to and waivers of the Code of Ethics that apply to its Chief Executive Officer, Principal Financial Officer and Principal Accounting Officer, and persons performing similar functions.

Stockholder Communications with the Board of Directors

The Board welcomes communications from stockholders and has adopted a procedure for receiving and addressing such communications. Stockholders may send written communications to the entire Board or individual directors, addressing them to:

MAIL	Novavax, Inc. Attention: Corporate Secretary 21 Firstfield Road Gaithersburg, Maryland 20878	EMAIL	ir@novavax.com Mark “Attention: Corporate Secretary” in the “Subject” field

All such communications will be forwarded to the full Board or to any individual director or directors to whom the communication is directed unless the communication is clearly of a marketing nature or is unduly hostile, threatening, illegal, or similarly inappropriate, in which case the Company has the authority to discard the communication or take appropriate legal action.

Certain Relationships and Related Transactions

The Company’s Code of Ethics provides that the Audit Committee is responsible for approving all transactions or business relationships involving Novavax and any director or executive officer, including any transactions between Novavax and either the director or officer personally, members of their immediate families, or entities in which they have an interest. In evaluating related party transactions, the Audit Committee members apply the same standards of good faith and fiduciary duty they apply to their general responsibilities as a committee of the Board and as individual directors. The Audit Committee will approve a related party transaction when, in its good faith judgment, the transaction is in the best interest of the Company.

Dr. Modi, a director of Novavax, is also the managing director of Cadila Pharmaceuticals, Ltd. (“Cadila”). Novavax and Cadila have formed a joint venture called CPL Biologicals Private Limited, of which Novavax owns 20% and Cadila owns the remaining 80%. As of April 19, 2021, a subsidiary of Cadila owns 125,000 shares of Novavax’s outstanding Common Stock.

In June 2020, in advance of David M. Mott joining the Company’s Board of Directors, the Company agreed to sell 32,916 shares of Common Stock to him in a sale exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant Section 4(a)(2) thereunder, at a purchase price of $45.57 per share, reflecting the closing price of the Company’s Common Stock on the trading date prior to the date of the parties’ agreement regarding the sale, for total gross proceeds of $1.5 million. Mr. Mott joined the Company’s Board of Directors later in the same month.

There are no family relationships among any of the directors or executive officers (or any board member nominee) of Novavax. No director, executive officer, nominee, or any associate of any of the foregoing has any interest, direct or indirect, in any proposal to be considered and acted upon at the Annual Meeting (other than the election of directors)

Compensation Committee Interlocks and Insider Participation

During 2020, Dr. Douglas, Ms. King, Mr. McManus, Mr. Mott and Dr. Young served as members of the Compensation Committee. None of the members of the Compensation Committee were at any time during 2020 an employee or executive officer of Novavax.

No executive officer of the Company currently serves, or during 2020 served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board or Compensation Committee.

Compensation of Directors

Compensation paid to our non-employee directors is comprised of two components: (i) cash compensation and (ii) equity awards.

CASH COMPENSATION

Our non-employee director cash compensation arrangement for 2020 was as follows:

Non-Employee Director Service	2020 Cash Retainer ($)
Board member	40,000
Supplemental cash retainers:
Chairperson:
Board	35,000
Audit Committee	20,000
Compensation Committee	15,000
Nominating and Corporate Governance Committee	10,000
Research and Development Committee	—
Member:
Audit Committee	10,000
Compensation	7,500
Nominating and Corporate Governance Committee	5,000
Research and Development Committee *beginning 2021	5,000*
Board and Committee meetings:
Directors do not receive compensation for attending meetings. Directors are reimbursed for reasonable costs and expenses incurred in connection with attending any Board or committee meetings or any other Company related business activities.

NON-EMPLOYEE DIRECTOR DEFERRED FEE POLICY

The Company’s Director Deferred Fee Policy for its non-employee directors permits an eligible director to defer receipt of all or part of the director’s cash retainer. To defer fees payable during any calendar year, a director must make an election by the end of the preceding calendar year. A director can elect to have 100% of deferred amounts credited to a “cash account” or a “Company common stock account,” or, alternatively, a director may elect to have deferred amounts credited 50% to each account. Cash accounts are credited with interest quarterly at the IRS Applicable Federal Rate for short-term debt instruments for the last month of such calendar quarter. Company Common Stock accounts are credited as if amounts were invested in notional stock units based upon the market price of Common Stock and are credited with additional notional units if dividends are paid on Common Stock. Payment of deferred amounts is to be made in cash upon the occurrence of certain events, including the director’s separation from service, death of the director, or a change in control of the Company. The director may also elect to receive payment of the deferred amounts in a specified year that is not more than ten years from the year in which the director’s fees were earned. A director may elect to receive payment in either a lump sum or in up to ten annual installments.

Dr. Douglas has elected to defer fees earned in the fiscal year ending December 31, 2020. The following table shows how he currently has his deferred fees credited.

Name	Annual Retainer
Richard H. Douglas, Ph.D.	Cash account	0%
	Company Common Stock account	100%

EQUITY AWARDS

Annual Equity Awards

On June 25, 2020, the Compensation Committee granted options to purchase 6,900 shares of Common Stock to each of Dr. Douglas, Ms. King, and Messrs. Evans and McManus, and options to purchase 4,400 shares of Common Stock to Mr. Mott. In recognition of his service as our Chairman of the Board, Dr. Young was granted an option to purchase 15,180 shares of Common Stock. All of the aforementioned options have an exercise price of $83.54 per share and will vest in full one year from the date of grant subject to continued service on the Company’s Board of Directors through the vesting date.

On June 25, 2020, the Compensation Committee granted time-vesting restricted stock units (“RSUs”) representing a right to receive 3,450 shares of Common Stock to each of Dr. Douglas, Mr. Evans, Ms. King and Mr. McManus. In recognition of his service as our Chairman of the Board, Dr. Young received RSUs representing a right to receive 7,590 shares of Common Stock. All of the aforementioned RSUs will vest in full one year from the date of grant subject to continued service on the Company's Board through the vesting date.

Equity Awards upon Appointment to the Board or a Committee

On June 13, 2020, the Board granted an option to purchase 8,000 shares of Common Stock, effective as of June 16, 2020, to Mr. Mott in connection with his appointment to the Board. The option has an exercise price of $52.15 per share and will vest in full on June 16, 2021 subject to continued service on the Company’s Board through the vesting date.

On October 31, 2020, the Board granted an option to purchase 7,700 shares of Common Stock to Mr. Alton in connection with his appointment to the Board. The option has an exercise price of $80.71 per share and will vest in full one year from the date of grant, subject to continued service on the Company’s Board through the vesting date.

On December 5, 2020, the Board granted an option to purchase 7,700 shares of Common Stock, effective as of December 7, 2020, to Ms. McGlynn in connection with her appointment to the Board. The option has an exercise price of $123.12 per share and will vest in full on December 7, 2021 subject to continued service on the Company's Board through the vesting date.

On December 5, 2020, the Board granted time-vesting RSUs representing the contingent right to receive 20,000 shares of Common Stock to Dr. Young, in connection with the appointment of Dr. Young as Chair of the newly established standing Research and Development Committee of the Board. The Board, upon recommendation of the Compensation Committee, with Dr. Young recused from both meetings, determined the size of the award based on Dr. Young’s substantial time commitment and impact providing Board oversight of the Company’s research and development efforts, including process development, manufacturing scale-up, technology transfer and other activities related to the Company’s regulatory efforts and strategy. Fifty percent (50%) of the RSUs subject to this grant vested on January 1, 2021, and the remaining fifty percent (50%) of the RSUs subject to this grant will vest on July 1, 2021, in each case subject to continued service on the Company's Board through the vesting date. Dr. Young’s prior experience has provided substantial value to the Board and management team, as Dr. Young provides oversight of efforts to resolve innumerable obstacles developing its COVID-19 vaccine at an accelerated pace. The December 2020 award made to Dr. Young reflected a unique situation related to accelerated activity and demands connected to developing the Company’s COVID-19 vaccine. The Board plans to evaluate new director compensation limits later in 2021, when it will be evaluating corporate governance provisions more generally.

DIRECTOR COMPENSATION TABLE

The Company does not pay employee directors additional compensation for service on the Board. The following table sets forth information concerning the compensation paid by the Company to each individual who served as a non-employee director at any time during fiscal year 2020:

Name	Fees Earned or Paid in Cash(1) ($)	Option Awards(2) ($)	Stock Awards ($) (3)	Total ($)
Gregg H. Alton(4)	7,151	557,362	―	564,513
Richard H. Douglas, Ph.D.(5)	57,500	515,767	288,213	861,480
Gary C. Evans	60,000	515,767	288,213	863,980
Rachel K. King	52,500	515,767	288,213	856,480
Margaret G. McGlynn, R. Ph.(6)	3,528	851,389	―	854,917
Michael A. McManus, Jr., J.D.	72,272	515,767	288,213	876,252
Rajiv I. Modi, Ph.D.(7)	―	―	―	―
David M. Mott(8)	26,294	701,038	―	727,332
James F. Young, Ph.D.	93,952	1,134,687	3,159,069	4,387,708

(1)	Represents fees earned in 2020, pro-rated as applicable for a partial year of service.
(2)	Represents options granted in 2020 in respect of 2020 service on the Board. The grant date fair value was calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. Assumptions used in the calculation of this amount are included in Note 13 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 1, 2021. As of December 31, 2020, the aggregate number of stock options held by each non-employee director is as follows:

Mr. Alton	7,770	Mr. McManus	34,900
Dr. Douglas, Ph.D.	45,900	Dr. Modi	-
Mr. Evans	34,990	Mr. Mott	12,400
Ms. King	32,900	Dr. Young	103,930
Ms. McGlynn	7,770

(3)	Represents restricted stock units granted in 2020 in respect of 2020 service on the Board. The grant date fair value was calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in Note 13 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 1, 2021. As of December 31, 2020, the aggregate number of restricted stock units held by each non-employee director is as follows:

Mr. Alton	-	Mr. McManus	3,450
Dr. Douglas, Ph.D.	3,450	Dr. Modi	-
Mr. Evans	3,450	Mr. Mott	-
Ms. King	3,450	Dr. Young	27,590
Ms. McGlynn	-

(4)	Mr. Alton was appointed to the Board on October 31, 2020.
(5)	Dr. Douglas’ fees in respect of 2020 were deferred in accordance with the Non-Employee Director Deferred Fee Policy, described above.
(6)	Ms. McGlynn was appointed to the Board on December 5, 2020.
(7)	Due to his relationship with Cadila and CPL Biologicals Private Limited, Dr. Modi did not receive compensation for his services as a director in 2020.
(8)	Mr. Mott was appointed to the Board on June 14, 2020.

EXECUTIVE OFFICERS AND COMPENSATION

Proposal 2―Advisory Vote on Executive Compensation (Say-on-Pay)

We are asking stockholders to approve, on an advisory, non-binding basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement, as required pursuant to section 14A of the Exchange Act (15 U.S.C. 78n-1). The Company provides its stockholders with the opportunity to cast an annual advisory vote to approve the compensation of its Named Executive Officers and this Proposal 2, commonly referred to as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our executive compensation programs.

As described in detail in the Compensation Discussion and Analysis section and the related tables and narrative disclosure in this Proxy Statement, our executive compensation programs are designed to:

Attract and retain highly qualified employees	Reward executives for meeting the strategic goals and objectives	Reward strong individual performance	Align executives’ interests with those of our stockholders

Please read the Compensation Discussion and Analysis section for additional details about our executive compensation objectives, philosophy, and programs, along with the compensation paid to our Named Executive Officers with respect to the fiscal year ended December 31, 2020 and the rationale for such compensation.

The Board is asking stockholders to cast a non-binding, advisory vote “FOR” the compensation paid to our Named Executive Officers in 2020, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables, and related narrative discussion included in this Proxy Statement.

We recommend that you vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the compensation of the Company’s Named Executive Officers as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby approved.

Although the say-on-pay vote we are asking you to cast is non-binding, the Board and the Compensation Committee, who are responsible for designing and administering our executive compensation programs, value the opinions of our stockholders on this Proposal 2 and will consider the outcome of the vote on Proposal 2 when making future compensation decisions for our Named Executive Officers. The Board has determined to provide stockholders with an annual opportunity to approve the compensation of the Named Executive Officers.

The Board recommends that stockholders vote FOR the compensation paid to our Named Executive Officers in 2020.

Executive Officers

Our executive officers hold office until the first meeting of the Board following the Annual Meeting of Stockholders and until their successors are duly chosen and qualified, or until they resign or are removed from office in accordance with our By-Laws. The following information outlines our executive officers, their ages and positions as of April 19, 2021, followed by biographical information for each executive officer.

STANLEY C. ERCK	GREGORY M. GLENN, M.D.	JOHN J. TRIZZINO	JOHN A. HERRMANN III
Age 72	Age 67	Age 61	Age 55
President and Chief Executive Officer and Director	President, Research and Development	Executive Vice President, Chief Commercial Officer, Chief Business Officer and Interim Chief Financial Officer	Executive Vice President, Chief Legal Officer and Corporate Secretary

President and Chief Executive Officer and Director	STANLEY C. ERCK

CAREER HIGHLIGHTS

Novavax, Inc.

●    President and Chief Executive Officer of Novavax, Inc. (April 2011 to present)

●    Interim Chief Financial Officer (November 2017 to March 2018)

●    Executive Chairman (February 2010 to April 2011)

Iomai Corporation

●    President and Chief Executive Officer (2000 to 2008, when it was acquired by Intercell AG)

Mr. Erck previously held leadership positions at Procept, a publicly traded immunology company, Integrated Genetics, now Sanofi Genzyme, and Baxter International

EDUCATION ● M.B.A., University of Chicago ● Bachelor of Science in Economics, University of Illinois

President, Research and Development	Gregory M. Glenn, M.D.

CAREER HIGHLIGHTS

Novavax, Inc.

●    President, Research and Development (March 2016 to present)

●    Senior Vice President, Research and Development (January 2014 to March 2016)

●    Senior Vice President, Chief Medical Officer (January 2011 to January 2014)

●    Senior Vice President and Chief Scientific Officer (June 2010 to January 2011)

Iomai Corporation, which was acquired by Intercell AG in 2008

●    Chief Scientific and Founder

Johns Hopkins University’s School of Public Health

●    Associate in International Health

Walter Reed Army Institute of Research

●    Clinical and Basic Research Scientist

EDUCATION

●    Graduate of the Medical Research Fellowship, Walter Reed Army Institute of Research

●    M.D., Oral Roberts University School of Medicine

●    Bachelor of Arts in Biology and Chemistry, Whitman College

Executive Vice President, Chief Commercial Officer, Chief Business Officer and Interim Chief Financial Officer	John J. Trizzino

CAREER HIGHLIGHTS

Novavax, Inc.

●    Executive Vice President, Chief Commercial Officer and Chief Business Officer (November 2020 to present) and Interim Chief Financial Officer (as of April 2021)

●    Senior Vice President, Chief Business Officer and Chief Financial Officer and Treasurer (March 2018 to November 2020)

●    Senior Vice President, Commercial Operations (March 2014 to March 2018)

●    Senior Vice President, Business Development (August 2010 to September 2011)

●    Senior Vice President, International and Government Alliances (July 2009 to September 2011)

ImmunoVaccine, Inc.

●    Chief Executive Officer (September 2011 to September 2013)

Medimmune, LLC

●    Vice President, Vaccine Franchise

ID Biomedical

●    Senior Vice President, Business Development

Henry Schein, Inc.

●    Vice President, Business Development in the Medical Group

●    Vice President, General Manager, GIV Division

CURRENT DIRECTORSHIPS

●    The Maryland Tech Council

EDUCATION

●    M.B.A., New York University

●    Bachelor of Science, Long Island University, CW Post

Executive Vice President, Chief Legal Officer and Corporate Secretary	John A. Herrmann III

CAREER HIGHLIGHTS

Novavax, Inc.

●    Executive Vice President, Chief Legal Officer and Corporate Secretary (June 2020 to present)

●    Senior Vice President, General Counsel and Corporate Secretary (June 2014 to June 2020)

●    Vice President, General Counsel and Corporate Secretary (March 2012 to June 2014)

●    Executive Director, Legal Affairs and Corporate Secretary (April 2010 to March 2012)

Ore Pharmaceuticals

●    General Counsel

Gene Logic

●    Deputy General Counsel (prior to Gene Logic becoming Ore Pharmaceuticals)

Celera Genomics

●    Senior Counsel

Baxter Healthcare

●    Senior Corporate Counsel, Renal Division

EDUCATION

●    J.D., University of Illinois

●    Bachelor of Arts. in Political Science and History, Brown University

Compensation Discussion and Analysis

CD&A CONTENTS

28	Compensation Discussion and Analysis
28	Overview
29	Executive Compensation Philosophy
30	Objectives of the Executive Compensation Program
30	Attract and Retain Highly Qualified Executives
30	Reward Executives for Meeting Strategic Goals and Objectives of the Company
30	Align Executives’ Interests with Those of Our Stockholders
31	Oversight and Operation of the Executive Compensation Program
31	Process for Setting Executive Compensation
31	Survey Data
32	Peer Data
32	Internal Equity
32	Independent Compensation Analysis
32	What the Compensation Program Is Designed to Reward
32	Company Performance
33	Individual Performance
33	2020 Performance and Outcomes
33	Elements of Compensation
34	Base Salary
34	Incentive Cash Bonus Program
35	Equity Awards
36	Stock Options
37	Restricted Stock Units
32	Stock Appreciation Rights
37	Clawback Policy
38	Perquisites and Other Personal Benefits
38	Employment Agreements and Severance Benefits
38	Tax and Accounting Implications
38	Prohibition on Hedging and Pledging Our Company Stock
38	Compensation Risk Assessment
39	Stockholder Outreach

OVERVIEW

The Compensation Discussion and Analysis (the “CD&A”) discusses the compensation of our five executive officers for 2020 (each a “Named Executive Officer” or an “NEO”):

NEO	Title
Stanley C. Erck	President and Chief Executive Officer
Gregory F. Covino(1)	Former Executive Vice President, Chief Financial Officer and Treasurer
Dr. Gregory M. Glenn	President, Research and Development
John J. Trizzino	Executive Vice President, Chief Commercial Officer, Chief Business Officer and Interim Chief Financial Officer
John A. Herrmann III	Executive Vice President, Chief Legal Officer and Corporate Secretary

(1) Effective April 12, 2021, Mr. Covino stepped down from his position as our Executive Vice President, Chief Financial Officer and Treasurer and will remain with the Company as an executive advisor. As of this same date, Mr. Trizzino was appointed interim Chief Financial Officer of the Company.

The CD&A reviews:

●      the Company’s executive compensation philosophy

●      the objectives and operation of the compensation program

●      how compensation was set for 2020

●      the various elements of compensation paid to the executive officers for services during 2020.

EXECUTIVE COMPENSATION PROGRAM

Our executive compensation program is designed to attract, retain, and reward highly qualified executives in an extremely competitive recruitment and retention market to achieve the Company’s mission, vision, and goals. We maintain a compensation philosophy that rewards Company performance as it relates to key performance goals.

The Compensation Committee believes the components of our executive compensation program provide the tools needed to deliver performance-vesting compensation to retain and reward high-performing executives, align with general industry practices, and benefit our stockholders.

2020 Performance Highlights

2020 was an extraordinary year beset by profound challenges and uncertainty. We confronted challenges retaining remaining employees, including senior team members, following, in 2019, disappointing Phase 3 clinical trial results for ResVax for prevention of RSV disease in infants via maternal immunization and the sale of manufacturing assets and capabilities to Catalent Biologics’ Paragon Gene Therapy unit (including the transfer of leases to two Novavax product development and manufacturing facilities and over 100 Novavax employees). Following the emergence of the COVID-19 pandemic, the Board determined to focus Novavax on developing a COVID-19 vaccine and to seek to retain the team necessary to advance these efforts. Despite the impediments created by the COVID-19 pandemic and the company-specific challenges we faced entering 2020, we produced remarkable operational results in 2020, resulting in significant value creation for our stockholders. The Compensation Committee believes that the 2020 compensation of all our employees, including our Named Executive Officers, is appropriate not only due to the achievement of critical milestones under exceedingly difficult conditions, but also because it serves to continue to encourage their extraordinary efforts towards the achievement of our key priorities and anticipated milestones in 2021 and beyond. Over the past year, we leveraged our years of vaccine expertise to help global health authorities address, control and eradicate the SARS-CoV-2 virus. These efforts are reflected by the following highlights:

We responded to the COVID-19 pandemic at an unprecedented pace, engineering a recombinant protein subunit-based vaccine, NVX-CoV2373, within one month of the SARS-CoV-2 sequence being published in early 2020.
We successfully secured over $2 billion of funding from partners including the Coalition for Epidemic Preparedness (CEPI), the Bill and Melinda Gates Foundation, and the U.S. government through both Operation Warp Speed and the Department of Defense.
We advanced NVX-CoV2373 through various clinical trials including into three efficacy trials globally, as well as scaled our manufacturing capabilities.
Over the course of 2020, our employee base grew at a rapid pace. We began 2020 with approximately 150 employees and ended the year with almost 700 employees globally.

We acquired Novavax CZ (formerly, Praha Vaccines, a.s.) in the Czech Republic, including a 150,000-square foot state of the art vaccine and biologics manufacturing facility and other support buildings, along with the existing employees and all related and required infrastructure.

Throughout 2020 and continuing into 2021, we built a global supply chain comprised of manufacturing sites and partners across over 10 countries. Through these efforts, our projected manufacturing capacity is over 2 billion annualized doses.
We secured licensing agreements in 2020 and early 2021 with the Serum Institute of India (Serum), SK bioscience, and Takeda Pharmaceutical Company Limited (Takeda) for supply of NVX-CoV2373 in India, South Korea and Japan, respectively.
We successfully demonstrated remarkable results in terms of NVX-CoV2373’s safety and efficacy. In our U.K. Phase 3 clinical trial initiated in September 2020, we demonstrated 96% efficacy against the original strain of COVID-19 and 86% efficacy against the B.1.1.7 variant strain. In volunteers 65 years of age and older, 10 cases of COVID-19 were observed, with 90% of those cases occurring in the placebo group.
We gathered critical data from our Phase 2b clinical trial initiated in South Africa in August 2020, when the B.1.351 variant was widely circulating. In this trial, we demonstrated efficacy of 55% in the portion of the study population that was HIV-negative, as well as efficacy of 49% in the overall trial population. There were no severe cases of disease in the vaccine arms of our U.K. Phase 3 or South Africa Phase 2b trials.
In late 2020, we initiated our PREVENT-19 pivotal Phase 3 trial in the U.S. and Mexico, and in early 2021, we completed enrollment in a diverse study population of 30,000 participants underscoring our commitment to serving diverse populations.

2020 Pay Decisions

In early 2020, Novavax faced substantial challenges. When the COVID-19 pandemic hit, we decided to pivot to developing a COVID-19 vaccine, despite our very limited resources and the high level of risk inherent in the undertaking.

During 2020, we maintained an executive compensation program designed to provide incentives that were necessary to retain key employees to avoid disruption to the Company’s important work around COVID-19, as described above. In April 2020, in acknowledgment of the extraordinary work of our employees to implement a new vaccine program against SARS-CoV-2, our Compensation Committee approved a grant of performance-vesting equity awards to our employees, including a grant of stock options to our Named Executive Officers. Our Compensation Committee will continue to monitor our executive compensation program and consider further changes as our business continues to evolve in the future, including a focus on including financial metrics in our annual incentive plan as we expand our commercial operations.

We conducted our most recent advisory vote on executive compensation at our 2020 Annual Meeting of Stockholders. Our Board and our Compensation Committee value the opinions of our stockholders. Close attention was given to the outcome of this vote even though it is non-binding. Approximately 88% of the votes cast on the advisory vote on executive compensation were in favor of our Named Executive Officer compensation as disclosed in our 2020 proxy statement.

We continued our stockholder outreach in late 2020 to discuss topics related to our business, corporate governance, and executive compensation. Stockholder feedback is important, and the information we glean from these engagements is highly valued. Certain of our stockholders had previously expressed a preference for performance-vesting long-term compensation (as compared to time-vesting). Accordingly, as further discussed below in this CD&A, consistent with 2019, in April 2020 the Compensation Committee awarded performance-vesting awards to our executive officers.

OBJECTIVES OF THE EXECUTIVE COMPENSATION PROGRAM

The Compensation Committee believes the compensation for our executive officers should be designed to attract, motivate, incentivize and retain highly qualified executive officers responsible for the success of Novavax and should be determined within a framework that rewards performance and aligns the interests of the executive officers with the interests of the Company’s stockholders.

Within this overall philosophy, the Compensation Committee’s objectives are to:

Attract and retain highly qualified executives	Reward executives for meeting strategic goals and objectives	Reward strong individual performance	Align executives’ interests with those of our stockholders

Attract and Retain Highly Qualified Executives

Our executive compensation program is designed to attract, motivate, and retain, from a limited pool of resources, individuals who are highly experienced with proven records of success, and to provide total compensation that is competitive with Company peers within the biotechnology and pharmaceutical industries.

Reward Executives for Meeting Strategic Goals and Objectives of the Company

The Compensation Committee believes a significant portion of an executive officer’s total compensation should reflect overall Company performance. The executive compensation program rewards the Company’s executive officers for achieving specified corporate performance goals, as well as goals that fall within their individual functional areas. Incentives are based on meeting criteria in each of these categories and reflect the executive officer’s overall contribution to the Company. As described above, because of the unprecedented and dedicated activity of the Company’s employees related solely to the development of NVX-CoV2373, the Company’s vaccine candidate against SARS-CoV2, on a global scale, the strategic goals for purposes of our executive compensation plans centered around this main Company objective.

Align Executives’ Interests with Those of Our Stockholders

The Compensation Committee believes that Novavax’s long-term success depends upon aligning executives’ and stockholders’ interests. To support this objective, Novavax provides executive officers with the opportunity to receive equity grants in various forms. The Compensation Committee granted equity awards to our Named Executive Officers in April 2020 in the form of performance-vesting stock options and in December 2020 in the form of time-vesting stock options and RSUs. We consider grants of stock options to align the interests of our executives with our stockholders’ interest because value is created in such grants when the value of Common Stock appreciates after the grant. We also view RSUs granted to our executive officers as important incentives, designed to encourage retention and stock ownership.

In April 2020, our NEOs (other than Mr. Covino, who was not then employed by the Company) received performance-vesting stock options that became eligible to vest upon the initiation of a Phase 2 clinical trial of the Company’s vaccine candidate against SARS-CoV-2 and will vest 50% on August 24, 2021 and 50% on August 24, 2022, the first and second anniversaries of such initiation, subject to the executive officer’s continued service through the vesting date.

In December 2020, our NEOs (other than Mr. Covino, who was not eligible for an annual grant and who received equity awards in connection with his appointment) received the following equity awards:

(i)	time-vesting RSU grants that will vest in equal annual installments on the first, second, and third anniversary of the grant date, subject to continued service through the vesting date;
(ii)	time-vesting stock options that vest as to 25% on the first anniversary of the grant date, and as to the remaining 75% in equal monthly installments over the following three years, subject to continued service through the vesting date, as further discussed in the section entitled “Elements of Compensation – Equity Awards” below.

For a discussion of all equity grants made to our NEOs during 2020, see “Equity Awards” below.

OVERSIGHT AND OPERATION OF THE EXECUTIVE COMPENSATION PROGRAM

The Compensation Committee is appointed by the Board to assist in the development, review and approval of the compensation of the Company’s directors, officers, and employees, as well as the development and administration of the Company’s compensation plans. For details on the Compensation Committee’s oversight of the executive compensation program, see the section titled “Information Regarding the Board and Corporate Governance Matters — Compensation Committee” beginning on page 14 of this Proxy Statement.

The Chief Executive Officer (the “CEO”) evaluates and provides to the Compensation Committee performance assessments and compensation recommendations for each executive officer other than himself. The Chairman of the Board evaluates the CEO’s performance and makes compensation recommendations for the CEO to the Compensation Committee. The Compensation Committee considers the CEO’s and the Chairman’s recommendations, information provided by the Human Resources team, and advice provided by its compensation consultant in its deliberations regarding executive compensation and recommends to the Board the compensation of the executive officers based on such deliberations. The Board determines executive compensation based on the recommendation of the Compensation Committee. In 2020, the CEO and the Executive Vice President, Chief Human Resources Officer generally attended Compensation Committee meetings, but were not present for executive sessions or any discussion of their own compensation.

PROCESS FOR SETTING EXECUTIVE COMPENSATION

Generally, compensation packages for each executive officer are analyzed and discussed separately at the first Compensation Committee meeting each year. Prior to that meeting, an independent compensation consultant performs a comprehensive competitive analysis on the compensation package for each executive officer. In September 2016, the Compensation Committee retained Radford, a part of the Total Rewards practice at Aon plc (“Radford”), to conduct annual analyses of each executive’s compensation and provide ongoing compensation support. In the fourth quarter of 2020, Radford completed a thorough competitive analysis for 2021 executive compensation, and this analysis was used by the Compensation Committee to inform decisions made regarding the type and amount of equity granted to executive officers in December 2020.

Survey Data

When determining overall compensation for 2020, the Compensation Committee reviewed analysis based on a combination of compensation survey data and peer group data provided by Radford, with survey data provided through the Radford Global Life Sciences Survey (the “Survey”). The Survey provides total compensation and practices data for more than 900 life sciences companies and more than 600,000 individuals. Global market data is available for 50 countries and positions at the executive, management, professional, sales, and support levels, as well as overall compensation practices. Target industries include biotechnology, pharmaceutical, diagnostic and clinical research organizations. In 2018, Radford used a customized selection of Survey data comprised of public biopharmaceutical companies with 100-1,000 employees and a market capitalization of $200M-$1.5 billion to better align the Survey data with Novavax’s compensation programs.

Radford benchmarks each executive officer’s current compensation against the 50th percentile of the Survey and available peer group data. The Compensation Committee believes this is a common reference point among biotechnology companies similar in size to Novavax. The Company remains competitive by targeting the 50th percentile of the Survey data.

Peer Data

The Compensation Committee also considered peer group data in making its executive compensation decisions in 2020. In doing so, the Compensation Committee used comparative compensation information from a relevant peer group of companies (the “Peer Group”). The Compensation Committee selected the companies in the Peer Group with the assistance of Radford based on factors including, but not limited to, the following:

●	industry sector
●	stage of development
●	market capitalization
●	business focus
●	employee headcount

The Peer Group utilized in 2020 consists of the following 17 companies, all with a market cap up to approximately 3x of Novavax’s market capitalization as of September 17, 2020:

● Acceleron Pharma	● Emergent BioSolutions	● Moderna
● Alnylam Pharmaceuticals	● Exelixis	● Nektar Therapeutics
● BioMarin Pharmaceutical	● FibroGen	● Neurocrine Biosciences
● bluebird bio	● Immunomedics	● Sarepta Therapeutics
● ChemoCentryx	● Inovio Pharmaceuticals	● United Therapeutics
● Dynavax Technologies	● Ionis Pharmaceuticals

Internal Equity

The Compensation Committee considers internal equity when determining executive compensation to ensure the Company is fair in its compensation practices across roles similar in scope and level of responsibility.

Independent Compensation Analysis

As required by rules adopted by the SEC under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Compensation Committee engaged Radford after assessing Radford’s independence. Based upon this assessment, it was determined the engagement of Radford did not raise any conflicts of interest or similar concerns. The Compensation Committee assesses Radford’s independence and potential conflicts of interest on a regular basis, no less than annually.

Radford was authorized by the Compensation Committee to work with certain executive officers of the Company, as well as other employees in the Company’s Human Resources, Legal, and Finance departments in connection with Radford’s work on behalf of the Compensation Committee.

WHAT THE COMPENSATION PROGRAM IS DESIGNED TO REWARD

Company Performance

The executive compensation program is designed to reward both individual and Company performance. Because of the key roles the executive officers play in the success of the Company, a significant portion of the achievement of corporate goals is reflective of the executive officers’ individual performance. Accordingly, a significant portion of an executive officer’s total compensation package is based on the Company’s performance and the achievement of certain corporate goals. During 2020, in recognition of the unprecedented and dedicated activity of the Company’s employees related solely to the development of NVX-CoV2373, the Company’s vaccine candidate against SARS-CoV2, on a global scale, the Board determined that traditional corporate objectives would not be set and instead set a single corporate objective to develop NVX-CoV2373 (“2020 Objective”). This 2020 Objective is described below under “2020 Performance and Outcomes.”

Individual Performance

Typically, the CEO recommends individual performance goals and objectives for executive officers other than himself at the beginning of the year, and, in the first quarter of the following year, reviews each executive officer’s achievement of specific performance goals and objectives. Because of his key role in the overall success of the Company, the CEO’s performance goals and objectives typically are the same as the Company’s performance goals. As described above, for 2020, all our NEOs’ incentive compensation was based entirely on achievement of the 2020 Objective and the discretion of the Compensation Committee.

2020 PERFORMANCE AND OUTCOMES

During the first quarter of 2021, the Compensation Committee reviewed the Company’s performance related to the 2020 Objective. The following table summarizes its conclusions regarding this objective:

2020 Objective	Weight	Achievement	Percent	Explanation
Development of NVX- CoV2373	100%	Exceeded objective	150%

  Over $2B in funding secured

   Acquired Novavax CZ

  Established global supply chain of 2B potential doses of NVX-CoV2373 at full production capacity

  Over 50,000 participants enrolled in COVID-19 clinical trials

  Onboarded approximately 525 employees globally, representing a 311% growth rate

  Successful UK Phase 3 NVX-CoV2373 results that met primary endpoint and key secondary endpoints

  Successful South African Phase 2b NVX-CoV2373 results that met primary endpoint

Total	100%		150%

 ELEMENTS OF COMPENSATION

The Compensation Committee believes the most effective executive compensation program is one that:

●	provides a competitive base salary
●	rewards the achievement of established annual and long-term goals and objectives
●	provides an incentive for retention

For this reason, the executive compensation program is comprised of three primary elements:

(i)	base salary
(ii)	an incentive cash bonus program

(iii)	equity awards

The Compensation Committee believes these three elements are the most effective combination to motivate and retain executive officers.

The Compensation Committee has not adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation, but generally seeks to provide an overall executive compensation package designed to attract, motivate, and retain highly qualified executive officers, to reward them for performance over time, and to align the interests of the executive officers with the interests of our stockholders.

Base Salary

The Compensation Committee’s philosophy is to maintain base salaries at a competitive level sufficient to recruit and retain individuals possessing the skills and capabilities necessary to achieve the Company’s goals over the long term.

The base salaries for the NEOs as of December 31, 2020 were:

Executive	Base Salary ($)	Percentage Increase in Base Salary from December 31, 2019
Stanley C. Erck	662,000	3.0%
Gregory F. Covino(1)	440,000	—
Gregory M. Glenn, M.D.	487,000	3.0%
John J. Trizzino(2)	430,000	9.3%	(2)
John A. Herrmann III(3)	415,000	8.8%	(3)

(1)	Mr. Covino was hired as the Company’s Executive Vice President, Chief Financial Officer and Treasurer in November 2020. His base salary was determined after reviewing the Survey.

(2)

In June 2020, the Board approved Mr. Trizzino’s promotion to Executive Vice President, Chief Business Officer and Chief Financial Officer. Mr. Trizzino’s additional responsibilities in his new role, along with the growth of the Company and the related increase in the complexity of the chief financial officer and chief business officer position, his individual performance, and a review of the Survey data, were factors used by the Compensation Committee in its decision to increase his base salary on July 1, 2020. On November 7, 2020, upon Mr. Covino’s acceptance of his offer letter and employment agreement, the Company determined that Executive Vice President John J. Trizzino would transition from his role of Chief Financial Officer and take on the newly created role of Chief Commercial Officer, in addition to continuing his role as Chief Business Officer, effective November 16, 2020.

(3)	In June 2020, the Board approved Mr. Herrmann’s promotion to Executive Vice President, Chief Legal Officer and Corporate Secretary. Mr. Herrmann’s additional responsibilities for his new role, including overseeing the Company’s global program management and business development departments beginning in June 2020, along with the growth of the Company and the complexity of his new position, his individual performance, and a review of the Survey data, were factors used by the Compensation Committee in its decision to increase his base salary on July 1, 2020.

Incentive Cash Bonus Program

The incentive cash bonus program is designed to motivate and reward executive officers for the achievement of specific corporate and, for our executive officers other than our CEO, individual objectives. As described below, for purposes of 2020 bonuses, individual objectives were not taken into account. The purpose of the incentive cash bonus program is to align company, departmental, and individual goals throughout the Company and to provide an incentive that further ties compensation to individual contribution and teamwork.

As described above, for 2020, in recognition of the unprecedented and dedicated activity of the Company’s employees related solely to the development of NVX-CoV2373, the Company’s vaccine candidate against SARS-CoV2, on a global scale, the Board determined that traditional corporate objectives would not be set and instead set a single corporate objective, the 2020 Objective, to develop this vaccine, as described above. In reviewing the Company’s achievement against the 2020 Objective during the first quarter of 2021, the Compensation Committee determined that the 2020 Objective was achieved at a level of 150% of target, based on the achievements described above under “2020 Performance and Outcomes”.

A target bonus for each named executive officer is set at a percentage of the executive officer’s base salary, with such percentages being based on market data, although the ultimate amount of any bonus payout is at the discretion of the Compensation Committee. The Compensation Committee believes the higher the individual’s position within Novavax, the more closely his or her bonus award should be tied to the Company’s success.

The 2020 NEO bonus targets, which remained unchanged from 2019, and actual incentive cash bonus awards received, based on the achievement of the 2020 Objective, as described above, were as follows:

Executive	Bonus Target as Percentage of Base Salary	Incentive Cash Bonus Award Received ($)
Stanley C. Erck	60.0%	591,463
Gregory F. Covino(1)	40.0%	33,000
Gregory M. Glenn, M.D.	50.0%	362,582
John J. Trizzino	40.0%	249,535
John A. Herrmann III	40.0%	241,705

(1)	Mr. Covino was hired as the Company’s Executive Vice President, Chief Financial Officer and Treasurer in November 2020. For 2020, Mr. Covino’s annual bonus was pro-rated for the portion of the year he was employed by the Company.

Equity Awards

Equity awards are a fundamental incentive element in the Company’s executive compensation program because they emphasize long-term performance, as measured by creation of stockholder value, and foster a commonality of interest between stockholders and key executives. In addition, they are crucial to a competitive compensation program for executive officers because they act as a powerful retention tool. Most importantly, given the significant and high potential outcome the Company faces around its development of NVX-CoV2373, its vaccine candidate for the SARS-CoV-2 virus responsible for the COVID-19 pandemic, as well as the ongoing efforts to attain licensure for its NanoFlu vaccine, the Compensation Committee believes that equity awards create appropriate incentives for rewarding our executives for increases in stock performance as a result of our efforts towards improved global health and align the executives’ interests with those of our stockholders.

In the case of stock options, the executive officers are further motivated by the potential appreciation in stock price above the exercise price of the stock options. To encourage continued employment, equity grants to executive officers, other than retention- and performance-vesting grants, typically require the executive to remain an employee of the Company for three or four years before the award is fully vested. In addition, the Compensation Committee may grant equity awards that vest as the Company achieves certain performance milestones. The Compensation Committee believes it is important to tie the long-term benefit potentially realizable by the executive to a long-term commitment with Novavax.

Annual equity grants are awarded to executive officers at the discretion of the Board upon a recommendation by the Compensation Committee or at the discretion of the Compensation Committee pursuant to the authority delegated by the Board. In making its recommendations or determinations, the Compensation Committee considers Company performance, competitive data, and the individual’s scope of responsibility and continuing performance. With guidance from Radford based on its analysis of competitive data, annual equity awards were awarded to all eligible employees including the NEOs, in December 2020.

The following table contains information about the grant, vesting, and forfeiture of outstanding performance-vesting awards as of December 31, 2020:

Number of Shares
Non-vested at December 31, 2016	55,000
Granted	―
Vested	―
Forfeited	(6,250)
Non-vested at December 31, 2017	48,750
Granted	―
Vested	―
Forfeited	―
Non-vested at December 31, 2018	48,750
Granted	38,758
Vested	―
Forfeited	(31,009)
Non-vested at December 31, 2019	56,499
Granted	830,000
Vested	(40,243)
Forfeited	(16,256)
Non-vested at December 31, 2020	830,000

Stock Options

In April 2020, in acknowledgment of the extraordinary work of our employees to implement a new vaccine program against SARS-CoV-2, our Compensation Committee approved a grant of performance-vesting stock options to our employees, including to our NEOs (other than Mr. Covino, who was not then employed by the Company). The stock options vest subject to the satisfaction of a performance-based vesting requirement, followed by time-based vesting. The performance metric required the Company to initiate a COVID-19 Phase 2 clinical trial within twelve (12) months of the grant date, which occurred when the Company initiated its Phase 2 clinical trial of NVX-CoV2373 in the U.S. on August 24, 2020. As a result of the attainment of the performance objective, fifty percent (50%) of the shares underlying the stock option will vest on August 24, 2021, the first anniversary of the initiation date, and the remaining fifty percent (50%) of the shares underlying the stock option will vest on August 24, 2022, the second anniversary of the initiation date, in each case subject to continued service with the Company through such vesting date. The following table contains the performance-vesting stock options granted to each NEO:

Executive	Performance-Vesting Stock Options
Stanley C. Erck	400,000
Gregory F. Covino (1)	―
Gregory M. Glenn, M.D.	165,000
John J. Trizzino	140,000
John A. Herrmann III	125,000

(1)	Mr. Covino was hired as the Company’s Executive Vice President, Chief Financial Officer and Treasurer in November 2020.

In November 2020, the Board granted 8,200 time-vesting stock options to Mr. Covino pursuant to his appointment as the Company’s Executive Vice President, Chief Financial Officer, and Treasurer. The stock options will vest as to 25% of the shares underlying the option on the first anniversary of the grant date and as to the remaining 75% in equal monthly installments over a three-year period subject to continued service with the Company through such vesting date.

In December 2020, the Compensation Committee awarded to each Named Executive Officer, other than Mr. Covino, an option to purchase Common Stock. The stock options vest as to 25% of the shares underlying the option on the first anniversary of the grant date and as to the remaining 75% in equal monthly installments over a three-year period, subject to continued service with the Company through the applicable vesting date. The following table contains the time-vesting stock options granted to each NEO:

Executive	Time-Vesting Stock Options
Stanley C. Erck	41,700
Gregory F. Covino (1)	―
Gregory M. Glenn, M.D.	18,700
John J. Trizzino	9,500
John A. Herrmann III	12,700

(1)	Mr. Covino was hired as the Company’s Executive Vice President, Chief Financial Officer and Treasurer in November 2020, and was therefore not eligible for an annual equity grant.

Restricted Stock Units

In June 2020, the Compensation Committee awarded Mr. Trizzino 2,500 time-vesting RSUs in connection with his promotion to Executive Vice President, Chief Business Officer and Chief Financial Officer and his assumption of additional responsibilities for his new role; and awarded Mr. Herrmann 2,500 time-vesting RSUs in connection with his promotion to Executive Vice President, Chief Legal Officer and Corporate Secretary and his assumption of additional responsibilities for his new role. The RSUs vest in three equal annual installments on the first three anniversaries of the date of grant, in each case subject to continued service with the Company through the applicable vesting date.

In November 2020, the Board awarded Mr. Covino 7,300 time-vesting RSUs in connection with his appointment as the Company’s Executive Vice President, Chief Financial Officer, and Treasurer. The RSUs vest in three equal annual installments on the first three anniversaries of the date of grant, in each case subject to continued service with the Company through the applicable vesting date.

In December 2020, the Compensation Committee recommended to the Board to include the executive officers in our annual grant process in order to further promote the retention of key leadership talent to support the Company’s 2020 Objective. In December 2020, the Board awarded the executive officers time-vesting RSUs that vest in three equal annual installments on the first three anniversaries of the date of grant, subject to continued service with the Company through the applicable vesting date. The following table contains the RSUs granted to each NEO:

Executive	Time-Vesting RSUs
Stanley C. Erck	20,900
Gregory F. Covino (1)	―
Gregory M. Glenn, M.D.	9,300
John J. Trizzino	4,800
John A. Herrmann III	6,300
(1)	Mr. Covino was hired as the Company’s Executive Vice President, Chief Financial Officer and Treasurer in November 2020, and was therefore not eligible for an annual equity grant.

Clawback Policy

On April 26, 2017, the Board adopted a policy providing that, if the Company is required to prepare an accounting restatement due to material non-compliance with financial reporting requirements under applicable securities laws, with respect to any cash bonus or other cash compensation paid or awarded, or equity-based bonus or other equity-based incentive compensation that was exercised, vested or settled, within six months preceding such restatement, and that was granted or earned or became vested based wholly or in part upon the attainment of any financial reporting measure, if the recipient of such cash or equity-based bonus or other cash or equity-based incentive compensation engaged in fraud, intentional misconduct, or gross negligence that caused or partially caused the need for the restatement, the Board generally may seek reimbursement of any amount paid under an award in excess of what would have been paid had such material noncompliance not occurred.

PERQUISITES AND OTHER PERSONAL BENEFITS

The Company does not have any executive perquisite programs. From time to time, on a limited or exception basis, it may decide to provide other benefits that are related to a business purpose or are customary among peer public companies that may otherwise be considered perquisites. All of the NEOs are eligible to participate in the Company’s benefit plans offered to all employees, including health, dental and vision insurance, a prescription drug plan, flexible spending accounts, short- and long-term disability, life insurance, and a 401(k) plan. The NEOs are also eligible to participate in the Company’s Amended and Restated 2013 Employee Stock Purchase Plan (the “ESPP”).

EMPLOYMENT AGREEMENTS AND SEVERANCE BENEFITS

As of December 31, 2020, the Company had employment agreements in place with all of the NEOs. The employment agreements provide for certain payments if the NEO is terminated by the Company without cause or leaves for good reason. The terms of these agreements are described in greater detail in the section titled “Overview of Employment and Change in Control Agreements.” All of the NEOs are “at will” employees.

The Company has established a Change in Control Severance Benefit Plan, which provides for severance payments to participating employees if the participant’s employment is terminated in connection with a change in control. This plan is described in greater detail in the section titled “Overview of Employment and Change in Control Agreements.” The Compensation Committee believes it is important to provide such employees with an incentive to remain with the Company amid the uncertainty that often accompanies efforts to consummate a corporate sale or similar transaction that may enhance stockholder value. All of the NEOs participate in the Change in Control Severance Benefit Plan.

TAX AND ACCOUNTING IMPLICATIONS

Section 162(m) limits to $1 million the amount a company may deduct for compensation paid to certain current and former executive officers, subject to certain limited exceptions. The Compensation Committee believes its primary responsibility is to provide a compensation program that attracts, retains and rewards the executives necessary for our success. Accordingly, the Compensation Committee has authorized, and will continue to authorize, compensation arrangements that are not deductible in whole or in part. The Compensation Committee may consider the accounting implications of significant equity-related compensation decisions.

PROHIBITION ON HEDGING AND PLEDGING OUR COMMON STOCK

Our insider trading policy prohibits all directors, officers and other employees from engaging in hedging of Common Stock or similar transactions that transfer to another, in whole or in part, any of the economic consequences of ownership of Common Stock, such as put and call options and short and long sales, convertible debentures or preferred stock and debt securities (debentures, bonds and notes). Further, our insider trading policy provides that no director, executive officer or vice president may engage in any transaction involving pledging of Common Stock.

COMPENSATION RISK ASSESSMENT

The Compensation Committee regularly reviews the Company’s compensation and benefits programs, policies and practices, including its executive compensation program and its incentive-based compensation programs for its executive officers, to determine whether such programs, policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. Our compensation and governance-related policies are enhanced by our clawback policy, described in the section titled “Elements of Compensation — Clawback Policy” on page 42 of this Proxy Statement, as well as a policy prohibiting hedging and pledging of our securities by our directors and officers, including our NEOs. Based on its assessment, the Compensation Committee does not believe that our compensation programs, policies and practices, in conjunction with our existing processes and controls, create risks that are reasonably likely to have a material adverse effect on our business and operations.

STOCKHOLDER OUTREACH

Active stockholder outreach and interaction is paramount to Novavax’s investor relations strategy. Consistent with that, Novavax attended nine investor conferences in 2020, the majority of which included presentations and opportunities to meet with institutional investors in virtual one-on-one settings. Novavax further conducted one non-deal roadshow in the U.S.. Novavax holds an annual stockholder day in the second quarter. In total, Novavax conducted over 200 individual calls or meetings with buy-side investors and had over 20 interactions with sell-side analysts in 2020. The Company believes these interactions are central to communicating Novavax’s investment opportunity, corporate strategy, milestones and goals, and to obtaining feedback directly from the investment community.

STOCKHOLDER OUTREACH FORUMS

●    Nine investor conferences, with presentations and one-on-one meetings with institutional investors

●    One non-deal roadshow in the U.S.

●    Eight events hosted by sell-side analysts, including panels, forums, and group calls

●    Our Annual Stockholder Day

IN TOTAL, IN 2020, WE CONDUCTED:
● Over 200 individual calls and/or meetings with buy-side investors ● Over 20 interactions with sell-side analysts

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

David M. Mott, Chair

Richard H. Douglas, Ph.D.

Rachel K. King

Margaret G. McGlynn, R. Ph.

Michael A. McManus, Jr., J.D.

This Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 except to the extent that Novavax specifically incorporates this information by reference and shall not otherwise be deemed filed under the Securities Act of 1933 and the Securities Exchange Act of 1934 and shall not be deemed soliciting material.

Executive Compensation Tables

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation of our NEOs for the fiscal years ended December 31, 2020, 2019, and 2018.

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
Stanley C. Erck President and CEO	2020	657,181	2,710,730	44,115,244	591,463	11,400	48,086,018
	2019	642,720	431,631	986,660	366,351	11,200	2,438,562
	2018	638,040	―	3,509,358	―	11,000	4,158,398
Gregory F. Covino(6) Former EVP, Chief Financial Officer and Treasurer	2020	55,000	661,745	659,967	33,000	8,032	1,417,774
	2019	―	―	―	―	―	―
	2018	―	―	―	―	―	―
Gregory M. Glenn, M.D. President, Research and Development	2020	483,443	1,206,210	22,859,741	362,582	11,400	24,923,376
	2019	470,453	348,306	819,421	225,818	11,200	1,875,198
	2018	460,125	―	1,131,189	79,142	11,000	1,681,456
John J. Trizzino EVP, Chief Commercial Officer, Chief Business Officer and Interim Chief Financial Officer	2020	415,892	831,410	19,819,717	249,535	11,400	21,327,954
	2019	390,701	330,831	584,103	150,421	9,546	1,465,602
	2018	378,078	―	890,700	53,498	7,500	1,329,776
John A. Herrmann III EVP, Chief Legal Officer and Corporate Secretary	2020	402,842	1,025,960	18,924,907	241,705	11,400	20,606,814
	2019	378,591	329,470	488,397	145,758	11,200	1,353,416
	2018	362,695	―	712,560	51,321	11,000	1,137,576

(1)	Includes amounts earned, but deferred at the election of the NEO, such as salary deferrals under the Company’s 401(k) plan.
(2)

The amount reported in this column represents the grant date fair value of time-vesting RSUs granted to our NEOs in 2019 and 2020 and performance-vesting RSUs granted to our NEOs in 2019. The grant date fair value was calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in Note 13 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 1, 2021. The grant date fair values of the performance-vesting RSUs granted in 2019 as reported in the table above are based on the probable outcome of the performance conditions associated with the RSUs on the grant date, which is the same value as if all applicable performance milestones associated with the RSUs were achieved at maximum levels.

(3)

The amount reported in this column represents the grant date fair value of time-vesting stock options and SARs granted to our NEOs in 2018 and 2019 and time-vesting and performance-vesting stock options granted to our NEOs in 2020. The grant date fair value was calculated in accordance with FASB ASC Topic 718 assuming all contingent awards were granted on a non-contingent basis. Assumptions used in the calculation of this amount are included in Note 13 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 1, 2021. The grant date fair values of the performance-based stock options granted in 2020 as reported in the table above are based on the probable outcome of the performance condition associated with the stock options on the measurement date under FASB ASC Topic 718, which assumes the performance condition is satisfied in full. The amount included for awards granted in 2020 also includes the incremental fair value, determined under ASC Topic 718, associated with the contingency with respect to the contingent-based awards granted in 2019 having been satisfied.

(4)	Represents annual performance bonuses awarded in 2020, 2019, and 2018 under the Company’s incentive cash bonus program. For a description of the incentive cash bonus program, see page 39 in the CD&A.
(5)

For 2020, All Other Compensation consisted of (i) employer matching contributions to the Company’s 401(k) plan for Messrs. Erck, Covino, Trizzino, and Herrmann, and Dr. Glenn; and (ii) for Mr. Covino this amount includes a commuting allowance of $3,500 per month, grossed up to $8,032 in total, to cover Mr. Covino’s tax liability for such commuting allowance.

(6)	Mr. Covino was appointed as Executive Vice President, Chief Financial Officer and Treasurer effective November 16, 2020. Effective April 12, 2021, Mr. Covino stepped down from his position as our Executive Vice President, Chief Financial Officer and Treasurer and will remain with the company as an executive adviser.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth information with respect to option awards and other plan-based awards granted to our NEOs during the fiscal year ended December 31, 2020:

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Target ($)	Maximum ($)	Grant Date	Target (#)	Units (#)	Options (#)	Awards(2) ($/Sh)	Awards(3) ($)
Stanley C. Erck	393,827	591,463
			12/14/2020	—	—	41,700(4)	129.70	4,808,977
			12/14/2020	—	20,900(5)	—	—	2,710,730
			4/17/2020	400,000(6)	—	—	19.08	31,664,800
			9/26/2019	—	—	100,000(4)	5.95	7,641,467

Gregory F. Covino	22,000	33,000
			11/16/2020	—	7,300(5)	—	—	661,745
			11/16/2020	—	—	8,200(4)	90.65	659,967

Gregory M. Glenn, M.D.	241,425	362,582
			12/14/2020	—	—	18,700(4)	129.70	2,156,544
			12/14/2020	—	9,300(5)	—	—	1,206,210
			4/17/2020	165,000(6)	—	—	19.08	13,061,730
			9/26/2019	—	—	100,000(4)	5.95	7,641,467

John J. Trizzino	165,750	249,535
			12/14/2020	—	—	9,500(4)	129.70	1,095,570
			12/14/2020	—	4,800(5)	—	—	622,560
			6/25/2020	—	2,500(5)	—	—	208,850
			4/17/2020	140,000(6)	—	—	19.08	11,082,680
			9/26/2019	—	—	100,000(4)	5.95	7,641,467

John A. Herrmann III	160,576	241,705
			12/14/2020	—	—	12,700(4)	129.70	1,464,605
			12/14/2020	—	6,300(5)	—	—	817,110
			6/25/2020	—	2,500(5)	—	—	208,850
			4/17/2020	125,000(6)	—	—	19.08	9,895,250
			9/26/2019	—	—	99,000(4)	5.95	7,565,052

(1)	The target cash bonus amount for fiscal 2020 was based on achievement of 100% of the 2020 Objectives and the individual’s earned base salary for 2020 and represented 60% of Mr. Erck’s base salary, 40% of Mr. Covino’s base salary, pro-rated for the portion of the year Mr. Covino was employed by the Company, 50% of Dr. Glenn’s base salary, 40% of Mr. Trizzino’s base salary, and 40% of Mr. Herrmann’s base salary. The maximum cash bonus amount for fiscal 2020 was capped at achievement of 150% of the 2020 Objective.

(2)	Stock options granted have an exercise price or base value, as applicable, equal to the closing price of a share of Common Stock as reported on Nasdaq on the date of grant (or, if no closing price is reported on that date, the closing price on the immediately preceding date on which a closing price was reported).

(3)	The grant date fair value was calculated in accordance with FASB ASC Topic 718, assuming all contingent awards were granted on a non-contingent basis. Assumptions used in the calculation of this amount are included in Note 13 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 1, 2021.

(4)	Represents time-vesting stock options granted to our NEOs under the 2015 Stock Plan. All stock option awards in this column are options to purchase shares of Common Stock, have a ten-year term and are subject to service-based vesting, as described below. The grant date fair value also includes the incremental fair value, determined under ASC Topic 718, associated with the contingency with respect to the contingent-based stock options granted in 2019 having been satisfied.

(5)	Represents time-vesting RSUs granted to our NEOs under the 2015 Stock Plan. All time-vesting RSUs are subject to service-based vesting, as described below.

(6)	Represents performance-vesting options granted to our NEOs under the 2015 Stock Plan. The performance criteria applicable to performance-vesting options are described below.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

During 2020, each of the NEOs was party to an employment agreement that provides for a base salary and other benefits. The NEOs were eligible to participate in the 2015 Stock Plan and the ESPP, and our benefit plans and programs during 2020. Each of the NEO’s annual cash bonus opportunity was established and determined pursuant to the 2020 Objective, as more fully described in the CD&A above. As described above, in 2020, each NEO was granted stock options and RSUs that are eligible to vest based on continued service, and each NEO other than Mr. Covino was granted a stock option that became eligible to vest based on the achievement of a specified performance criterion, the Company’s initiation of a COVID-19 Phase 2 clinical trial within twelve (12) months of the grant date, which occurred when the Company initiated its Phase 2 clinical trial of NVX-CoV2373 in the U.S. on August 24, 2020, and once this metric was met, vests based on continued service.

The severance arrangements with the NEOs and the effect of a change in control on their outstanding equity awards are described below under “Overview of Employment and Change in Control Agreements.”

OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR END

The following table sets forth certain information with respect to the value of all outstanding equity awards held by the NEOs as of December 31, 2020:

		Option Awards(1)				Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)(3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Stanley C. Erck	3/1/2012	15,181	―	25.60	3/1/2022	―	―
	3/2/2013	44,999	―	36.60	3/2/2023	―	―
	3/6/2014	44,999	―	121.00	3/6/2024	―	―
	3/5/2015	44,999	―	178.80	3/5/2025	―	―
	3/15/2016	44,999	―	99.80	3/15/2026(5)	―	―
	11/14/2016	27,499	―	27.00	11/14/2026(5)	―	―
	11/14/2016	―	18,330	27.00	11/14/2026(6)	―	―
	12/15/2017	61,869	20,630	27.60	12/15/2027(5)	―	―
	12/13/2018	49,249	49,250	46.00	12/13/2028(5)	―	―
	9/26/2019	―		—	—	13,092	77,897
	9/26/2019	6,249	68,751	5.95	9/26/2029(8)	―	―
	9/26/2019	6,249	68,751	5.95	9/26/2029(5)	―	―
	4/17/2020	―	400,000	19.08	4/17/2030(7)	―	―
	12/14/2020	―	41,700	129.70	12/14/2030(5)	―	―
	12/14/2020	―	―	―	―	20,900	2,710,730

Gregory F. Covino	11/16/2020	―	8,200	90.65	11/16/2030(5)	―	―
	11/16/2020	―	―	―	―	7,300	661,745

Gregory M. Glenn, M.D.	3/6/2014	8,749	0	121.00	3/6/2024	―	―
	3/5/2015	14,999	0	178.80	3/5/2025	―	―
	3/15/2016	17,499	0	99.80	3/15/2026(5)	―	―
	11/14/2016	550	0	27.00	11/14/2026(5)	―	―
	12/15/2017	2,084	6,257	27.60	12/15/2027(5)	―	―
	12/13/2018	2,644	15,880	46.00	12/13/2028(5)	―	―
	9/26/2019	20,656	45,444	5.95	9/26/2029(9)	―	―
	9/26/2019	6,249	68,751	5.95	9/26/2029(5)	―	―
	4/17/2020	―	165,000	19.08	4/17/2030(7)	―	―
	12/14/2020	―	18,700	129.70	12/14/2030(5)	―	―
	12/14/2020	―	―	―	―	9,300	1,206,210

John J. Trizzino	3/10/2014	14,999	―	117.20	3/10/2024	―	―
	3/5/2015	9,999	―	178.80	3/5/2025	―	―
	11/14/2016	394	―	27.00	11/14/2026(5)	―	―
	11/14/2016	―	2,214	27.00	11/14/2026(6)	―	―
	12/15/2017	1,668	5,009	27.60	12/15/2027(5)	―	―
	12/13/2018	2,082	12,507	46.00	12/13/2028(5)	―	―
	9/26/2019	―	―	—	—	—	—
	9/26/2019	―	―	—	—	7,075	42,096
	9/26/2019	1,149	12,651	5.95	9/26/2029(8)	―	―
	9/26/2019	6,249	68,751	5.95	9/26/2029(5)	―	―
	4/17/2020	―	140,000	19.08	4/17/2030(7)	―	―
	6/25/2020	―	―	―	―	2,500	208,850
	12/14/2020	―	9,500	129.70	12/14/2030(5)	―	―
	12/14/2020	―	―		―	4,800	622,560

John A. Herrmann III	3/6/2014	7,499	―	121.00	3/6/2024	―	―
	3/5/2015	9,999	―	178.80	3/5/2025	―	―
	11/14/2016	394	―	27.00	11/14/2026(5)	―	―
	11/14/2016	―	2,214	27.00	11/14/2026(6)	―	―
	12/15/2017	1,668	5,009	27.60	12/15/2027(5)	―	―
	12/13/2018	1,664	10,007	46.00	12/13/2028(5)	―	―
	9/26/2019	―	―	—	―	7,946	42,279
	9/26/2019	6,187	68,063	5.95	9/26/2029(5)	―	―
	4/17/2020	―	125,000	19.08	4/17/2030(7)	―	―
	6/25/2020	―	―	―	―	2,500	208,850
	12/14/2020	―	12,700	129.70	12/14/2030(5)	―	―
	12/14/2020	―	―	―	―	6,300	817,110

(1)	All stock options and SARs included in this table were awarded under the Amended and Restated 2005 Stock Incentive Plan (the “2005 Stock Plan”) or 2015 Stock Plan and, except as noted, vest in four equal annual installments on the first four anniversaries of the date of grant, subject to continued service with the Company through the applicable vesting date.

(2)	All RSUs included in this table were awarded under the 2015 Stock Plan and, except as noted, vest in three equal annual installments on the first three anniversaries of the date of grant, subject to continued service with the Company through the applicable vesting date.

(3)	The exercise price of stock options and base value of SARs is equal to the closing price of a share of Common Stock on the date of grant (or, if no closing price is reported on that date, the closing price on the immediately preceding date on which a closing price was reported).

(4)	Amounts in this column have been calculated by multiplying the number of RSUs subject to the applicable award by $111.51, which was the closing price of the Common Stock on December 31, 2020.

(5)	Twenty-five percent of the shares subject to this stock option vest one year following the date of grant, and the remaining seventy-five percent will vest in equal monthly installments over the following three years, subject to continued service with the Company through the applicable vesting date.

(6)	Represents performance- and time-vesting stock options and assumes achievement of performance at threshold levels. These stock options are eligible to vest according to the satisfaction of both a time-vesting requirement, pursuant to which 25% of the shares subject to this option vest one year following the date of grant, and the remaining 75% will vest in equal monthly installments over the following three years subject to continued employment through the vesting date; and a performance-vesting requirement, pursuant to which 33.33%, 33.33%, and 33.34% of the shares will vest if, at any time during the four-year period from the grant date, the volume-weighted average stock price of the Common Stock meets or exceeds three separate pre-determined dollar targets, respectively, for twenty (20) consecutive trading days. The Company’s Common Stock did not meet one pre-determined dollar target for twenty (20) consecutive trading days and therefore 33.34% of the shares were cancelled on October 31, 2020.

(7)	Represents performance- and time-vesting stock options that vest subject to the satisfaction of a performance-based vesting requirement, followed by time-based vesting. The performance metric required that the Company initiate a COVID-19 Phase 2 clinical trial within twelve (12) months of the grant date, which occurred when the Company initiated its Phase 2 clinical trial of NVX-CoV2373 in the U.S. on August 24, 2020. As a result of the attainment of the performance objective, these options will vest as to 50% of the underlying shares on August 24, 2021 and as to 50% of the underlying shares on August 24, 2022, subject to continued service with the Company through such applicable vesting date.

(8)	Twenty-five percent of the shares underlying this stock appreciation grant under the 2015 Stock Plan will vest on the first anniversary of the grant date, and the remaining 75% will vest in equal monthly installments over the following three years, subject to continued service with the Company through the vesting date.

OPTIONS EXERCISED AND STOCK APPRECIATION RIGHTS EXERCISED AND STOCK VESTED

The following table sets forth certain information concerning the exercise of stock options and/or SARs held by the NEOs and the holding of RSUs that vested during the fiscal year ended December 31, 2020.

	Option/SAR Awards		Stock Awards
Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Stanley C. Erck	102,317	8,039,414	12,618	819,842
Gregory F. Covino	—	—	—	—
Gregory M. Glenn, M.D.	97,760	9,142,404	39,348	4,391,538
John J. Trizzino	72,388	7,278,978	35,906	4,030,180
John A. Herrmann III	83,953	7,069,224	35,322	3,965,781

(1)	This amount represents the difference between the market price of a share of Common Stock at the time of exercise and the exercise price of the stock option or SAR.
(2)	Amounts in this column represent RSUs that vested during 2020.
(3)	The dollar amount in this column is determined by multiplying the number of shares of Common Stock underlying RSUs that vested during 2020 by the closing price of a share of Common Stock on the date the RSUs vested.

OVERVIEW OF EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS

Employment Agreements

On December 31, 2020, the Company had employment agreements in place with each of our NEOs. Each employment agreement provides for a base salary subject to review each year, an incentive bonus, and equity awards. Salary information and the target amount of the incentive bonus are described in greater detail on pages 39 through 40 in the CD&A. The amount of any incentive bonus and the form of payment (cash, equity, or some combination of the two) are at the discretion of the Board.

The employment agreements with Messrs. Erck, Trizzino and Herrmann and Dr. Glenn also provide that additional equity may be awarded to the NEO based upon his performance and subject to the Board’s approval. The employment agreements with all of our NEOs further provide for the reimbursement of reasonable expenses incurred in connection with the performance of duties and for the NEO to participate in the Company’s Severance Plan (discussed below). Each NEO must devote his full business time to the performance of services to the Company.

The employment agreements require each NEO to maintain the confidentiality of the Company’s proprietary information and provide that all work product discovered or developed by the NEO in the course of the NEO’s employment belongs to the Company. In addition, in the employment agreements, the NEOs have agreed not to compete with the Company, directly or indirectly, within the United States or interfere with or solicit the Company’s contractual relationships, in each case during the term of his employment and for the duration of the severance period provided for the NEO following the termination of his employment.

If an NEO is terminated without “cause” or leaves the Company for “good reason” (as such terms are defined in each employment agreement), the NEO may receive a lump sum separation payment. The amount of these payments is more specifically described in the section “Potential Payments Upon Termination” beginning on page 57. To be entitled to such a payment, the NEO must execute and deliver to the Company a waiver and separation agreement, releasing the Company from any claims.

Amended and Restated Change in Control Severance Benefit Plan

In August 2005, the Board adopted a Change in Control Severance Benefit Plan, which was amended in July 2006, December 2008, and June 2011 (the “Severance Plan”). The purpose of the Severance Plan is to provide severance pay and benefits to a select group of employees in the event their employment with the Company is terminated following a change in control event, to provide such employees with an incentive to remain with the Company, and help the Company consummate a strategic corporate sale or transaction that maximizes stockholder value. Participants in the Severance Plan are recommended by the CEO and approved by the Board. Selected participants with existing severance agreements are deemed to elect coverage under the Severance Plan and are not eligible for any severance benefits under other agreements unless expressly provided otherwise by the Board. Each of our NEOs participates in the Severance Plan.

The Severance Plan provides for the payment of benefits upon certain triggering events. A triggering event occurs if a participant’s employment is terminated due to an “Involuntary Termination without Cause” for a reason other than death or disability or as a result of a “Constructive Termination” either (i) within a certain period (not to exceed 24 months) after the effective date of a “Change in Control” or (ii) before the Change in Control but after the first day on which the Board and/or senior management of the Company has entered into formal negotiations with a potential acquirer that results in the consummation of the Change in Control.

The specific periods of time following the effective date of a Change in Control during which payment of benefits under the Severance Plan may be triggered by termination, and the severance payment and benefits provided pursuant to the Severance Plan, are as follows:

Severance(1)(2)
Executive	Protected Period	Payment	Continuation of Benefits Period
Stanley C. Erck	24 months	24 months salary	18 months
Gregory F. Covino	12 months	12 months salary	12 months
Gregory M. Glenn, M.D.	12 months	12 months salary	12 months
John J. Trizzino	12 months	12 months salary	12 months
John A. Herrmann III	12 months	12 months salary	12 months

(1)	If a triggering event occurs, the participant is entitled to a lump sum severance payment; a bonus equal to 100% of the target annual performance bonus for the year in which the termination date occurred multiplied by the length in years of the participant’s severance benefit period; and Company-paid continuation of medical, dental, and vision benefits for the same number of months as the severance period, with the exception of Mr. Erck, whose benefits continue for 18 months.

(2)

The NEOs are also entitled to certain payments and benefits upon termination of employment that are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include accrued salary and accrued but unused vacation pay, and availability for distribution of plan balances under the Company’s 401(k) plan.

As used in the Severance Plan, the below terms have the following meanings:
Term	Definition
Involuntary Termination without Cause	The termination of an eligible employee’s employment which is initiated by the Company for a reason other than Cause:
Cause	●	conviction of, a guilty plea with respect to, or a plea of nolo contendere to a charge that the eligible employee has committed a felony under the laws of the United States or of any state or a crime involving moral turpitude, including, but not limited to, fraud, theft, embezzlement, or any crime that results in or is intended to result in personal enrichment at the expense of the Company

	●	material breach of any agreement entered into between the eligible employee and the Company that impairs the Company’s interest therein

	●	willful misconduct, significant failure to perform the eligible employee’s duties, or gross neglect by the eligible employee of the eligible employee’s duties

	●	engagement in any activity that constitutes a material conflict of interest with the Company

Constructive Termination	A termination initiated by an eligible employee because any of the following events or conditions has occurred:

	●	a change in the eligible employee’s position or responsibilities (including reporting responsibilities) which represents an adverse change from the eligible employee’s position or responsibilities as in effect immediately preceding the effective date of a Change in Control or at any time thereafter; the assignment to the eligible employee of any duties or responsibilities which are inconsistent with the eligible employee’s position or responsibilities as in effect immediately preceding the effective date of a Change in Control or at any time thereafter; except in connection with the termination of the eligible employee’s employment for Cause or the termination of an eligible employee’s employment because of an eligible employee’s disability or death, or except resulting from a voluntary termination by the employee other than as a result of a Constructive Termination

	●	a material reduction in the eligible employee’s pay or any material failure to pay the eligible employee any compensation or benefits to which the eligible employee is entitled within five (5) days of the date due

	●	the Company’s requiring the eligible employee to relocate his principal worksite to any place outside a fifty (50) mile radius of the eligible employee’s current worksite, except for reasonably required travel on the business of the Company or its affiliates which is not materially greater than such travel requirements prior to the Change in Control

	●	the failure by the Company to continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which the eligible employee was participating immediately preceding the effective date of a Change in Control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the eligible employee

	●	any material breach by the Company of any provision of the Severance Plan

	●	the failure of the Company to obtain an agreement, from any successors and assigns to assume and agree to perform the obligations created under the Severance Plan as a result of a Change in Control

Change in Control	●	A sale, lease, license, or other disposition of all or substantially all of the assets of the Company

●	A consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger, or reorganization, own less than 50% of the outstanding voting power of the surviving entity and its parent following the consolidation, merger, or reorganization

●	Any transaction or series of related transactions involving a person or entity, or a group of affiliated persons or entities (but excluding any employee benefit plan or related trust sponsored or maintained by the Company or an affiliate) in which such persons or entities that were not stockholders of the Company immediately prior to their acquisition of the Company securities as part of such transaction become the owners, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation, or similar transaction and other than as part of a private financing transaction by the Company

●	A change in the Incumbent Board, which occurs if the existing members of the Board on the date the Severance Plan was initially adopted by the Board (the “Incumbent Board”) cease to constitute at least a majority of the members of the Board, provided, however, that any new Board member shall be considered a member of the Incumbent Board for this purpose if the appointment or election (or nomination for such election) of the new Board member is approved or recommended by a majority vote of the members of the Incumbent Board who are then still in office

POTENTIAL PAYMENTS UPON TERMINATION

The following table summarizes the payment that would be payable to our NEOs as of December 31, 2020, in the event of the various termination scenarios, including termination other than for cause, termination for cause, and termination in connection with a change in control:

		Triggering Event
Executive	Benefit	Termination Other Than for Cause(1) ($)	Termination For Cause(2) ($)	Termination in Connection with a Change in Control(3) ($)
Stanley C. Erck	Severance Payment	993,000	—	1,324,000
	Bonus	—	—	595,800(4)
	Equity Awards	—	—	56,657,427(5)
	Health Insurance	33,396 (6)	—	33,396 (6)
	Total	1,026,396	—	58,610,623

Gregory F. Covino	Severance Payment	440,000	—	440,000
	Bonus	—	—	176,000(4)
	Equity Awards	—	—	171,052(5)
	Health Insurance	—	—	27,474(6)
	Total	440,000		814,526

Gregory M. Glenn, M.D.	Severance Payment	487,000	—	487,000
	Bonus	—	—	243,500(4)
	Equity Awards	—	—	31,051,145 (5)
	Health Insurance	—	—	27,474 (6)
	Total	487,000	—	31,809,119

John J. Trizzino	Severance Payment	430,000	—	430,000
	Bonus	—	—	172,000(4)
	Equity Awards	—	—	22,447,563 (5)
	Health Insurance	—	—	27,474 (6)
	Total	430,000	—	23,077,037

John A. Herrmann III	Severance Payment	415,000	—	381,368
	Bonus	—	—	166,000(4)
	Equity Awards	—	—	19,367,985 (5)
	Health Insurance	—	—	27,474 (6)
	Total	415,000	—	19,942,827

(1)	On December 31, 2020, the Company had employment agreements with Dr. Glenn and Messrs. Erck, Covino, Herrmann, and Trizzino, which provided for a lump sum cash severance payment equal to 18 months’ base salary for Mr. Erck and 12 months’ base salary for Dr. Glenn and Messrs. Covino, Herrmann and Trizzino if the executive is terminated without “cause” or leaves for “good reason.” All vested and exercisable stock options held by Dr. Glenn and Messrs. Covino, Herrmann and Trizzino must be exercised within three months following the termination date. All vested and exercisable stock appreciation rights held by Dr. Glenn and Messrs. Erck and Trizzino must be exercised within three months following the termination date. Mr. Erck is entitled to (i) continuation of medical, dental, and vision benefits for 18 months following the date of termination and (ii) the accelerated vesting of 50% of the unvested portion of each stock option or restricted stock grant made by the Company. Mr. Erck may exercise all outstanding vested stock options held at termination (including any accelerated options or grants) during the 12-month period following the date of termination.

(2)	In the event an NEO is terminated for cause, the Company has no further obligation to the executive other than the obligation to pay any unpaid base salary and unused vacation accrued through the termination date. Cause means (i) the executive’s willful failure (or, with respect to Mr. Covino’s agreement, the executive’s failure) or refusal to perform in all material respects the services required to be performed by him; (ii) the executive’s willful failure (or, with respect to Mr. Covino’s agreement, the executive’s failure) or refusal to carry out any proper and material direction by the President and Chief Executive Officer or Board (or, with respect to Mr. Erck’s agreement, the Board, and with respect to Mr. Herrmann’s agreement, the CMO, the CEO or the Board) with respect to the services to be rendered by him or the manner of rendering such services; (iii) the executive’s willful misconduct or gross negligence in the performance of his duties (or, with respect to Mr. Covino’s, Mr. Herrmann’s and Mr. Trizzino’s agreements, the executive’s misconduct in the performance of his duties); (iv) the executive’s commission of an act of fraud, embezzlement, or theft or felony involving moral turpitude; (v) the executive’s use of confidential information, other than for the benefit of the Company in the course of rendering services to the Company; or (vi) a breach of the executive’s non-competition obligations.

(3)	Under the Severance Plan, all current unvested stock options become vested and exercisable in full only upon a termination of employment following a Change in Control (a double trigger acceleration). The Severance Plan provides that all vested and exercisable stock options may be exercised within one year from the participant’s termination date, provided, however, that no exercise may occur later than the expiration date of the option as set forth in the applicable stock option agreement.

(4)	Bonus equals 100% of the NEO’s target annual bonus award, expressed as a monthly payment, multiplied by the participant’s severance benefit period, expressed monthly.

(5)	Represents the value of all unvested stock options outstanding at the closing price on December 31, 2020, minus any applicable exercise price.

(6)	Reflects the premiums for health, dental, and vision coverage under the Company’s group health insurance program. Amounts are based on the premiums in effect at December 31, 2020.

Termination as a Result of Death or Disability

In the event an NEO is terminated as a result of death or disability, all outstanding equity awards granted to the executive on or after March 2016 will vest as to 50% of the unvested portion of each grant as of the termination date. Otherwise, the Company has no further obligation to the executive other than the obligation to pay any unpaid base salary and unused vacation accrued through the termination date. If the executive dies while in the employ of the Company (or within three months after the date on which the executive ceases to be an employee), vested and exercisable options may be exercised by the executive’s estate for one year following the executive’s death. If the executive becomes disabled while in the employ of the Company, vested and exercisable options may be exercised by the executive for a period of one year after the executive ceases to be an employee due to a disability.

2020 CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the following information describes the relationship of the annual total compensation of our employees and the annual total compensation of Stanley C. Erck, our President and Chief Executive Officer (our “CEO”).

For 2020:

	2020 Annual Total Compensation ($)	Pay Ratio Estimate
Mr. Erck, our Chief Executive Officer	48,086,018
The median of all employees, other than Mr. Erck	400,755
		120:1

To identify its median employee and determine the annual total compensation of that median employee and the CEO:

●	The Company determined that, as of December 31, 2020, its employee population consisted of approximately 691 individuals, with approximately 390 employees based in the United States, 232 employees located in the Czech Republic, and 69 employees located in Sweden. All employees are included, whether employed as full-time, part-time, temporary, or seasonal employees, and compensation was annualized for any full-time employee that was not employed for all of fiscal year 2020.

●	We identified our median employee by reviewing compensation data reflected in payroll records consisting of base salary and annual cash incentive payments, which was consistently applied to all employees included in the calculation. Base salary and annual cash incentive payments were used because they represent the Company’s principal broad-based compensation elements.

●	No cost-of-living adjustments were made in identifying the median employee. For compensation of employees located in Sweden and the Czech Republic, the exchange rate used was the same as for financial statement translation purposes at December 31, 2020.

●	After identifying the median employee, all of the elements of such employee’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, were totaled, resulting in annual total compensation of $400,755. With respect to the annual total compensation of the CEO, the Company used the amount reported in the “Total” column of the Summary Compensation Table included in this Proxy Statement.

The CEO Pay Ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the CEO Pay Ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

PROPOSAL 3

Amendment and Restatement of the 2015 Stock Plan

At the Annual Meeting, stockholders will be asked to approve the adoption of the Amended and Restated 2015 Stock Incentive Plan adopted by our Board on March 18, 2021 (the “Amended 2015 Stock Plan”). The 2015 Stock Plan was originally adopted by our Board on March 5, 2015 and approved by Novavax stockholders on June 18, 2015, with an amendment thereto approved by our stockholders on June 9, 2016, and an amendment and restatement thereof approved by our stockholders on each of June 15, 2017, June 14, 2018, June 28, 2019, and June 25, 2020. Currently, 10,900,000 shares are authorized for issuance under the 2015 Stock Plan.

As discussed further below, stockholders are being asked to approve the Amended 2015 Stock Plan to enable us to increase the number of shares of Common Stock available for issuance pursuant to awards under the plan by 1,500,000 shares.

If stockholders do not approve this proposal, the Amended 2015 Stock Plan will not become effective and our 2015 Stock Plan will remain in effect in accordance with its terms.

Equity grants are an essential element of our compensation program. Stockholder approval of the Amended 2015 Stock Plan will allow us to continue to attract and retain high quality and high performing directors, executives, and other employees with equity incentives.

The Company is currently in a critical stage for its ultimate long-term success. We are working to advance NVX-CoV2373, our vaccine candidate designed to protect against the SARS-CoV-2 virus responsible for the COVID-19 pandemic. It is essential that the Company continue to be able to attract and retain best-in-class talent, and our ability to grant equity awards is key to our successful retention efforts.

The Board approved the Amended 2015 Stock Plan and the additional shares of Common Stock authorized for issuance under it based upon its review and consideration of:

●	the Company’s historic rates of equity award issuances
●	the dilutive impact to stockholders
●	equity plan guidelines established by certain institutional investors and proxy advisory firms
●	advice provided by Radford, the Compensation Committee’s independent consultant

The Board believes that it is in the best interest of the Company’s stockholders for the Company’s employees (including its officers), directors, and consultants to have an ownership interest in the Company and that granting equity awards to such persons motivates them to contribute to the Company’s success. During 2020, we grew our employee headcount by 523 employees, representing a 311% growth rate. Given the emphasis placed on equity awards in the Company’s compensation philosophy and, the Company’s unprecedented growth during 2020, more equity awards were granted under the 2015 Stock Plan (prior to its amendment) in 2020 than previously anticipated.

As a result, the remaining shares of Common Stock available for issuance under the 2015 Stock Plan are not sufficient to continue implementing the Company’s stock incentive program over the next two years, taking into account our historical burn rate (discussed below) and certain other factors, including the Company’s anticipated need to attract new employees with appropriate levels of experience and talent. Accordingly, on March 18, 2021, our Board approved the Amended 2015 Stock Plan, subject to stockholder approval, to increase the number of shares of Common Stock reserved for issuance under the Amended 2015 Stock Plan by 1,500,000 shares and to increase the number of shares of Common Stock that may be issued under the Amended 2015 Stock Plan upon the exercise of incentive stock options by 1,500,000 shares. The Amended 2015 Stock Plan is being submitted to the Company’s stockholders for approval.

The Board believes the Amended 2015 Stock Plan continues to promote the interests of our stockholders and continues to be consistent with principles of good corporate governance including:

●	Independent Committee. The Amended 2015 Stock Plan will continue to be administered by the Compensation Committee and its authorized delegates. The Compensation Committee is composed entirely of independent directors who meet the Nasdaq Global Select Market (“Nasdaq”) standards for independence and “non-employee directors” under Rule 16b-3(b)(3) of the Exchange Act.

●	Stockholder Approval is Required for Additional Shares. The Amended 2015 Stock Plan does not contain an annual “evergreen” provision. The Amended 2015 Stock Plan authorizes a fixed number of shares and, as a result, stockholder approval is required to issue any additional shares under awards under the Amended 2015 Stock Plan. This gives our stockholders the opportunity to provide direct input on our equity compensation programs.

●	No Discounted Stock Options or SARs. All stock options and SARs under the Amended 2015 Stock Plan must have an exercise price or base value that is not less than the closing price of a share of Common Stock on the date of grant (or, if no closing price is reported on that date, the closing price on the immediately preceding date on which a closing price was reported).

●	Performance Awards. Under the Amended 2015 Stock Plan, the Compensation Committee may grant performance-based awards designed to reward individual and Company performance.

●	No Repricing. Other than in connection with a corporate transaction affecting the Company, the Amended 2015 Stock Plan prohibits any repricing of stock options or SARs without obtaining stockholder approval in accordance with Nasdaq requirements.

●	No Liberal Share Recycling. Shares retained or withheld by or delivered to the Company to satisfy the purchase or exercise price of (or withholding taxes applicable to) an award and the total number of shares subject to a SAR any portion of which is settled in shares reduce the number of shares available for issuance under the Amended 2015 Stock Plan. In addition, the number of shares available for delivery under the Amended 2015 Stock Plan will not be increased by any shares that have been delivered under the Amended 2015 Stock Plan that are subsequently repurchased using proceeds directly attributable to stock option exercises.

●	Minimum Vesting Provisions. The Amended 2015 Stock Plan requires a minimum vesting period of at least one year for all awards granted under the plan, subject to a carve-out for awards not exceeding five percent of the total shares of Common Stock reserved for issuance under the Amended 2015 Stock Plan.

●	Accelerated Vesting on a Change in Control. The Amended 2015 Stock Plan provides that, upon the consummation of a corporate transaction (as described below), the plan administrator may not accelerate the time-based vesting of an award unless such award is not assumed or substituted by the acquiring or succeeding company in such transaction. Further, the Amended 2015 Stock Plan requires that, on the consummation of a corporate transaction, the performance-based vesting of any award be determined based on the greater of (a) assumed achievement of the applicable performance goals at 100% of target with the result prorated based on the period of the Participant’s actual employment or service relationship with the Company prior to the corporate transaction during the applicable full performance period, or (b) actual achievement of the applicable performance goals through the date of the corporate transaction.

●	Clawback Policy. Awards under the Amended 2015 Stock Plan are subject to recoupment in accordance with any applicable Company clawback or recoupment policy that may be adopted by the Board or as otherwise required by law or applicable listing standards. The Company’s current clawback policy, as adopted by the Board, provides that, if the Company is required to prepare an accounting restatement due to material non-compliance with financial reporting requirements under applicable securities laws, with respect to any cash bonus or other cash compensation paid or awarded, or equity-based bonus or other equity-based incentive compensation that was exercised, vested or settled, within six months preceding such restatement, and that was granted or earned or became vested based wholly or in part upon the attainment of any financial reporting measure, if the recipient of such cash or equity-based bonus or other cash or equity-based incentive compensation engaged in fraud, intentional misconduct, or gross negligence that caused or partially caused the need for the restatement, the Board generally may seek reimbursement of any amount paid under an award in excess of what would have been paid had such error not been made.

●	Payment of Dividends. The Amended 2015 Stock Plan expressly prohibits the payment of dividends or dividend equivalents on unvested awards.

Existing Equity Plan Information

Since its adoption in 2015, we have granted equity awards exclusively under our 2015 Stock Plan. In 2020, the Company granted stock options covering a total of 3,363,766 shares and 511,846 RSUs. Our 2020 burn rate was determined to be 7.3%. The following table provides information regarding the three-year average burn rate for the preceding three fiscal years as follows:

	Stock options and SARs granted	Full value awards granted	Performance- vesting stock options and full value awards granted	Total	Burn rate(1)
2020	862,166	511,846	2,827,650	4,201,662	7.3%
2019	1,620,721	1,184,932	66,677	2,872,330	11.9%
2018(2)	830,616	–	–	830,616	4.5%
Three-year average	1,104,501	565,593	964,776	2,634,869	7.9%

(1)	Our weighted average common shares outstanding in each of the last three years was: 2020, 57,554,000; 2019, 24,100,000; and 2018, 18,488,000.
(2)	Reflects awards as adjusted for the 1-for-20 Reverse Stock Split.

In 2020 and through April 19, 2021, the Company granted stock options covering a total of 3,399,174 shares and 930,369 RSUs. As of April 19, 2021, our 2015 Stock Plan had 2,364,405 shares of Common Stock available for future grant as equity awards. If the Amended 2015 Stock Plan is approved, the total number of shares of Common Stock that will be available for future awards under the Amended 2015 Stock Plan will be 3,864,405, which is the sum of 1,500,000 shares, plus the number of shares currently available under the 2015 Stock Plan. If the stockholders do not approve the Amended 2015 Stock Plan, the Amended 2015 Stock Plan will not become effective, and additional awards will only be granted from the shares currently available under the 2015 Stock Plan.

Potential Dilution

As of April 19, 2021, 74,080,008 shares of Common Stock were outstanding. The following table provides information regarding the number of shares subject to each type of outstanding award under the 2015 Stock Plan and the 2005 Stock Plan, the number of shares of our Common Stock available for future awards under the 2015 Stock Plan, the number of additional shares that would be available for future awards under the Amended 2015 Stock Plan, if approved by stockholders, and the dilutive impact of each to our stockholders as of April 19, 2021.

	Number of outstanding shares	As a percentage of stock outstanding on a fully diluted basis
Outstanding stock options and SARs (with performance-based stock options measured at maximum)	5,170,324	6.4%
Outstanding RSUs (with performance-based RSUs measured at maximum)	1,105,949	1.4%
Total shares subject to outstanding awards under the 2015 Stock Plan and the 2005 Stock Plan	6,276,273	7.8%

Total shares available for future awards under the 2015 Stock Plan	2,364,405	2.9%

Proposed additional shares available for future awards under the Amended 2015 Stock Plan	1,500,000	1.8%

Total potential dilution	10,140,678	12.0%

As indicated by the numbers in the table above, as of April 19, 2021, the potential dilution under our 2015 Stock Plan and 2005 Stock Plan was 10.7%. If the Amended 2015 Stock Plan is approved by our stockholders, our potential dilution will be 12.0%.

Supplemental Equity Compensation Plan Information

The following table provides supplemental information on the Company’s equity compensation plans as of April 19, 2021 in addition to the required information presented under “Equity Compensation Plan Information” included elsewhere in this Proxy Statement. Under the plans included in the table below, the Company’s Common Stock may be issued upon the exercise of options.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights (b)	Weighted-Average Remaining Term of Outstanding Options, Warrants, and Rights (c)	Number of Restricted Stock Awards Outstanding (d)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (e)
Equity compensation plans approved by security holders(1)	5,170,324	39.22	8.3	1,105,949	2,577,302
Equity compensation plans not approved by security holders	–	–	–	–	–
Total	5,170,324	39.22	8.3	1,105,949	2,577,302

(1)	Includes our 2015 Stock Plan, 2005 Stock Plan and ESPP. The 2005 Stock Plan terminated pursuant to its terms on February 23, 2015 and no further awards will be made pursuant to that plan. The weighted-average exercise price in column (b) excludes RSUs, which do not have an exercise price.

Reasons for Seeking Stockholder Approval

Our Board believes the ability to grant equity compensation to all employees has been, and will continue to be, essential to the Company’s ability to attract and retain the highest quality and highest performing employees and directors. Our Board also believes equity compensation motivates our employees, including our executive officers, and our directors to contribute to the achievement of our corporate objectives and encourages the alignment of their interests with the interests of our stockholders. After a review of its routine historical practice and an estimation of the Company’s future growth, the Company believes the availability of 1,500,000 additional shares of Common Stock under the Amended 2015 Stock Plan would provide a sufficient number of shares to enable the Company to continue to make awards at historical average annual rates for the next year. The Compensation Committee determined that reserving shares sufficient for approximately one year of new awards at historical grant rates is in line with the practice of our peer public companies.

Summary of the Amended 2015 Stock Plan

The following summary describes the material terms of the Amended 2015 Stock Plan. This summary of the Amended 2015 Stock Plan is not a complete description of all provisions of the Amended 2015 Stock Plan and is qualified in its entirety by reference to the Amended 2015 Stock Plan, which is filed as Appendix A to this Proxy Statement.

Purpose; Term. The purpose of the Amended 2015 Stock Plan is to secure for the Company and its stockholders the benefits arising from capital stock ownership by employees, officers, and directors of, as well as consultants and advisors to, the Company, its parents and its subsidiaries. Unless sooner terminated in accordance with its terms, the Amended 2015 Stock Plan will terminate upon the close of business on March 4, 2025.

Administration. The Amended 2015 Stock Plan is administered by the Compensation Committee and its authorized delegates. Subject to the terms of the Amended 2015 Stock Plan, the Compensation Committee has the authority to determine the individuals to whom, and the time or times at which, awards are made, the number of shares of Common Stock subject to each award, and the terms of all awards and all award agreements; to construe the plan and the award agreements under the plan; to prescribe the forms, rules and procedures relating to the plan; to determine the form of settlement of awards (whether in cash, shares of Common Stock, or other property); and to make all other determinations and take all other actions that are, in the Compensation Committee’s judgment, necessary or desirable for the administration of the Amended 2015 Stock Plan. Notwithstanding the foregoing, except in connection with a change in control of the Company or the death or disability of a participant after the time an award has been granted, the Compensation Committee may not accelerate the time or times at which an award vests or becomes exercisable. The Compensation Committee’s construction and interpretation of the terms and provisions of the Amended 2015 Stock Plan and any award agreement are final and conclusive.

Shares Reserved. Subject to adjustment as described below, the number of shares of Common Stock that are reserved for issuance under the Amended 2015 Stock Plan is 12,400,000 shares. Shares of Common Stock underlying any award made under the Amended 2015 Stock Plan to the extent the award expires, terminates or is forfeited, in whole or in part, without the issuance of shares become available for issuance again under the Amended 2015 Stock Plan. Shares of Common Stock that are retained or withheld by or delivered to the Company to satisfy any purchase or exercise price or tax withholding obligation, and the total number of shares of Common Stock subject to a SAR, any portion of which is settled in shares of Common Stock, are treated as issued under the Amended 2015 Stock Plan. The shares available for issuance under the Amended 2015 Stock Plan are not increased by any shares that have been delivered under the Amended 2015 Stock Plan that are subsequently repurchased using the proceeds directly attributable to stock option exercises. The closing price of share of Common Stock as reported on Nasdaq on April 19, 2021 was $221.50 per share.

Maximum Number of Shares Available under Incentive Stock Options. The maximum aggregate number of shares that may be issued under the Amended 2015 Stock Plan upon the exercise of incentive stock options is 12,400,000.

Individual Limits. The maximum number of shares of Common Stock subject to stock options and the maximum number of shares of Common Stock subject to SARs that may be granted to any person in any calendar year is, in each case, 500,000 shares. The maximum number of shares subject to other awards that may be granted to any person in any calendar year is 250,000 shares.

Non-Employee Director Limits. A participant in the Amended 2015 Stock Plan who is a non-employee member of our Board may not receive shares of Common Stock underlying awards under the Amended 2015 Stock Plan in any calendar year in excess of 100,000 shares. This limit does not apply to any award or shares of Common Stock granted pursuant to a director’s election to receive shares of Common Stock in lieu of cash fees.

Eligible Participants. The Compensation Committee may select recipients of awards from among key employees, officers, or directors of, or consultants or advisors to the Company and its parents and subsidiaries who are expected to contribute to the Company’s future growth and success. Eligibility for stock options intended to be “incentive stock options” within the meaning of Section 422 of the Code is limited to employees of the Company or its parents and subsidiaries, in accordance with Section 422 of the Code. As of April 19, 2021, 891 employees, 4 consultants, and 8 directors are eligible to participate in the Amended 2015 Stock Plan.

Awards. The Amended 2015 Stock Plan provides for grants of stock options, restricted stock, unrestricted stock, SARs, stock units, RSUs, and performance awards. Dividend equivalents may also be provided in connection with awards under the Amended 2015 Stock Plan.

●	Restricted and Unrestricted Stock. A restricted stock award is an award of stock subject to forfeiture restrictions, while an unrestricted stock award is not subject to restrictions.

●

Stock Options and SARs. The Amended 2015 Stock Plan provides for the grant of incentive stock options, non-statutory stock options and SARs. Stock options entitle the holder to acquire shares of Common Stock upon payment of the exercise price. A SAR is a right entitling the holder upon exercise to receive an amount (payable in cash or in shares of Common Stock of equivalent value) equal to the excess of the closing price of the shares of Common Stock subject to the SAR on the exercise date over the base value from which appreciation under the SAR is to be measured. The exercise price of a stock option, and the base value against which a SAR is to be measured, may not be less than the closing price (or, in the case of an incentive stock option granted to a ten percent stockholder, 110% of the closing price) of a share of Common Stock on the date of grant (or, if no closing price is reported on that date, the closing price on the immediately preceding date on which a closing price was reported). The Amended 2015 Plan will be administered based on closing prices on the dates of grants (or, on the immediately preceding date on which a closing price was reported, as described above), which may differ substantially from market prices shortly following the grants. The Compensation Committee will determine when stock options or SARs become exercisable and the terms on which such awards remain exercisable. Stock options and SARs will generally have a maximum term of ten years (or, in the case of an incentive stock option granted to a ten percent stockholder, five years); however, in general, if (i) a participant holds an outstanding but unexercised stock option or SAR on the date that is ten years from the date of grant (or, in the case of a stock option or SAR with a maximum term of less than ten years, the last day of such maximum term) and has not exercised such stock option or SAR as of the regular closing time of the exchange on which shares of Common Stock are traded on the last day of the applicable term of the stock option or SAR, (ii) on such date shares of Common Stock is publicly traded, and (iii) at such time the value of a share of Common Stock (measured based on the closing price of a share of Common Stock) is greater than the exercise price or base value applicable to such stock option or SAR, such stock option or SAR to the extent then vested and exercisable will be automatically exercised on the last day of the applicable term and the number of shares of Common Stock otherwise to be delivered upon exercise of the stock option or SAR will be reduced by, in the case of a stock option, a number of shares having a value equal to the aggregate exercise price of the stock option being exercised and, in the case of a stock option or SAR, a number of shares having a value equal to the amount necessary to satisfy any applicable tax withholding obligation (but not in excess of the maximum withholding amount consistent with the award being subject to equity accounting treatment under the Accounting Rules).

●	Stock Units. A stock unit award is denominated in shares of Common Stock and entitles the recipient to receive stock or cash measured by the value of the shares in the future. The delivery of Common Stock or cash under a stock unit may be subject to the satisfaction of performance or other vesting conditions.

●	Performance Awards. A performance award is an award of a stock option, SAR, restricted stock, or RSU the vesting, settlement or exercisability of which is subject to specified performance criteria.

Vesting. The Compensation Committee will determine the time or times at which awards will vest or become exercisable, provided that no award may vest prior to the first anniversary of the grant date, subject to the Compensation Committee’s discretion to accelerate the vesting of an award upon a change in control of the Company or the death or disability of a participant. However, a number of shares of Common Stock not exceeding five percent of the number of shares of Common Stock that may be delivered in satisfaction of awards under the Amended 2015 Stock Plan may be delivered in satisfaction of awards that are not subject to the minimum one-year vesting period.

Termination of Employment or Service. The Compensation Committee determines the effect of the termination of employment or service on an award. Unless otherwise provided by the Compensation Committee, upon a termination of employment or service, all unvested stock options and SARs will terminate, all other unvested awards will be forfeited, and vested stock options and SARs then held by the participant will remain exercisable for a period of three months, or 12 months in the case of death or disability, following such termination of employment or, in each case, until the applicable expiration date, if earlier. All stock options and SARs held by a participant, whether vested or unvested, immediately prior to the participant’s termination of employment or service will terminate if such termination is for cause.

Non-transferability of Awards. In general, awards under the Amended 2015 Stock Plan may not be transferred except by will or the laws of descent and distribution, unless, in the case of awards other than incentive stock options, expressly permitted in the agreement evidencing the award. Awards other than incentive stock options may be transferred pursuant to a domestic relations order (within the meaning of Rule 16a-12 of the Exchange Act).

Recovery of Compensation. The Compensation Committee may cancel, rescind, withhold or otherwise limit or restrict any award at any time under the Amended 2015 Stock Plan if the participant is not in compliance with the provisions of the Amended 2015 Stock Plan or the award or if the participant breaches any agreement with the Company with respect to non-competition, non-solicitation, or confidentiality. The Compensation Committee also may recover any award or payments or gain with respect to any award under the Amended 2015 Stock Plan in accordance with any applicable Company clawback or recoupment policy, as such policy may be in effect from time to time, or as otherwise required by applicable law or applicable stock exchange listing standards. On April 26, 2017, the Board adopted a policy providing that, if the Company is required to prepare an accounting restatement due to material non-compliance with financial reporting requirements under applicable securities laws, with respect to any cash bonus or other cash compensation paid or awarded, or equity-based bonus or other equity-based incentive compensation that was exercised, vested or settled, within six months preceding such restatement, and that was granted or earned or became vested based wholly or in part upon the attainment of any financial reporting measure, if the recipient of such cash or equity-based bonus or other cash or equity-based incentive compensation engaged in fraud, intentional misconduct, or gross negligence that caused or partially caused the need for the restatement, the Board generally may seek reimbursement of any amount paid under an award in excess of what would have been paid had such error not been made.

Adjustment Provisions. If the outstanding shares of Common Stock are exchanged for a different number or kind of shares or other securities of the Company or increased or decreased as a result of any recapitalization, reclassification, stock dividend, stock split or reverse stock split, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock or other securities, an appropriate and proportionate adjustment will be made to (a) the maximum number and kind of shares reserved for issuance under the Amended 2015 Stock Plan, (b) the maximum number of shares that can be issued upon exercise of incentive stock options under the Amended 2015 Stock Plan, (c) the limitations on the number of shares of Common Stock that may be delivered through awards granted to any person in any calendar year and the limitations on awards granted to our non-employee directors, (d) the number and kind of shares or other securities subject to any then outstanding awards under the Amended 2015 Stock Plan, and (e) the exercise or purchase prices (or base values) relating to awards and any other provision of awards affected by such change, without (in the case of stock options or SARs) changing the aggregate exercise price (or base values) for such awards. For example, on May 10, 2019, the Company effected the 1-for-20 Reverse Stock Split, which resulted in appropriate and proportionate adjustments.

Change in Control. In the event of a corporate transaction (as defined in the Amended 2015 Stock Plan) in which awards are not assumed or substituted by the acquiring or succeeding corporation (or an affiliate thereof), the Compensation Committee will provide for the accelerated vesting or delivery of shares under awards and may provide for (a) the cash-out of outstanding awards or (b) the termination of awards that are not exercised prior to the consummation of the transaction. In the event of a corporate transaction in which awards are assumed or substituted by the acquiring or succeeding corporation (or an affiliate thereof), the Compensation Committee will provide that such awards will continue in existence with appropriate adjustments or modifications. The performance-based vesting of any award is determined based on the greater of (a) assumed achievement of the applicable performance goals at 100% of target with the result prorated based on the period of the Participant’s actual employment or service relationship with the Company prior to the corporate transaction during the applicable full performance period, or (b) actual achievement of the applicable performance goals through the date of the corporate transaction. Except as the Compensation Committee may otherwise provide in any case, all awards will terminate automatically or, in the case of restricted stock, will be forfeited automatically upon the consummation of a covered transaction other than awards that are assumed by the acquiring or succeeding corporation. In general, a corporate transaction under the Amended 2015 Stock Plan means a consolidation, merger, combination or reorganization of the Company, the sale, lease or other disposition of all or substantially all of the assets of the Company, a transaction or series of related transactions involving a person or entity, or a group of affiliated persons or entities in which such persons or entities become the owners, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction, or a dissolution or liquidation of the Company.

Prohibition on Repricing. Except in connection with certain corporate transactions involving the Company, the Company may not, without obtaining stockholder approval, amend the terms of outstanding stock options or SARs to reduce the exercise price or base value of such awards, cancel outstanding stock options or SARs in exchange for stock options or SARs with an exercise price or base value that is less than the exercise price or base value applicable to the original award, or cancel outstanding stock options or SARs that have an exercise price or base value greater than the closing price of a share of Common Stock on the date of such cancellation in exchange for cash or other consideration.

Plan Amendments and Termination. The Board may at any time, and from time to time, modify or amend the Amended 2015 Stock Plan in any respect, except that any such modification or amendment will be subject to stockholder approval to the extent required by applicable tax or securities laws or stock exchange listing requirements, and no such modification or amendment may adversely affect the rights under an award previously granted to a participant without such participant’s consent. The Compensation Committee may amend outstanding award agreements only with the consent of the affected participant, except that the Administrator, without the consent of the affected participant, may amend or modify the terms and provisions of the Amended 2015 Stock Plan and of any outstanding incentive stock options granted under the Amended 2015 Stock Plan to the extent necessary to qualify any or all such stock options as incentive stock options or to the extent necessary to ensure the qualification of the Amended 2015 Stock Plan under Rule 16b-3 (if then applicable) or compliance with, or exemption from, Section 409A of the Code. The Board may at any time suspend or terminate the Amended 2015 Stock Plan except that any such suspension or termination may not adversely affect the rights under an award previously granted to a participant while the Amended 2015 Stock Plan is in effect without the consent of the affected participant.

Federal Income Tax Consequences

The following is a summary of some of the material federal income tax consequences associated with the grant and exercise of awards under the Amended 2015 Stock Plan under current federal tax laws and certain other tax considerations associated with awards under the Amended 2015 Stock Plan. The summary does not address tax rates or non-U.S., state, or local tax consequences, nor does it address employment tax or other federal tax consequences except as noted.

Restricted Stock. A participant who is awarded or purchases shares subject to a substantial risk of forfeiture generally does not have income until the risk of forfeiture lapses. When the risk of forfeiture lapses, the participant has ordinary income equal to the excess of the value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the Company. However, a participant may make an election under Section 83(b) of the Code to be taxed on restricted stock when it is acquired rather than later, when the substantial risk of forfeiture lapses. An 83(b) election must be made not later than thirty (30) days after the transfer of the shares to the participant and must satisfy certain other requirements. A participant who makes an effective 83(b) election will realize ordinary income equal to the value of the shares as of the time of acquisition less any price paid for the shares. A corresponding deduction will generally be available to the Company. If a participant makes an effective 83(b) election, no additional income results by reason of the lapsing of the restrictions.

For purposes of determining capital gain or loss on a sale of shares awarded under the Amended 2015 Stock Plan, the holding period in the shares begins when the participant realizes taxable income with respect to the transfer. The participant’s tax basis in the shares equals the amount paid for the shares plus any income realized with respect to the transfer. However, if a participant makes an effective 83(b) election and later forfeits the shares, the tax loss realized as a result of the forfeiture is limited to the excess of what the participant paid for the shares (if anything) over the amount realized (if any) in connection with the forfeiture.

Incentive Stock Options. In general, a participant realizes no taxable income upon the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may result in an alternative minimum tax liability to the participant. With some exceptions, a disposition of shares purchased under an incentive stock option within two years from the date of grant or within one year after exercise produces ordinary income to the participant (and generally a deduction to the Company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized on the disposition is treated as a capital gain, for which the Company is not entitled to a deduction. If the participant does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss, for which the Company is not entitled to a deduction.

Non-statutory Stock Options. In general, a participant has no taxable income upon the grant of a non-statutory stock option but realizes income in connection with exercise of the option in an amount equal to the excess (at time of exercise) of the value of the shares acquired upon exercise over the exercise price. A corresponding deduction is generally available to the Company. Upon a subsequent sale or exchange of the shares, any recognized gain or loss is treated as a capital gain or loss for which the Company is not entitled to a deduction. An incentive stock option that is exercised more than three months after termination of employment (other than termination by reason of death) is generally treated as a non-statutory stock option. Incentive stock options are also treated as non-statutory stock options to the extent they first become exercisable by an individual in any calendar year for shares having a value (determined as of the date of grant) in excess of $100,000.

SARs. The grant of a SAR does not itself result in taxable income, nor does taxable income result merely because a SAR becomes exercisable. In general, a participant who exercises a SAR for shares of stock or receives payment in cancellation of a SAR will have ordinary income equal to the amount of any cash and the value of any stock received. A corresponding deduction is generally available to the Company.

Restricted Stock Units. The grant of an RSU does not itself result in taxable income. Instead, the participant is taxed upon delivery of the underlying shares (and a corresponding deduction is generally available to the Company). If the shares delivered are restricted for tax purposes, the participant will be subject to the rules described above for restricted stock.

Section 162(m). Section 162(m) limits to $1 million the amount a company may deduct for compensation paid to certain current and former executive officers, subject to limited exceptions.

Certain Change in Control Payments. Under Section 280G of the Code, the vesting or accelerated exercisability of stock options or the vesting and payment of other awards in connection with a change in control of a corporation may be required to be valued and taken into account in determining whether participants have received compensatory payments contingent on the change in control in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards, may be subject to an additional 20% federal tax and may be non-deductible to the Company.

New Plan Benefits

No awards under the Amended 2015 Stock Plan have been granted to date. Because future awards under the Amended 2015 Stock Plan will be granted in the discretion of the Compensation Committee, the type, number, recipients, and other terms of such awards cannot be determined at this time.

The following table sets forth the awards that were granted to our Named Executive Officers, our executive officers as a group, our non-employee directors as a group, and our other employees (who are not executive officers) as a group under the 2015 Stock Plan during 2020. The number of performance-based stock options and RSUs listed in the table below is based on the performance condition being satisfied in full.

Name and Position	Time-Vesting Stock Options	Performance- Vesting Stock Options (assuming all performance conditions achieved)	Time-Vesting RSUs	Performance- Vesting RSUs
Stanley C. Erck, President and CEO	41,700	400,000	20,900	–
Gregory F. Covino, Former EVP, Chief Financial Officer and Treasurer	8,200	–	7,300	–
Gregory M. Glenn, M.D., President, Research and Development	18,700	165,000	9,300	–
John J. Trizzino, EVP, Chief Commercial Officer, Chief Business Officer and Interim Chief Financial Officer	9,500	140,000	7,300	–
John A. Herrmann III, EVP, Chief Legal Officer and Corporate Secretary	12,700	125,000	8,800	–
Executive Group	90,800	830,000	53,600	–
Non-Executive Director Group	70,580	–	41,390	–
Non-Executive Officer Employee Group	2,372,386	–	742,906	–

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the Common Stock authorized for issuance under our equity compensation plans as of December 31, 2020. See also the information regarding stock options in Note 13 to the Company’s consolidated financial statements for the year ended December 31, 2020, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2021.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities in Column (a)) (c)
Equity compensation plans approved by security holders(1)	6,679,629	$39.96	2,729,512
Equity compensation plans not approved by security holders	—	—	—
Total	6,679,629	$39.96	2,729,512

(1)	Consists of the 2015 Stock Plan, 2005 Stock Plan, and ESPP. The 2005 Stock Plan terminated pursuant to its terms on February 23, 2015 and no further awards will be made pursuant to that plan. The weighted-average exercise price in column (b) excludes RSUs, which are not subject to an exercise price.

Required Vote

Approval of the Amended 2015 Stock Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and voting on the matter. Abstentions and broker non-votes will not be counted as shares voting on this matter and accordingly will have no effect on the approval of this Proposal 3.

FOR PROPOSAL 3, THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR”
THE ADOPTION OF THE AMENDED 2015 STOCK PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE THEREUNDER BY 1,500,000 SHARES

PROPOSALS 4 AND 5 – RATIFICATION OF CERTAIN APRIL 2020 EQUITY AWARDS AND RATIFICATION OF CERTAIN JUNE 2020 EQUITY AWARDS

The Novavax Board of Directors seeks stockholder approval of resolutions ratifying two sets of equity awards made in April 2020 and June 2020.

Prior to voting on Proposals 4 and 5 and to provide stockholders full transparency of any challenges to the ratification of Proposals 4 and 5, below is a summary of a derivative action filed by Thomas Golubinski, a Novavax stockholder. Mr. Golubinski has brought a purported derivative action in the Delaware Court of Chancery challenging the grants approved by the Board of Directors described below1.

Through the derivative action, Mr. Golubinski seeks to rescind or collect damages on behalf of the Company with respect to (1) certain equity awards granted in April 2020 and (2) certain equity awards granted in June 2020.

A copy of Mr. Golubinski’s complaint is attached as Appendix B to this Proxy Statement (the “Complaint”). Stockholders should read the Complaint in its entirety to understand fully Mr. Golubinski’s allegations.

Summary of Derivative Action

Mr. Golubinski provided a brokerage statement indicating that, as of September 30, 2020, he owned 392 shares of Common Stock. As of the Record Date, there were 74,080,008 shares of Common Stock outstanding. If Mr. Golubinski continued to hold 392 shares as of the Record Date, his position represented ownership of approximately 0.0005% of the Company’s outstanding shares. The ratification proposals detailed below provide stockholders holding over 99.99% of the outstanding Common Stock as of the Record Date the opportunity to ratify the challenged equity awards.

If a majority of (1) the votes present in person virtually or represented by proxy at the Annual Meeting and voting on a ratification proposal, and (2) the disinterested votes, meaning the votes cast by stockholders who did not receive the relevant equity awards, present in person virtually or represented by proxy at the Annual Meeting and voting on a ratification proposal, vote in favor of either of the resolutions ratifying the equity awards granted in April 2020 or in June 2020, the Company intends to seek dismissal of some or all of Mr. Golubinski’s Complaint on the grounds that one set or both sets of the equity awards have been ratified by the Company’s stockholders and Mr. Golubinski’s Complaint fails as a matter of law.

The portions of the discussion below that summarize Mr. Golubinski’s allegations are qualified in their entirety by reference to the Complaint.

April 2020 Awards

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement under the sub-sections titled "2020 Performance Highlights" and "2020 Pay Decisions" beginning on page 33 of this Proxy Statement, Novavax faced substantial challenges in early 2020. When the COVID-19 pandemic hit, Novavax decided to launch a COVID-19 vaccine development program-despite its limited resources at the time-in an effort to turn the Company's prospects around.

On March 11, 2020, Novavax announced (1) it had been awarded initial funding of $4 million from the Coalition for Epidemic Preparedness Innovations (“CEPI”) to facilitate the development of a vaccine for a new strain of the coronavirus (“COVID-19”) in preparation for potential future clinical trials; and (2) a subsequent CEPI award may be available to cover the Company’s program expenditures through Phase 1 clinical trial results.

At meetings held on April 17 and April 18, 2020, the Compensation Committee approved equity-based awards covering 2,827,650 shares to employees, including certain members of senior

1 A derivative action is a lawsuit brought by a stockholder of a corporation on the corporation’s behalf to enforce or defend a legal right or claim of the corporation. Mr. Golubinski’s derivative action is styled Thomas Golubinski v. Richard H. Douglas, et al., C.A. No. 2021-0172-JRS (Del. Ch.).

management, in the U.S. and Sweden in recognition of the extraordinary work of Novavax employees to implement a new vaccine program against SARS-CoV-2 and to incentivize the additional work necessary to make the program successful. We refer to those grants as the “April 2020 Awards.” The Board ratified the Compensation Committee’s decision by unanimous written consent dated April 20, 2020. We refer to the April 2020 Awards made to certain members of senior management (which are detailed below) as the “Challenged April 2020 Awards,” as those are the awards challenged in the Complaint. The Challenged April 2020 Awards were performance-vesting options to purchase shares of Common Stock. The remaining April 2020 Awards were (1) performance-vesting options to purchase shares of Common Stock granted to (a) certain other members of senior management and (b) employees in Sweden, none of whom is an executive officer; and (2) performance-vesting restricted stock units granted to employees in the United States who did not receive options. Each April 2020 Award vests as to 50% of the shares underlying the award on the first anniversary of the initiation of a Phase 2 clinical trial of the Company’s vaccine candidate against SARS-CoV-2 (which occurred when Novavax initiated its Phase 2 clinical trial of NVX-CoV2373 in the United States on August 24, 2020), and as to the remaining 50% of the shares underlying the award on the second anniversary of the initiation of such trial, in each case generally subject to the individual’s continued employment with the Company through the applicable vesting date. The per-share exercise price of the April 2020 Awards granted in the form of stock options is $19.08, which, as required by the 2015 Stock Plan, is equal to the last reported sale price of our Common Stock as of the date of the grant.

The following tables set forth the recipients and amounts of the April 2020 Awards, including the Challenged April 2020 Awards:

Challenged April 2020 Awards:

Name and Position on Date of Award	Number of Performance-Vesting Options
Stanley C. Erck President, Chief Executive Officer and Director	400,000
John J. Trizzino SVP, Chief Business Officer and Chief Financial Officer	140,000
Gregory M. Glenn, M.D. President, Research and Development	165,000
John A. Herrmann III SVP, General Counsel and Corporate Secretary	125,000
Brian Rosen SVP, Commercial Strategy	115,000

Remaining April 2020 Awards (Options):

Name and Position on Date of Award	Number of Performance- Vesting Options
Non-Executive Employee Group [n=60]	1,556,600

Remaining April 2020 Awards (RSUs):

Name and Position on Date of Award	Number of Performance-Vesting Restricted Stock Units
Non-Executive Employee Group [n=104]	326,050

The values below for each April 2020 Award category were calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”) using a measurement date of June 25, 2020, because the April 2020 Awards were conditioned upon Novavax stockholders approving an amendment and restatement of the 2015 Stock Plan, which occurred on June 25, 2020 (as discussed further below):

Award Category	FASB ASC Topic 718 Value
Challenged April 2020 Awards
Stanley C. Erck	$31,664,800
John J. Trizzino	$11,082,680
Gregory M. Glenn, M.D.	$13,061,730
John A. Herrmann III	$9,895,250
Brian Rosen	$9,103,630
Remaining April 2020 Awards (Options)	$123,149,948
Remaining April 2020 Awards (RSUs)	$27,238,217

The FASB ASC Topic 718 values for the option awards were calculated using the Black-Scholes option pricing model. Assumptions used in the calculation of this amount are included in Note 10 to Novavax’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020 filed with the SEC on August 10, 2020. For accounting purposes, the April 2020 Awards had a measurement date of June 25, 2020, because the awards were conditioned on stockholders approving an increase in shares available under the equity plan. That approval was obtained at the 2020 Annual Stockholder Meeting on June 25, 2020. Applying the same methodology, but using a measurement date of April 17, 2020, which is the date the Compensation Committee approved the April 2020 Awards, yields substantially lower calculated values, as illustrated by the following table.

Award Category	Unaudited Value Calculation if Measured as of April 17, 2020
Challenged April 2020 Awards
Stanley C. Erck	$6,550,600
John J. Trizzino	$2,292,710
Gregory M. Glenn, M.D.	$2,702,123
John A. Herrmann III	$2,047,063
Brian Rosen	$1,883,298
Remaining April 2020 Awards (Options)	$25,462,920
Remaining April 2020 Awards (RSUs)	$6,221,034

The figures in the table above are illustrative only. These figures differ from the FASB ASC Topic 718 Values in the prior table primarily due to the 378% increase in the market price of Novavax common stock from April 17, 2020 (when it closed at $19.08 per share) to June 25, 2020 (when it closed at $83.54 per share).

On May 11, 2020, 23 days after the Compensation Committee’s April 18 meeting approving the grant of the April 2020 Awards and 21 days after the Board ratified the Compensation Committee’s decision, Novavax entered into a $384 million restated funding agreement with CEPI. That afternoon, Novavax issued a press release announcing the restated funding agreement with CEPI. We encourage stockholders to read the Current Report on Form 8-K Novavax filed with the SEC on May 15, 2020, which contains a summary of the restated funding agreement, as well as the redacted version of the restated funding agreement filed as Exhibit 10.1 to the Novavax Quarterly Report on Form 10-Q filed with the SEC on August 10, 2020.

On May 12, 2020, the market price of a share of Common Stock closed at $39.82, an increase of $15.32 from the closing price of $24.50 on May 11, 2020.

The Complaint and Dispute

Mr. Golubinski’s Complaint alleges the Challenged April 2020 Awards were unlawful because Novavax had not publicly disclosed “its total request for funding or the timeline of its continued negotiations” with CEPI and because “it is likely that the Board knew that CEPI intended to make further investments, and it had an idea of the amount and timeline of the second CEPI investment when it” made the Challenged April 2020 Awards.

In addition, the Complaint alleges the directors breached their fiduciary duties and committed waste when granting the Challenged April 2020 Awards. The Complaint further alleges that the Challenged April 2020 Awards were “spring-loaded,” meaning they were granted prior to the release of material information reasonably expected to result in an increase in the market price of Novavax shares, and that the recipients of those awards breached their fiduciary duties in accepting the awards and were unjustly enriched by the awards.

The individuals named as defendants in the Complaint dispute those allegations. Among other things, they note that in its Annual Report on Form 10-K filed on March 11, 2020, Novavax disclosed: “In March 2020, the Company was awarded initial funding of $4 million from CEPI to facilitate its development of a vaccine for a new strain of the coronavirus (‘COVID-19‘) in preparation for potential future clinical trials. A subsequent CEPI award may be available to cover the Company’s program expenditures through Phase 1 clinical trial results.” In a press release issued the same day, the Company disclosed: “Novavax recently announced that [CEPI] awarded an initial funding of $4 million to support its effort to develop a COVID-19 vaccine. CEPI and Novavax are having ongoing discussions on additional funding from CEPI to address Novavax’s costs through Phase 1.”

On March 11, 2020, during the Company’s quarterly earnings call, Novavax Chief Financial Officer John Trizzino stated: “We do expect additional funding from CEPI to support activities through Phase I clinical trials.” On April 8, 2020, Novavax issued a press release again disclosing: “[I]n March [CEPI] awarded an initial funding of $4 million to support Novavax’s efforts, with additional funding discussions ongoing.” The individuals named as defendants acknowledge that, at the time of the Challenged April 2020 Awards, Novavax management was optimistic that a restated funding agreement would be reached with CEPI, and Novavax was seeking to obtain a restated funding commitment that was as large as possible and as quickly as possible. The individuals named as defendants contend that, at the time of the Challenged April 2020 Awards, discussions with CEPI were ongoing; however, an agreement on aggregate funding had not been finalized.

As previously disclosed in the Company’s Schedule 14A filed on May 13, 2020, the April 2020 Awards were conditioned upon Novavax stockholders approving an amendment and restatement of the 2015 Stock Plan to (1) increase the individual award and director limits under the plan; and (2) increase the number of shares of Common Stock available for issuance under the 2015 Stock Plan. At the 2020 Annual Meeting of Stockholders, held on June 25, 2020 (the “2020 Annual Meeting”), Novavax stockholders approved the amendment and restatement of the 2015 Stock Plan, satisfying the stockholder approval condition applicable to the Challenged April 2020 Awards. The results of the stockholder vote were disclosed in the Company’s Current Report on Form 8-K filed on June 26, 2020.

June 2020 Awards

At a meeting on April 17, 2020, the Compensation Committee resolved that future director awards would occur on an annual cycle on the date of each annual stockholder meeting, starting at the 2020 Annual Meeting to take place on June 25, 2020.

On June 25, 2020, following the 2020 Annual Meeting, the Compensation Committee granted options to purchase shares of Common Stock and time-vesting restricted stock units to the non-employee directors then in office, other than to Dr. Modi (who has not received compensation for Board service since he joined the Board). In addition, on June 25, 2020, the Compensation Committee also granted time-vesting restricted stock units to two executive officers and seven non-executive employees, as well as a time-vesting option to purchase shares of Common Stock to a non-executive employee. We refer to these awards collectively as the “June 2020 Awards” and to the awards made to our non-employee directors and our executive officers as the “Challenged June 2020 Awards.” The options and time-vesting restricted stock units granted to the non-employee directors on June 25, 2020 vest as to 100% of the underlying shares on the first anniversary of the grant date, generally subject to the non-employee director’s continued service on the Board through such date (and expected to be accelerated if the next annual meeting occurs within a few weeks prior to that first anniversary if the director’s final term ends at that next annual meeting). The time-vesting restricted stock units granted to our executive officers and employees on June 25, 2020 vest as to one-third of the underlying shares on each of the first three anniversaries of the grant date, generally subject to the individual’s continued employment through the applicable vesting date. Each option granted to a non-executive employee vests as to one-fourth of the underlying shares on the first anniversary of the grant date and as to the remaining three-fourths of the underlying shares in equal monthly installments for 36 months thereafter, generally subject to the individual’s continued employment through the applicable vesting date. The per-share exercise price of each option granted in the June 2020 Awards is $83.54, which, as required by the 2015 Stock Plan, which is equal to the last reported sale price of Common Stock on the date of grant.

The Challenged June 2020 Awards granted to non-employee directors were annual awards for director service. The Challenged June 2020 Awards granted to our executives reflected the promotion of each of Messrs. Trizzino and Herrmann to Executive Vice President. The following table sets forth the recipients and amounts of the June 2020 Awards, including the Challenged June 2020 Awards:

Challenged June 2020 Awards (Options):

Name and Position on Date of Award	Number of Time- Vesting Options
Non-Executive Director Group
Richard H. Douglas, Ph.D.	6,900
Gary C. Evans	6,900
Rachel K. King	6,900
Michael A. McManus, Jr., J.D.	6,900
David M. Mott	4,400
James Young, Ph.D.	15,180

Challenged June 2020 Awards (RSUs):

Name and Position on Date of Award	Number of Time- Vesting Restricted Stock Units
John J. Trizzino SVP, Chief Business Officer and Chief Financial Officer	2,500
John A. Herrmann III SVP, General Counsel and Corporate Secretary	2,500
Non-Executive Director Group
Richard H. Douglas, Ph.D.	3,450
Gary C. Evans	3,450
Rachel K. King	3,450
Michael A. McManus, Jr., J.D.	3,450
James Young, Ph.D.	7,590

The Challenged June 2020 Awards were promptly disclosed in Form 4s filed on June 26, 2020 and June 29, 2020, consistent with Novavax’s past practice .

Remaining June 2020 Awards (Options):

Name and Position on Date of Award	Number of Time - Vesting Options
Non-Executive Employee Group [n=1]	20,000

Remaining June 2020 Awards (RSUs):

Name and Position on Date of Award	Number of Time -Vesting Restricted Stock Units
Non-Executive Employee Group [n=7]	22,300

The values below for each June 2020 Award category were calculated in accordance with FASB ASC Topic 718 using a measurement date of June 25, 2020:

Award Category	FASB ASC Topic 718 Value
Challenged June 2020 Awards (Options)
Richard H. Douglas, Ph.D.	$515,767
Gary C. Evans	$515,767
Rachel K. King	$515,767
Michael A. McManus, Jr., J.D.	$515,767
David M. Mott	$328,895
James Young, Ph.D.	$1,134,687
Challenged June 2020 Awards (RSUs)
John J. Trizzino	$208,850
John A. Herrmann III	$208,850
Non-Executive Director Group
Richard H. Douglas, Ph.D.	$288,213
Gary C. Evans	$288,213
Rachel K. King	$288,213
Michael A. McManus, Jr., J.D.	$288,213
James Young, Ph.D.	$634,069
Remaining June 2020 Awards (Options)	$1,472,886
Remaining June 2020 Awards (RSUs)	$1,862,942

The FASB ASC Topic 718 values for the option awards were calculated using the Black-Scholes option pricing model. Assumptions used in the calculation of this amount are included in Note 10 to Novavax’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020 filed with the SEC on August 10, 2020.

On July 6, 2020, Novavax entered into an arrangement with the U.S. federal government contemplating $1.6 billion in funding to support certain activities related to the development of NVX-CoV2373, including the manufacture and delivery to the U.S. government of 100 million doses of NVX-CoV2373. (The arrangement subsequently has been amended to contemplate up to $1.75 billion in funding.)

On July 7, 2020, Novavax issued a press release announcing the contemplated $1.6 billion funding arrangement and Novavax filed a Form 8-K with the SEC on July 10, 2020 containing a summary of the arrangement. Redacted versions of the base agreement and project agreement, as well as the first modification thereto, were subsequently filed by Novavax as Exhibits 10.1, 10.2, and 10.3, respectively, to the Novavax Quarterly Report on Form 10-Q filed with the SEC on November 10, 2020. (Additional modifications were filed by Novavax as Exhibits 10.41, 10.42, 10.43, 10.44 and 10.45 to the Novavax Annual Report on Form 10-K filed with the SEC on March 1, 2021.)

The market price of Common Stock closed at $107.56 on July 7, 2020, an increase of $25.12 from the closing price of $79.44 on July 6, 2020. The stock price subsequently declined to $85.31 on September 8, 2020, closed at $80.71 on October 30, 2020, and closed at $78.74 on November 10, 2020.

The Complaint and Dispute

Mr. Golubinski’s Complaint alleges the Challenged June 2020 Awards were improper because Novavax did not publicly disclose its “ongoing effort to obtain funding from BARDA.”  According to the Complaint, the directors breached their fiduciary duties and committed waste when granting the Challenged June 2020 Awards. The Complaint further alleges the Challenged June 2020 Awards were “spring-loaded” and the recipients of those awards were unjustly enriched.

The individuals named as defendants in the Complaint dispute those allegations. They acknowledge that, as of June 25, 2020, Novavax was in discussions with the U.S. government program that was then called “Operation Warp Speed” regarding a Statement of Work for potential funding in the near-term. They also acknowledge that Novavax understood it had been selected as a candidate for Operation Warp Speed funding, and management was optimistic that the aggregate amount of such funding would exceed $1 billion. They note that considerable media and analyst attention was given to the Company’s efforts to obtain U.S. government funding prior to the June 2020 Awards and the Company had disclosed efforts to obtain such funding. At a highly publicized meeting at the White House on March 2, 2020, for example, Mr. Erck told then-President Trump: “Frankly, we need money. We’re a biotech company, and not one of the larger pharma companies, so we need money to get scale.” On June 4, 2020, after Novavax announced a $60 million contract with the U.S. Department of Defense to support the manufacturing of NVX-CoV2373, an equity analyst from Cantor Fitzgerald published a report noting that Cantor Fitzgerald “anticipated additional funding from government organizations” for Novavax, “although [Novavax] was not part of the ‘unofficial’ list of 5 ‘finalists’ for Operation Warp Speed.” On June 8, 2020, also referencing Novavax’s $60 million contract with the Department of Defense, an equity analyst from B. Riley FBR published a report noting that “this development further strengthens our conviction in a sizeable funding to be secured from U.S. BARDA.” They also note that (1) the date for the annual director equity awards had been set on April 17, 2020, while the first press reports regarding Operation Warp Speed appeared on April 29, 2020, and Operation Warp Speed was officially announced on May 15, 2020, (2) the Company’s Annual Report on Form 10-K filed on March 11, 2020, stated: “We anticipate seeking … additional funds through a combination of public or private equity or debt financings, as well as potential collaborations, strategic alliances and marketing, distribution or licensing arrangements and non-dilutive funding from governmental and non-governmental funding entities, as well as other sources,” and (3) the Company’s Quarterly Report on Form 10-Q filed on May 11, 2020, stated: “We are seeking significant funding to support the development and manufacture of NVX-CoV2373. Various government entities and private foundations are offering incentives, grants and contracts to encourage additional investment by commercial organizations into preventative and therapeutic agents against COVID-19….” The individuals named as defendants in the Complaint contend that, at the time of the June 2020 Awards, discussions with Operation Warp Speed were ongoing, and an agreement on aggregate funding had not been finalized.

Stock Volatility

The Company’s Common Stock has experienced substantial volatility since the beginning of the COVID-19 pandemic. Below is a stock price chart during 2020:

Volatility has continued during 2021, with a closing price low of $112.98 per share on January 4, 2021, and a closing price high of $319.93 per share on February 8, 2021. On _______, 2021, the closing price of Common Stock was $______ per share.

All of the equity grants included in both the Challenged April 2020 Awards and the Challenged June 2020 Awards require that a minimum of at least one year pass before any portion of an award vests (subject to potential accelerated vesting of a non-employee director’s award if such director’s final term ends at the 2021 Annual Stockholders Meeting, which will occur eight days prior to the anniversary of the 2020 Annual Stockholders Meeting).

Purpose of Resolution

The Board of Directors, not including those directors recusing themselves as specified below (the “Recused Directors”), is seeking stockholder ratification of each of the April 2020 Awards and the June 2020 Awards because it does not believe further prosecution of the action is in the best interests of the Company, and seeks stockholder input regarding that determination. The individuals named as defendants dispute the allegations that the April 2020 Awards and the June 2020 Awards were spring-loaded, and they deny that they breached their fiduciary duties in granting or accepting them. The individuals named as defendants also dispute the allegations that the April 2020 Awards and the June 2020 Awards constituted corporate waste or unjustly enriched the recipients. The Board, not including the Recused Directors, believes that the litigation could take years to resolve, and that continued uncertainty associated with the litigation will reduce the incentive value of the April 2020 Awards and the June 2020 Awards. The Board, not including the Recused Directors, also believes that the legal fees, distraction and disruption associated with continued litigation will have a negative impact on the Company at a time when the Company’s financial resources and management time and attention would be best spent completing clinical development, scaling up manufacturing, and seeking regulatory approvals for NVX-CoV2373, as well as pursuing the Company’s other efforts to maximize value for its stockholders.

If a majority of (1) the votes present in person virtually or represented by proxy at the Annual Meeting and voting on a ratification proposal, and (2) the disinterested votes, meaning the votes cast by stockholders who did not receive the relevant equity awards, present in person virtually or represented by proxy at the Annual Meeting and voting on a ratification proposal, vote in favor of the resolution ratifying the April 2020 Awards or the resolution ratifying the June 2020 Awards, the Company intends to seek dismissal of part or all of Mr. Golubinski’s Complaint on the grounds that the Challenged April 2020 Awards and/or the Challenged June 2020 Awards have been ratified by the Company’s stockholders and that the Complaint therefore fails as a matter of law.

The director and executive defendants reserve the right to, and Novavax currently expects they will, continue to dispute the allegations in the Complaint regardless of the outcome of the vote on either proposal. The Board, not including the Recused Directors, is seeking ratification of all April 2020 Awards and June 2020 Awards, rather than only the Challenged April 2020 Awards and the Challenged June 2020 Awards, to minimize the risk that a subsequent suit will seek to challenge the grants to rank-and-file employees based on similar theories.

Approval of the ratification of each of the April 2020 Awards and the June 2020 Awards requires the affirmative vote of a majority of the votes cast and a majority of the disinterested votes cast on the proposal.

Board Recommendation Regarding Proposal 4 and Proposal 5

The Board recommends you vote “FOR” ratification of the April 2020 Awards.

Directors Alton, McGlynn, and Mott recused themselves from the Board vote making this recommendation because they were not on the Board of Directors at the time of the April 2020 Awards.

The Board recommends you vote “FOR” ratification of the June 2020 Awards.

Directors Alton and McGlynn recused themselves from the Board vote making this recommendation because neither was on the Board at the time of the June 2020 Awards.

AUDIT MATTERS

Proposal 6―Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2021

The Audit Committee, comprised solely of independent directors, has appointed the firm Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. The Board recommends the stockholders of the Company ratify this appointment. Although ratification is not required by the Company’s By-Laws or otherwise, the Company believes it is advisable to give stockholders an opportunity to ratify this selection.

The affirmative vote of the majority of the shares present in person virtually or represented by proxy at the Annual Meeting and voting on this proposal shall constitute ratification of the appointment of Ernst & Young LLP. If the appointment of Ernst & Young LLP as the Company’s independent auditor is ratified, the Audit Committee may, in its discretion, change the appointment at any time during the year should it determine such a change would be in the best interest of the Company and its stockholders. If the stockholders, however, do not ratify the appointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP, but may proceed with the retention of Ernst & Young LLP if it deems it to be in the best interest of the Company and its stockholders.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to address the Annual Meeting if they desire to do so. They will also be available to respond to appropriate questions from stockholders.

The Board recommends you vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

Fees and Services

The following table shows the fees billed by Ernst & Young LLP for professional services rendered as the Company’s independent registered public accounting firm during the 2020 and 2019 fiscal years.

E&Y Fee Category	Fiscal Year Ending December 31,
	2020 ($)	2019 ($)
Audit fees	2,447,357	735,908
Audit-related fees	171,396	―
Tax fees	1,100,435	79,247
All other fees	―	―
Total fees	3,719,188	815,155

Audit fees. Consists of fees for professional services rendered in connection with the audit of the Company’s annual consolidated financial statements for 2020 and 2019 and the reviews of the consolidated financial statements included in the Company’s quarterly reports on Forms 10-Q. These amounts included fees billed for annual financial statement and internal control audits, quarterly reviews, consultations on accounting matters, and registration statement filings and consents.

Audit-related fees. Consists of fees for assurance and related services that were reasonably related to the performance of the independent registered public accounting firm’s audit or review of the Company’s financial statements.

Tax fees. Consists of fees for professional services rendered for tax compliance, tax advice, and tax planning for the Company. Tax fees related to tax compliance, including the preparation, review and filing of tax returns, was $252,735 and $59,247, for the years ended December 31, 2020 and 2019, respectively. These amounts represent those billed for tax return preparation for the Company and its subsidiaries.

All other fees. Consists of fees for products and services provided other than those described above.

Audit Committee Pre-Approval Policies and Procedures

As contemplated by applicable law and as provided by the Audit Committee’s charter, the Audit Committee is responsible for the appointment, compensation, retention, and oversight of the work of the Company’s independent registered public accounting firm. In connection with such responsibilities, the Audit Committee is required, and it is the Audit Committee’s policy, to pre-approve the audit and permissible non-audit services (both the type and amount) performed by the Company’s independent registered public accounting firm in order to ensure that the provision of such services does not impair the firm’s independence, in appearance or fact.

Under the policy, unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require separate pre-approval by the Audit Committee. If fees for a proposed service of a type that has been pre-approved exceed the pre-approved amount, the Audit Committee and the independent registered public accounting firm must confer, and the Audit Committee must grant its approval before further work may be performed. For audit services (including the annual financial statement audit, quarterly statement reviews, and other procedures required to be performed by the independent registered public accounting firm to be able to form an opinion on the Company’s consolidated financial statements), the independent registered public accounting firm must provide to the Audit Committee in advance an engagement letter, outlining the scope of audit services proposed to be performed with respect to the audit for that fiscal year and associated fees. If, in advance of its meeting, the Audit Committee agrees to the engagement letter, the engagement will be formally accepted by the Audit Committee at its next regularly scheduled meeting.

All permissible non-audit services not specifically approved in advance must be separately pre-approved by the Audit Committee, as noted above, with the exception of certain services of limited financial expense for which the Audit Committee has authorized the Audit Committee Chair to hire at their discretion. Generally, requests or applications to provide services must be in writing and include a description of the proposed services, the anticipated costs and fees, and the business reasons for engaging the independent registered public accounting firm to perform the services. The request must also include a statement as to whether the request or application is consistent with SEC rules on registered public accounting firm independence.

To ensure prompt handling of unexpected matters, the Audit Committee has delegated authority to pre-approve audit and permissible non-audit services between regularly scheduled meetings of the Audit Committee to its Chair, who is responsible for reporting any pre-approval decisions to the Audit Committee at its next scheduled meeting. Except as noted above, the Audit Committee has not and will not delegate to management of the Company the Audit Committee’s responsibilities to pre-approve services performed by the independent registered public accounting firm. The Audit Committee pre-approved all audit services provided to the Company by each independent registered public accounting firm engaged during the fiscal years ended December 31, 2020 and 2019.

Audit Committee Report

The Audit Committee operates under a written charter adopted by the Board of Directors and monitors the Company’s financial reporting process on behalf of the Board of Directors. This report reviews the actions taken by the Audit Committee with regard to the Company’s financial reporting process during 2020 and particularly with regard to the Company’s audited consolidated statements of financial condition as of December 31, 2020, and the related statements of operations, comprehensive loss, changes in stockholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2020.

The Audit Committee believes it has taken the actions necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee’s charter. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the Company’s audited financial statements with management and with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and SEC, which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls, the overall quality of the Company’s financial reporting, and their judgments as to the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee in accordance with PCAOB standards. The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by the PCAOB independence and ethics rule, Rule 3526, “Communication with Audit Committees Concerning Independence,” relating to the firm’s independence from the Company and its related entities, discussed with Ernst & Young LLP its independence from the Company and considered the compatibility of the firm’s provision of non-audit services with maintaining its independence. Management and the Company’s internal and independent auditors also made presentations to the Audit Committee throughout the year on specific topics of interest, that include but are not limited to:

●        information technology systems, controls and security

●        critical accounting policies

●        the impact of new accounting guidance

●        compliance with internal controls required under Section 404 of the Sarbanes-Oxley Act

●        compliance with Company’s Code of Business Conduct and Ethics

●        risk management initiatives and controls

●       significant legal matters

●       insider and related party transactions

Additionally, the Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plan for their respective audits.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC.

AUDIT COMMITTEE

Michael A. McManus, Jr., J.D., Chair
Gregg H. Alton
Richard H. Douglas, Ph.D.
Gary C. Evans

This Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 except to the extent that Novavax specifically incorporates this information by reference and shall not otherwise be deemed filed under the Securities Act of 1933 and the Securities Exchange Act of 1934 and shall not be deemed soliciting material.

STOCK OWNERSHIP INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 19, 2021, unless otherwise indicated, with respect to the beneficial ownership of our Common Stock by (i) each director of the Company, (ii) each of the Named Executive Officers of the Company, as identified in the “Summary Compensation Table” of this Proxy Statement, and (iii) all directors and executive officers of the Company as a group.

Beneficial Owner(1)	Shares of Common Stock Beneficially Owned(2)	Percentage of Class Outstanding(3)
5% or Greater Stockholders
The Vanguard Group (4)	5,598,760	7.6%
BlackRock, Inc. (5)	5,137,631	6.9%
RA Capital Management, L.P. (6)	3,788,564	5.1%
Directors and Named Executive Officers
Gregg H. Alton	―	―
Richard H. Douglas, Ph.D.(7)	68,500
Gary C. Evans(8)	72,474
Rachel K. King(9)	32,500	*
Margaret G. McGlynn, R. Ph.	―	―
Michael A. McManus, Jr.(10)	48,951	*
Rajiv I. Modi, Ph.D.(11)	125,000	*
David M. Mott(12)	72,961	*
James F. Young, Ph.D.(13)	158,750	*
Stanley C. Erck(14)	549,194	*
Gregory F. Covino	―	―
Gregory M. Glenn, M.D.(15)	204,206	*
John A. Herrmann III(16)	128,329	*
John J. Trizzino(17)	128,557	*
All directors and executive officers as a group (14 persons)(18)	1,589,422	2.1%

* Less than 1%.

(1)	Each beneficial owner named in the table above (except as otherwise indicated in the footnotes below) has an address in c/o Novavax, Inc., 21 Firstfield Road, Gaithersburg, Maryland 20878.
(2)	Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to shares of the Common Stock. Unless otherwise indicated, each beneficial owner named in the table has sole voting and investment power over the shares beneficially owned. With respect to each person or group, percentages are calculated based on the number of shares of Common Stock beneficially owned, including shares that may be acquired by such person or group within 60 days of April 19, 2021 upon the exercise of stock options, RSUs, SARs, warrants, or other purchase rights.
(3)	Percentages have been calculated based on 74,080,008 shares of the Common Stock outstanding as of April 19, 2021.
(4)	As reported by the Vanguard Group (“Vanguard”) on Schedule 13G as filed on February 10, 2021. Vanguard is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G). Beneficial ownership (and other information in this footnote) is as of December 31, 2020. Vanguard beneficially owns 5,598,760 shares of Common Stock, for which it has no sole voting power and sole dispositive power with respect to 5,467,285 shares of Common Stock. The principal office address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(5)	As reported by BlackRock, Inc. (“BlackRock”) on Schedule 13G/A as filed on February 5, 2021. BlackRock is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G). Beneficial ownership (and other information in this footnote) is as of December 31, 2020. BlackRock beneficially owns 5,137,631 shares of Common Stock, for which it has sole voting power with respect to 5,008,280 shares of Common Stock and sole dispositive power with respect to 5,137,631 shares of Common Stock. The principal office address of BlackRock is 55 East 52nd Street, New York, NY 10055.
(6)	As reported by RA Capital Management, L.P. (“RA Capital”) on Schedule 13G/A as filed on February 16, 2021. RA Capital is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G). Beneficial ownership (and other information in this footnote) is as of December 31, 2020. RA Capital beneficially owns 3,788,564 shares of Common Stock, for which it has no sole voting power or sole dispositive power. The principal office address of RA Capital is 200 Berkeley Street, 18th Floor, Boston, MA 02116.
(7)	Includes 40,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of April 19, 2021.
(8)	Includes 55,750 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of April 19, 2021. Includes 625 shares of Common owned by Mr. Evans as a result of shares held in trusts for the benefit of Mr. Evans’s children.
(9)	Includes 26,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of April 19, 2021. Includes 2,200 shares of Common Stock indirectly owned by Mrs. King as a result of shares held in trusts for the benefit of Mrs. King’s children
(10)	Includes 43,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of April 19, 2021.
(11)	Consists of 125,000 shares owned by Satellite Overseas (Holdings) Limited, a wholly-owned subsidiary of Cadila Pharmaceuticals Ltd. Dr. Modi is a managing director of Cadila Pharmaceuticals Ltd.
(12)	Includes 8,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of April 19, 2021.
(13)	Includes 99,750 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of April 19, 2021. Also includes 1,500 shares of Common Stock owned by Dr. Young’s spouse. Dr. Young disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that Dr. Young is the beneficial owner of the securities for purposes of Section 16 or for any other purpose.
(14)	Includes 487,033 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of April 19, 2021. Also includes 1,666 shares of Common Stock that would be acquired if Mr. Erck’s SARs that are exercisable or scheduled to vest within 60 days of April 19, 2021 were exercised at $221.50, the closing price of Novavax’s Common Stock on April 19, 2021, and settled in shares of Common Stock.
(15)	Includes 173,854 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of April 19, 2021. Also includes 27,541 shares of Common Stock that would be acquired if Dr. Glenn’s SARs that are exercisable or scheduled to vest within 60 days of April 19, 2021 were exercised at $221.50, the closing price of Novavax’s Common Stock on April 19, 2021, and settled in shares of Common Stock.
(16)	Includes 128,054 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of April 19, 2021.
(17)	Includes 120,604 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of April 19, 2021. Also includes 7,666 shares of Common Stock that would be acquired if Mr. Trizzino’s SARs that are exercisable or scheduled to vest within 60 days of April 19, 2021 were exercised at $221.50, the closing price of Novavax’s Common Stock on April 19, 2021, and settled in shares of Common Stock
(18)	Includes1,182,045 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of April 19, 2021. Also includes 76,873 shares of Common Stock that would be acquired if Messrs. Erck’s and Trizzino’s and Dr. Glenn’s SARs that are exercisable or scheduled to vest within 60 days of April 19, 2021 were exercised at $221.50, the closing price of Novavax’s Common Stock on April 19, 2021, and settled in shares of Common Stock.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

This Proxy Statement (“Proxy Statement”) is being furnished to stockholders in connection with the solicitation of proxies by the Board for use at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) to be held:

WHEN	VIRTUAL WEBCAST	RECORD DATE
Thursday, June 17, 2021 8:30 a.m. Eastern Time	www.virtualshareholdermeeting.com/NVAX2021	Stockholders of record at the close of business on April 20, 2021 are entitled to notice of and to vote

This Proxy Statement, the form of proxy, and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “Annual Report”) are being mailed or made available to our stockholders on or about ___________, 2021.

Why am I receiving these materials?

The Company has made these proxy materials available to you on the Internet or, upon your request, has delivered print versions of these proxy materials to you by mail, in order to provide you with information regarding the matters on which you may vote at the Annual Meeting. You are invited to attend the live virtual webcast of the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

Can I access the materials on the Internet instead of receiving paper copies?

Yes, stockholders may access the Proxy Statement and the Annual Report via the Internet and vote online at www.proxyvote.com. On or about ___________, 2021, a Notice of Internet Availability of Proxy Materials (the “Notice”) was mailed to stockholders of record as of the close of business on the Record Date. We are furnishing our proxy materials to our stockholders on the Internet in lieu of mailing a printed copy of our proxy materials. You will not receive a printed copy of our proxy materials unless you request one. If you would like to receive a printed or electronic copy of the proxy materials, free of charge, you should follow the instructions for requesting such materials in the Notice. The Notice instructs you as to how you may access and review on the Internet all of the important information contained in these proxy materials or request a printed copy of those materials. The Notice also instructs you as to how you may vote your proxy.

The Company encourages stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of printing and mailing annual meeting materials.

What is “householding” and how does it affect me?

The Company has adopted the process called “householding” for mailing annual meeting materials to stockholders who share the same address. These stockholders will have received a notice from their bank, broker, or other holder of record, indicating they will receive only one copy of this Proxy Statement and Annual Report.

If you own your shares through a bank, broker, or other holder of record and wish to either stop or begin householding, you may do so, or you may request a separate copy of this Proxy Statement and Annual Report, either by contacting your bank, broker, or other holder of record at the telephone number or address provided in the above referenced notice, or contacting Novavax:

TELEPHONE	(240) 268-2000
MAIL	Novavax, Inc. Attention: Corporate Secretary 21 Firstfield Road Gaithersburg, Maryland 20878

If you request to begin or stop householding, you should provide your name, the name of your broker, bank, or other record holder, and your account information.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will vote on the following matters:

Proposal
1	To elect three directors as Class II directors to serve on the Board, each for a three-year term expiring at the 2024 Annual Meeting of Stockholders
2	To approve, on an advisory basis, the compensation paid to our Named Executive Officers
3	Amendment and restatement of the Novavax, Inc. 2015 Stock Plan to increase the number of shares of our Common Stock available for issuance thereunder by 1,500,000 shares
4	To ratify certain April 2020 equity awards
5	To ratify certain June 2020 equity awards
6	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021
7	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof

In addition, management will report on the Company’s performance during fiscal year 2020 and respond to questions from stockholders.

Who is entitled to vote?

The only class of stock of the Company entitled to vote at the Annual Meeting is its Common Stock. Only the record holders of shares of Common Stock at the close of business on the Record Date may vote at the Annual Meeting. On the Record Date, there were ________ shares of Common Stock outstanding and entitled to be voted. Each share entitles the holder to one vote on each of the matters to be voted upon at the Annual Meeting.

What is the quorum requirement for the Annual Meeting?

The presence in person virtually or by proxy of the holders of a majority of the shares of Common Stock issued and outstanding on the Record Date and entitled to vote is required to constitute a quorum at the Annual Meeting. If a quorum is not present, the stockholders entitled to vote who are present in person virtually or represented by proxy at the Annual Meeting have the power to adjourn the Annual Meeting until a quorum is present, without notice other than an announcement at the Annual Meeting, so long as such adjournment is less than 30 days and a new record date is not fixed. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally scheduled. Abstentions and broker non-votes will count in determining whether a quorum is present at the Annual Meeting. A broker non-vote occurs when a broker, bank or other nominee who holds shares represented by a proxy has not received voting instructions with respect to a particular item and does not have discretionary authority to vote such shares on the item.

Why is the Company holding a virtual Annual Meeting?

Due to the public health impact of the coronavirus outbreak (“COVID-19”) and to support the health and well-being of our stockholders, this year’s Annual Meeting will be held in a virtual meeting format only. We have designed our virtual format to enhance, rather than constrain, stockholder access, participation, and communication. For example, the virtual format allows stockholders to communicate with us in advance of, and during, the Annual Meeting so they can ask questions of our Board of Directors or management. Similar to our in-person meetings, we may answer questions as they come in during the live Q&A session of the Annual Meeting, as well as address questions in advance, to the extent relevant to the business of the Annual Meeting as time permits.

How can I attend the virtual Annual Meeting?

The Annual Meeting will be held entirely online. To attend the live webcast of the Annual Meeting, you must demonstrate that you were a Novavax stockholder as of the close of business on April 20, 2021 or hold a valid proxy for the Annual Meeting from such a stockholder.

●	To participate in the Annual Meeting live via the Internet you must register at www.virtualshareholdermeeting.com/NVAX2021 by 11:59 p.m. Eastern Time on June 16, 2021.
●	On the day of the Annual Meeting, if you have properly registered, you may enter the Annual Meeting by logging in using the password you received via email in your registration confirmation at www.virtualshareholdermeeting.com/NVAX2021.

Even if you plan to attend the live virtual webcast of the Annual Meeting, we strongly encourage you to vote in advance by Internet, telephone, or mail so your vote will be counted. Please note that no members of management or the Board will be in attendance at the physical location. A replay of the meeting, as well as any questions pertinent to meeting matters and management’s answers (including any questions that could not be answered during the meeting due to time constraints), will be made publicly available on our investor relations website promptly after the Annual Meeting.

How do I vote?

You may vote using any of the following methods:

	Internet	Telephone	Virtual Device	Mail	During the Meeting
Registered Holders	Visit, 24/7 www.proxyvote.com	Dial toll-free, 24/7 1-800-690-6903	Scan the QR code available on your proxy card	Return a properly executed proxy card (if received by mail) in the postage-paid envelope provided	Attend the virtual meeting at www.virtualshareholdermeeting.com/NVAX2021 and follow the instructions provided during the Annual Meeting
Beneficial Owners (holders in street name)	The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank, or other nominee, so please follow the voting instructions in the materials you receive		Scan the QR code if one is provided by your broker, bank, or other nominee	Return a properly executed voting instruction form by mail, depending upon the methods your broker, bank, or other nominee makes available	Contact your broker, bank, or other nominee to request a legal proxy and voting instructions
Deadline	11:59 p.m. Eastern Time on June 16, 2021			Before the polls close at the Annual Meeting on June 17, 2021

Telephone or the Internet. The telephone and Internet voting procedures established by the Company for stockholders are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that these instructions have been properly recorded. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank, or other nominee. Therefore, we recommend you follow the voting instructions in the materials you receive.

At the live virtual webcast of the Annual Meeting. All stockholders may vote at the Annual Meeting. If you are a registered holder, you must register using the virtual 16-digit control number included on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials). If you hold your shares beneficially through a bank, broker or other record holder, you must provide a legal proxy from your bank, broker or other record holder during registration and you will be assigned a virtual 16-digit control number in order to vote your shares during the Annual Meeting. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the Annual Meeting (but will not be able to vote your shares) so long as you demonstrate proof of stock ownership such as a copy of your proxy card, voter instruction card, Notice of Internet Availability, or brokerage statement showing proof of your ownership of Common Stock as of April 20, 2021. Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/NVAX2021.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

●	Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Computershare, Inc., you are considered the stockholder of record with respect to those shares, and the proxy materials were sent directly to you by the Company.

●	Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the “beneficial owner” of shares held in “street name.” As a beneficial owner, you have the right to instruct your broker, bank, or other nominee how to vote your shares.

How does discretionary voting authority apply?

All properly executed proxies will be voted in accordance with the instructions of the stockholder. If you are a stockholder of record and you sign and return a proxy card without giving specific instructions, then the persons named as proxy holders, Stanley C. Erck and John A. Herrmann III, will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting, including any floor proposals.

Broker non-votes occur when a beneficial owner of shares held in street name does not give instructions to the broker, bank or other nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker, bank or other nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker, bank or other nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the Nasdaq and the New York Stock Exchange, which generally govern this issue regardless of the exchange on which the company is listed, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, equity compensation matters, and the election of directors, even if they are not contested.

Although the determination of whether a broker, bank or other nominee will have discretionary voting power for a particular matter is typically determined only after proxy materials are filed with the SEC, we expect that your broker, bank or other nominee will be permitted to vote your shares only with respect to the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditor for the year ending December 31, 2021 (Proposal 6), even if they do not receive instructions from you in a timely manner, so long as they hold your shares in their name and have requested your instructions. Furthermore, we do not expect your broker, bank or other nominee to have authority, discretionary or otherwise, to vote your shares for the election of directors, the approval, on an advisory basis, of the compensation paid to our Named Executive Officers, the amendment of the Novavax, Inc. 2015 Stock Plan, or the ratification of the April 2020 equity grants and June 2020 equity grants (Proposals 1, 2, 3, 4 and 5), unless they receive proper instructions to do so from you in a timely manner.

In order to minimize the number of broker non-votes, the Company encourages you to vote or to provide voting instructions with respect to each proposal to the organization that holds your shares by carefully following the instructions provided in the proxy card or voting instruction form.

What are the Board’s recommendations?

Proposal		Board Recommendation
1	Election of directors	FOR all nominees
2	The approval, on an advisory basis, of the compensation paid to our Named Executive Officers	FOR
3	Amendment and restatement of the Novavax, Inc. 2015 Stock Plan to increase the number of shares of Common Stock available for issuance thereunder by 1,500,000 shares	FOR
4	Ratification of certain April 2020 equity awards	FOR
5	Ratification of certain June 2020 equity awards	FOR
6	Ratification of Ernst & Young LLP as independent auditors for 2021	FOR

What is the voting requirement to approve each of the proposals?

Proposal		Vote Required	Broker Non- Votes Allowed	Abstentions	You May Vote
1	Election of directors	Plurality of votes cast	No	No effect	FOR or WITHHOLD
2	The approval, on an advisory basis, of the compensation paid to our Named Executive Officers	Majority of votes cast	No	No effect	FOR, AGAINST, ABSTAIN
3	Amendment and restatement of the Novavax, Inc. 2015 Stock Plan to increase the number of shares of Common Stock available for issuance thereunder by 1,500,000 shares	Majority of votes cast	No	No effect	FOR, AGAINST, ABSTAIN
4	Ratification of April 2020 equity awards	Majority of votes cast and a majority of the disinterested votes cast	No	No effect	FOR, AGAINST, ABSTAIN
5	Ratification of June 2020 equity awards	Majority of votes cast and a majority of the disinterested votes cast	No	No effect	FOR, AGAINST, ABSTAIN
6	Ratification of Ernst & Young LLP as independent auditors for 2021	Majority of votes cast	Yes	No effect	FOR, AGAINST, ABSTAIN

Can I change my vote after I have voted?

Stockholders may revoke proxies at any time before they are exercised at the Annual Meeting by:

(a)	signing and submitting a later-dated proxy to the Secretary of the Company
(b)	delivering written notice of revocation to the Secretary of the Company

(c)	voting electronically at the Annual Meeting

In light of disruptions caused by COVID-19, if you intend to revoke your proxy by such written notice, we advise that you also send a copy via email to ir@novavax.com with “Attention: Corporate Secretary” in the subject line. Attendance at the live virtual webcast of the Annual Meeting will not itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the Annual Meeting that the stockholder intends to revoke the stockholder’s proxy and vote at the live virtual webcast of the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. The Company will publish the final voting results in a Current Report on Form 8-K, which the Company is required to file with the Securities and Exchange Commission (“SEC”) within four business days following the Annual Meeting.

Who bears the cost of solicitation of proxies?

The Company will bear the cost of soliciting proxies. This cost also includes support for the hosting of the live virtual webcast of the Annual Meeting. In addition to solicitations by mail, the Company’s directors, officers, and regular employees may, without additional remuneration, solicit proxies in person, by telephone, or by electronic transmission and/or facsimile transmission. The Company may also utilize the assistance of third parties in connection with our proxy solicitation efforts and will compensate such third parties for their efforts. The Company has retained Alliance Advisors, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of expenses that are not expected to exceed $18,000 in the aggregate. The Company will also request brokerage houses, custodians, nominees and fiduciaries or other similar organizations to forward copies of the proxy materials to those persons for whom they hold shares and request instructions for voting the proxies. The Company will reimburse such brokerage houses, custodians, nominees and fiduciaries or other similar organizations for their reasonable expenses in connection with this distribution.

ADDITIONAL INFORMATION

Stockholder Proposals

STOCKHOLDER PROPOSALS FOR INCLUSION IN THE COMPANY’S PROXY STATEMENT

Stockholders who wish to present proposals for inclusion in the Company’s proxy materials for the Company’s 2021 Annual Meeting of Stockholders should follow the procedures prescribed in Rule 14a-8 under the Exchange Act and the Company’s By-Laws. Those procedures require that the Company receive a stockholder proposal in writing at the Company’s principal executive offices no later than _________________. If the date of next year’s Annual Meeting of Stockholders is changed by more than 30 days from the anniversary date of this year’s Annual Meeting (June 17, 2021), then the deadline is the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or public disclosure of the date of such meeting was made, whichever occurs first.

OTHER STOCKHOLDER PROPOSALS

Under the Company’s By-Laws, stockholders who wish to include a proposal in the Company’s 2021 Annual Meeting of Stockholders (but do not wish to include such proposal in the Company’s proxy materials) must give the Company timely written notice. To be timely, the Company’s By-Laws provide that such notice must be received by the Company at its principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of this year’s Annual Meeting on June 17, 2021 However, in the event the date of the meeting is more than 30 days before or after the anniversary date of the prior year’s Annual Meeting of Stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or public disclosure of the date of such meeting was made, whichever occurs first.

In addition to being timely, any such notice must include the following information regarding each matter the stockholder proposes to bring before the Annual Meeting:

●	a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting

●	the name and address, as they appear on the Company’s books, of the stockholder proposing such business

●	the number of shares of capital stock and other securities of the Company which are beneficially owned by the stockholder and each Stockholder Associated Person

●	any derivative positions held of record or beneficially by the stockholder and any Stockholder Associated Person and whether and the extent to which any hedging or other transactions or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement, or understanding has been made, the effect or intent of which is to increase or decrease the voting power or economic interest of, such stockholder or any Stockholder Associated Person with respect to the Company’s securities

●	any material interest of the stockholder or any Stockholder Associated Person in such proposal

For purposes of this Proxy Statement, a “Stockholder Associated Person” of any stockholder means:

(i)	any “affiliate” or “associate” (as those terms are defined in Rule 12b-2 under the Exchange Act) of the stockholder who owns beneficially or of record any capital stock or other securities of the Company or, through one or more derivative positions, has an economic interest (whether positive or negative) in the price of securities of the Company, and

(ii)	any person acting in concert with such stockholder or any affiliate or associate of such stockholder with respect to the capital stock or other securities of the Company.

Please note that if the stockholder proposes to nominate a director for election to the Company’s Board, the procedures described under the caption “Nomination Procedures” herein relating to director nominations must be followed.

Other Matters

The Board knows of no other matters which will be presented for consideration at the Annual Meeting. If any other business should come before the Annual Meeting, however, it is the intention of the persons named in the enclosed proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

* * *

The Board of Directors hopes stockholders will attend the live virtual webcast of the Annual Meeting. Whether or not you plan to attend, you are urged to complete, sign, date, and return the enclosed proxy in the accompanying envelope, or vote over the Internet or telephone as described therein. Your prompt response will greatly facilitate arrangements for the Annual Meeting, and your cooperation is appreciated. Stockholders who attend the virtual webcast of the Annual Meeting may vote their stock personally even if they have sent in their proxies.

By Order of the Board of Directors,

[Signature]
JOHN A. HERRMANN III
Executive Vice President, Chief Legal Officer
and Corporate Secretary

Gaithersburg, Maryland

       , 2021

Appendix A

NOVAVAX, INC.

2015 STOCK INCENTIVE PLAN

AMENDED AND RESTATED MARCH 18, 2021

1.	Purpose.

The purpose of the Plan is to secure for the Company and its stockholders the benefits arising from capital stock ownership by employees, officers and directors of, and consultants or advisors to, the Company. Capitalized terms and operational rules related to such terms not otherwise defined in the Plan are defined on Exhibit A, which is incorporated herein by reference.

2.	Type of Stock Awards and Administration.

(a)          Types of Stock Awards. The Plan provides for the grant of Options (including Incentive Stock Options and Non-Statutory Options), Restricted Stock, Unrestricted Stock, Stock Appreciation Rights (or SARs), Stock Units, Restricted Stock Units (or RSUs) and Performance Awards.

(b)          Administration.

(i)           The Plan will be administered by the Administrator, whose construction and interpretation of the terms and provisions of the Plan and any Award Agreement shall be final and conclusive. The Administrator may in its sole discretion grant Stock Awards with respect to shares of Common Stock and direct the Company to issue shares of Common Stock upon the grant, vesting or exercise of such Stock Awards as provided in the Plan.

(ii)          Subject to the express provisions of the Plan, the Administrator shall have authority:

(1)             To determine the individuals to whom, and the time or times at which, Stock Awards are made, the number of shares subject to each Stock Award and the terms of all Stock Awards and Award Agreements, which need not be identical;

(2)             To construe the Plan and Award Agreements;

(3)             To prescribe forms, rules and procedures relating to the Plan;

(4)             To determine the form of settlement of Stock Awards (whether in cash, shares of Common Stock or other property); and

(5)             To make all other determinations and take all other actions that are, in the judgment of the Administrator, necessary or desirable for the administration of the Plan.

(iii)         The Administrator may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement (or any inconsistency between the Plan and any Award Agreement) in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. No director or individual acting pursuant to authority delegated by the Administrator shall be liable for any action or determination under the Plan made in good faith.

3.	Participant Eligibility.

(a)          General. The Administrator may select Participants from among key employees, officers or directors of, or consultants or advisors to, the Company who are expected to contribute to the Company’s future growth and success; provided, however, that the class of persons to whom Incentive Stock Options may be granted shall be limited to employees of the Company, and provided, further, that persons to whom Non-Statutory Options or SARs may be granted shall be limited to persons employed by or providing services to the Company and its

“qualifying subsidiaries.” For these purposes, a “qualifying subsidiary” means a subsidiary in which the Company owns a “controlling interest” as described in Treasury Regulations §1.409A-1(b)(5)(iii)(E)(1).

(b)          Grant of Stock Awards to Directors and Officers. In the discretion of the Administrator, the selection of a director or officer (as defined for purposes of Rule 16b-3) as a Participant, and the terms of any Stock Award granted to such Participant, including the grant date, the purchase or exercise price, the number of shares underlying the Stock Award and other terms and conditions, shall be determined either (i) by the Board, of which all members shall be “non-employee directors” (as hereinafter defined) or (ii) by the Compensation Committee, consisting of two or more directors having full authority to act in the matter, each of whom shall be a “non-employee director” (with any action of the Compensation Committee subject to approval or ratification by the Board, if required). For the purposes of the Plan, a director shall be deemed to be a “non-employee director” only if such director qualifies as a “non-employee director” within the meaning of Rule 16b-3.

4.	Stock Subject to Plan.

(a)          Number of Shares. Subject to adjustment as provided in Section 10 below, the maximum number of shares of Common Stock that may be delivered in satisfaction of Stock Awards under the Plan shall be 12,400,000 shares. Subject to adjustment as provided in Section 10 below, the maximum aggregate number of shares that may be issued upon the exercise of Incentive Stock Options shall in no event exceed 12,400,000 shares.

(b)          Reversion of Shares to the Share Reserve. Shares of Common Stock underlying any Stock Award to the extent the Stock Award, for any reason, expires, terminates or is forfeited, in whole or in part, without the issuance of shares, shall revert to and again become available for issuance under the Plan. Shares of Common Stock that are retained or withheld by or delivered to the Company to satisfy any purchase or exercise price or tax withholding obligation, and the total number of shares of Common Stock subject to a SAR any portion of which is settled in shares of Common Stock, will be treated as issued under the Plan. The shares of Common Stock available for issuance pursuant to Section 4(a) will not be increased by any shares that have been delivered under the Plan that are subsequently repurchased using the proceeds directly attributable to stock option exercises.

(c)          Individual Limits. The following additional limits will apply to Stock Awards of the specified type granted to any person in any calendar year:

(i)            Options: 500,000 shares of Common Stock.

(ii)           SARs: 500,000 shares of Common Stock.

(iii)          Stock Awards other than Options or SARs: 250,000 shares of Common Stock.

In applying the foregoing limits, (A) all Stock Awards of the specified type granted to the same person in the same calendar year will be aggregated and made subject to one limit; (B) the limits applicable to Options and SARs refer to the number of shares of Common Stock subject to those Stock Awards; and (C) the share limit under clause (iii) refers to the maximum number of shares of Common Stock that may be delivered, or the value of which could be paid in cash or other property, under a Stock Award or Stock Awards of the type specified in clause (iii) assuming a maximum payout.

(d)          Non-employee Director Limits. Notwithstanding any other provision of the Plan to the contrary, including subsection (c) above, a Participant who is a non-employee director, in any calendar year, may not receive shares of Common Stock underlying Stock Awards in excess of 100,000 shares. The foregoing limit shall not apply to any Stock Award or shares of Common Stock granted pursuant to a director’s election to receive shares of Common Stock in lieu of cash fees.

5.	Provisions Applicable to Options and Stock Appreciation Rights.

(a)          Forms of Award Agreements. As a condition to the grant of an Option or SAR under the Plan, each recipient of an Option or SAR shall execute an Award Agreement in such form not inconsistent with the Plan as may be approved by the Administrator. Such Award Agreements may differ among Participants and among Stock Awards.

(b)          Exercise Price and Base Value. Subject to Section 3(b), the exercise price, or base value from which appreciation is to be measured, per share of Common Stock subject to a Stock Option or SAR, as applicable, shall be determined by the Administrator; provided, however, that the exercise price of an Option or base value of a SAR shall not be less than 100% of the Fair Market Value of a share of Common Stock at the time of grant of such Option or SAR, or less than 110% of such Fair Market Value in the case of an Incentive Stock Option granted to a Participant described in Section 6(b). Except in connection with a corporate transaction involving the Company (which term shall include, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares) or as otherwise contemplated by Section 10 or Section 11 of the Plan, the Company may not, without obtaining stockholder approval in accordance with the applicable requirements of the NASDAQ Global Select Market, (A) amend the terms of outstanding Stock Options or SARs to reduce the exercise price or base value of such Stock Options or SARs, (B) cancel outstanding Stock Options or SARs in exchange for Stock Options or SARs with an exercise price or base value that is less than the exercise price or base value of the original Stock Options or SARs, or (C) cancel outstanding Stock Options or SARs that have an exercise price or base value greater than the Fair Market Value of a share of Common Stock on the date of such cancellation in exchange for cash or other consideration.

(c)          Payment of Exercise Price. Payment of the exercise price of Options granted under the Plan shall be made by delivery of cash or a check to the order of the Company in an amount equal to the exercise price of such Options or through a broker-assisted exercise program acceptable to the Administrator, or, to the extent legally permissible and acceptable to the Administrator, (i) by delivery to the Company of shares of Common Stock of the Company already owned by the Participant having a Fair Market Value equal in amount to the exercise price of the Options being exercised, (ii) through the withholding of shares of Common Stock otherwise to be delivered upon exercise of the Option having a Fair Market Value equal to the aggregate exercise price of the Option being exercised, or (iii) by any other means approved by the Administrator. The fair market value of any non-cash consideration which may be delivered upon exercise of an Option shall be determined by the Administrator.

(d)          Maximum Term. Except as otherwise provided in Section 6 regarding Incentive Stock Options, Options and SARs will have a maximum term of 10 years from the date of grant, subject to earlier termination as provided in the Plan or the applicable Award Agreement.

(e)          Exercise of Options and SARs. Unless the Administrator expressly provides otherwise, no Option or SAR will be deemed to have been exercised until the Administrator receives a notice of exercise (in form acceptable to the Administrator), which may be an electronic notice, signed (including electronic signature in form acceptable to the Administrator) by the appropriate person and, in the case of an Option, accompanied by any payment required under the Option. An Option or SAR exercised by any person other than the Participant will not be deemed to have been exercised until the Administrator has received such evidence as it may require that the person exercising the Stock Award has the right to do so. Notwithstanding the foregoing, unless otherwise provided by the Administrator in an Award Agreement, if (i) a Participant holds an outstanding but unexercised Option or SAR on the date that is ten (10) years from the date of grant (or, in the case of an Option or SAR with a maximum term of less than ten (10) years, the last day of such maximum term) and has not exercised such Option or SAR as of the regular closing time of the exchange on which the Common Stock is traded on the last day of the applicable term of the Option or SAR, (ii) on such date the Common Stock is publicly traded, and (iii) at such time the Fair Market Value of a share of Common Stock is greater than the exercise price or base value applicable to such Option or SAR, such Option or SAR, to the extent then vested and exercisable, shall be automatically exercised on the last day of the applicable term, and the number of shares of Common Stock otherwise to be delivered upon exercise of the Option or SAR shall be reduced by, in the case of an Option, a number of shares having a Fair Market Value equal to the aggregate exercise price of the Option being exercised and, in the case of an Option or SAR, a number of shares having a Fair Market Value equal to the amount necessary to satisfy any applicable tax withholding obligation (but not in excess of the maximum withholding amount consistent with the award being subject to equity accounting treatment under the Accounting Rules).

(f)          Vesting and Effect of Termination of Employment or Other Service Relationship. Subject to Section 8(b) below, the Administrator will determine the time or times at which an Option or SAR will vest or become exercisable and the terms on which an Option or SAR will remain exercisable. Unless the Administrator expressly provides otherwise, however, the following rules will apply when a Participant’s employment or other service relationship with the Company ceases:

(i)            Immediately upon the cessation of the Participant’s employment or other service relationship and except as provided in (ii) and (iii) below, each Option or SAR that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate.

(ii)           Subject to (iii) and (iv) below, all Options and SARs held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s employment or other service relationship with the Company, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Option or SAR could have been exercised without regard to this Section 5(f)(ii), and will thereupon immediately terminate.

(iii)          All Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to (A) the cessation of the Participant’s employment or other service relationship due to his or her death or disability (within the meaning of Section 22(e)(3) of the Code or any successor provision thereto) or (B) the Participant’s death within three months following the Participant’s termination of employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of twelve (12) months or (ii) the period ending on the latest date on which such Option or SAR could have been exercised without regard to this Section 5(f)(iii), and will thereupon immediately terminate.

(iv)          All Options and SARs (whether or not exercisable) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s employment or other service relationship with the Company will immediately terminate upon such cessation of employment or other service relationship if the termination is for Cause.

6.	Special Provisions for Incentive Stock Options.

Options granted under the Plan which are intended to be Incentive Stock Options shall be subject to the following additional terms and conditions:

(a)          Express Designation. All Incentive Stock Options granted under the Plan shall, at the time of grant, be specifically designated as such in the Award Agreement evidencing the grant of Incentive Stock Options.

(b)          10% Stockholder. If any employee to whom an Incentive Stock Option is to be granted under the Plan is, at the time of the grant of such Option, the owner of stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (after taking into account the attribution of stock ownership rules of Section 424(d) of the Code), then the following special provisions shall be applicable to the Incentive Stock Option granted to such employee:

(i)            the exercise price per share of the Common Stock subject to such Incentive Stock Option shall not be less than 110% of the Fair Market Value of one share of Common Stock at the time of grant; and

(ii)           the Option may not be exercisable after the expiration of five years from the date of grant.

(c)          Dollar Limitation. For so long as the Code shall so provide, Options granted to any employee under the Plan (and any other incentive stock option plans of the Company) which are intended to be Incentive Stock Options shall not be Incentive Stock Options to the extent that such Options, in the aggregate, become exercisable for the first time in any one calendar year for shares of Common Stock with an aggregate Fair Market Value (determined as of the respective date or dates of grant) of more than $100,000.

(d)          Continuous Employment. Except as provided in Section 5(f) above, no Incentive Stock Option may be exercised unless, at the time of such exercise, the Participant is, and has been continuously since the date of grant of the Option, employed by the Company. For all purposes of the Plan and any Incentive Stock Option granted hereunder, “employment” shall be defined in accordance with the provisions of Section 1.421-1(h) of the Income Tax Regulations (or any successor regulations).

7.	Provisions of Other Stock Awards.

(a)          Restricted Stock Awards. As a condition to the grant of an award of Restricted Stock under the Plan, each recipient of Restricted Stock shall execute an Award Agreement. The terms and conditions of such Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical; provided, however, that each Restricted Stock Award Agreement shall include (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) the substance of each of the following provisions:

(i)            Purchase Price. At the time of the grant of an award of Restricted Stock, the Administrator will determine the price to be paid by the Participant for each share subject to the award, if any.

(ii)           Consideration. At the time of the grant of an award of Restricted Stock, the Administrator will determine the consideration permissible for the payment of the purchase price of the Restricted Stock. The purchase price of the shares of Common Stock acquired pursuant to an award of Restricted Stock shall be paid in one of the following ways: (i) in cash at the time of purchase; (ii) by services rendered or to be rendered to the Company; or (iii) in any other form of legal consideration that may be acceptable to the Administrator.

(iii)          Vesting. At the time of grant of an award of Restricted Stock, the Administrator will determine the conditions under which shares of Restricted Stock will vest or no longer be subject to a substantial risk of forfeiture or repurchase option in favor of the Company, which conditions will be set forth in the applicable Award Agreement.

(iv)          Termination of Participant’s Service. Except as otherwise provided in the applicable Award Agreement, shares of Restricted Stock that have not vested will be forfeited upon the termination of the Participant’s employment or other service relationship with the Company for any reason.

(b)          Restricted Stock Units. As a condition to the grant of RSUs under the Plan, each recipient of an RSU shall execute an RSU Award Agreement in such form not inconsistent with the Plan as may be approved by the Administrator. The terms and conditions of RSU Award Agreements may change from time to time, and the terms and conditions of separate RSU Award Agreements need not be identical; provided, however, that each RSU Award Agreement shall include (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) the substance of each of the following provisions:

(i)            Consideration. At the time of grant of an award of RSUs, the Administrator will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the award.

(ii)           Vesting. At the time of the grant of an award of RSUs, the Administrator may impose such restrictions or conditions to the vesting of the shares subject to the award as it deems appropriate.

(iii)          Payment. RSUs may be settled by the delivery of shares of Common Stock, their cash equivalent, or a combination of the two, as the Administrator deems appropriate. Settlement of RSUs shall occur no later than two and one-half (2½) months following the year in which such RSUs vest, unless the applicable Award Agreement expressly provides that the award of RSUs is intended to comply with the rules applicable to non-qualified deferred compensation under Section 409A.

(iv)          Termination of Participant’s Service. Except as otherwise provided in the applicable Award Agreement, RSUs (and any related dividend equivalents) that have not vested will be forfeited upon the termination of the Participant’s employment or other service relationship with the Company for any reason and RSUs, whether vested or unvested, will be forfeited immediately upon the termination of the Participant’s employment or other service relationship with the Company if the termination is for Cause.

8.	Additional Terms Applicable to all Stock Awards.

(a)          Award Provisions. The Administrator will determine the terms of all Stock Awards, subject to the limitations provided in the Plan. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) a Stock Award, the Participant will be deemed to have agreed to the terms of the Stock Award and the Plan. Notwithstanding any provision of this Plan to the contrary, awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(b)          Vesting. Notwithstanding anything provided in Section 5(f), Section 7(a)(iii), Section 7(b)(ii) or Section 11 hereof, no Stock Award shall vest prior to the first anniversary of the grant date. Notwithstanding the foregoing, a number of shares of Common Stock not exceeding 5% of the number of shares of Common Stock that may be delivered in satisfaction of Stock Awards may be delivered in satisfaction of Stock Awards that are not subject to the minimum vesting period specified in the preceding sentence. Nothing in this Section 8(b) shall preclude the Administrator from taking action, in its sole discretion, to accelerate the vesting of any Stock Award in connection with or following the cessation of a Participant’s employment or other service relationship due to his or her death or disability (within the meaning of Section 22(e)(3) of the Code or any successor provision thereto), or accelerating the vesting of Stock Awards pursuant to Section 11 below.

(c)          Nontransferability of Stock Awards. Except as provided in this Section 8(c), Stock Awards shall not be assignable or transferable by the person to whom they are granted, either voluntarily or by operation of law, other than by will or the laws of descent and distribution, and, in the case of Options and SARs, during the life of the Participant, shall be exercisable only by the Participant. Awards, other than Incentive Stock Options, may be transferred pursuant to a domestic relations order (within the meaning of Rule 16a-12 promulgated under the Exchange Act) or as otherwise expressly permitted by the Administrator in the applicable Award Agreement.

(d)          Investment Representations. The Company may require any person to whom a Stock Award is granted, as a condition of receiving or exercising such Stock Award, as applicable, to give written assurances in substance and form satisfactory to the Company to the effect that such person is acquiring the Common Stock subject to the Stock Award for his or her own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with federal and applicable state securities laws, or with covenants or representations made by the Company in connection with any public offering of its Common Stock.

(e)          Compliance with Securities Laws. Each Stock Award shall be subject to the requirement that if, at any time, counsel to the Company shall determine that the listing, registration or qualification of the shares subject to such Stock Award upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, or that the disclosure of non-public information or the satisfaction of any other condition is necessary as a condition of, or in connection with, the issuance or purchase of shares thereunder, such Stock Award may not be issued or exercised, as applicable in whole or in part, unless such listing, registration, qualification, consent or approval, or satisfaction of such condition shall have been effected or obtained on conditions acceptable to the Administrator. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification, or to satisfy such condition.

(f)           Additional Restrictions. The Administrator may cancel, rescind, withhold or otherwise limit or restrict any Stock Award at any time if the Participant is not in compliance with all applicable provisions of the applicable Award Agreement and the Plan, or if the Participant breaches any agreement with the Company with respect to non-competition, non-solicitation or confidentiality. Without limiting the generality of the foregoing, the Administrator may recover Stock Awards made under the Plan and payments under or gain in respect of any Stock Award in accordance with any applicable Company clawback or recoupment policy, as such policy may be amended and in effect from time to time, or as otherwise required by applicable law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Exchange Act.

(g)          Dividend Equivalents, Etc. The Administrator may provide for the payment of amounts (on terms and subject to conditions established by the Administrator) in lieu of cash dividends or other cash distributions with respect to Common Stock subject to a Stock Award whether or not the holder of such Stock Award is otherwise entitled to share in the actual dividend or distribution in respect of such Stock Award. Any entitlement to dividend equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with, the requirements of Section 409A. Dividends or dividend equivalent amounts payable in respect of Stock Awards that are subject to restrictions may be subject to such limits or restrictions as the Administrator may impose. Notwithstanding the foregoing, no dividends or dividend equivalents may be paid to a Participant in connection with a Stock Award prior to the date on which such Stock Award vests.

(h)          [Reserved.]

(i)           Coordination with Other Plans. Stock Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Stock Awards under the Plan or awards made under other compensatory plans or programs of the Company. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company may be settled in Common Stock (including, without limitation, Unrestricted Stock) if the Administrator so determines, in which case the shares delivered will be treated as awarded under the Plan (and will reduce the number of shares thereafter available under the Plan in accordance with the rules set forth in Section 4).

(j)           Section 409A. Each Award Agreement will contain such terms as the Administrator determines, and will be construed and administered, such that the Stock Award either qualifies for an exemption from the requirements of Section 409A or satisfies such requirements.

9.	Rights as a Stockholder.

Nothing in the Plan will be construed as giving any person the rights as a stockholder with respect to any shares of Common Stock underlying a Stock Award (including, without limitation, any rights to receive dividends or non-cash distributions with respect to such shares) except as to shares of Common Stock actually issued under the Plan. Except as otherwise provided in an Award Agreement, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such shares of Common Stock are issued.

10.	Adjustment Provisions for Recapitalizations and Related Transactions.

(a)          If (i) the outstanding shares of Common Stock are (A) exchanged for a different number or kind of shares or other securities of the Company or (B) increased or decreased as a result of any recapitalization, reclassification, stock dividend, stock split or reverse stock split or (ii) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock or other securities, an appropriate and proportionate adjustment shall be made to (1) the maximum number and kind of shares reserved for issuance under the Plan, (2) the maximum number of shares that can be issued upon exercise of Incentive Stock Options under the Plan, (3) the limitations on Stock Awards pursuant to Section 4(c) and (d), (4) the number and kind of shares or other securities subject to any then outstanding Stock Awards under the Plan, and (5) the exercise or purchase prices (or base values) relating to Stock Awards and any other provision of Stock Awards affected by such change, without (in the case of Options or SARs) changing the aggregate exercise price or base values for such Stock Awards. Any adjustment made pursuant to this Section 10 shall be made by the Administrator having due regard, where applicable, for the qualification of Incentive Stock Options under Section 422 and the requirements of Section 409A.

(b)          Any adjustments under this Section 10 will be made by the Administrator, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive. No fractional shares will be issued under the Plan on account of any such adjustments.

11.	Merger, Consolidation, Asset Sale, Liquidation, etc.

(a)          General. In the event of (i) a consolidation, merger, combination or reorganization of the Company in which outstanding shares of Common Stock are exchanged for securities, cash or other property of any other corporation or business entity, (ii) the sale, lease or other disposition of all or substantially all of the assets of the Company, (iii) a transaction or series of related transactions involving a person or entity, or a group of affiliated persons or entities (but excluding any employee benefit plan or related trust sponsored or maintained by the Company or an affiliate) in which such persons or entities become the owners, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities (a “Securities Acquisition”) other than by virtue of a merger, consolidation or similar transaction, or (iv) a dissolution or liquidation of the Company (hereinafter, each of the events described in (i) through (iv) above shall be a “Corporate Transaction”), if Stock Awards are not assumed, or equivalent stock awards are not substituted, by the acquiring or succeeding corporation (or an affiliate thereof), the Administrator will provide that all or any outstanding Stock Awards shall become vested and exercisable (or that any reacquisition or repurchase rights held by the Company shall lapse) at or immediately prior to such event, and will (1) upon written notice to the Participants, provide that all Stock Awards that are outstanding, whether vested or unvested and whether exercisable or unexercisable, including Stock Awards that are “out-of-the-money” or “underwater,” will terminate immediately prior to the consummation of a Corporate Transaction, unless exercised (to the extent then vested and exercisable) by the Participant within a specified period following the date of such notice, if applicable, or (2) in the event of a consolidation, merger, combination, reorganization or Securities Acquisition under the terms of which holders of the Common Stock of the Company will receive upon consummation thereof a payment for each share surrendered in the transaction (the “Sale Price”), make or provide for a cash payment to the Participant equal to the difference between (A) the Sale Price times the number of shares of Common Stock subject to such outstanding Stock Awards (to the extent then vested or exercisable at prices not in excess of the Sale Price), and (B) the aggregate exercise price of all such outstanding Stock Awards (to the extent then vested or exercisable at prices not in excess of the Sale Price) in exchange for the termination of such Stock Awards. In the event of a Corporate Transaction, if such Stock Awards are assumed, or equivalent stock awards are substituted, by the acquiring or succeeding corporation (or an affiliate thereof), the Administrator shall provide that such Stock Awards shall continue in existence with appropriate adjustments or modifications, provided that any such options substituted for Incentive Stock Options shall meet the requirements of Section 424(a) of the Code. Notwithstanding anything to the contrary in this Section 11(a), the vesting of any performance-based Stock Awards will be determined based on the greater of (i) assumed achievement of the applicable performance goals at 100% of the performance target, as provided in the Award Agreement with the result prorated based on the period of the Participant’s actual employment or other service relationship with the Company prior to the Corporate Transaction during the applicable full performance period, or (ii) actual achievement of the applicable performance goals, as provided in the Award Agreement, through the date of the consummation of the Corporate Transaction. Except as the Administrator may otherwise determine in any case, each Stock Award will automatically terminate (and in the case of outstanding shares of Restricted Stock will be forfeited automatically) upon consummation of the Corporate Transaction, other than Stock Awards assumed pursuant to clause (1) of this Section 11(a).

(b)          Substitute Options. The Company may grant Stock Awards under the Plan in substitution for Stock Awards held by employees of another corporation who become employees of the Company, or a subsidiary of the Company, as the result of a merger, consolidation, combination or reorganization of the employing corporation with the Company or a subsidiary of the Company, or as the result of the acquisition by the Company, or one of its subsidiaries, of property or stock of the employing corporation. The Company may direct that substitute Stock Awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances.

12.	No Employment Rights.

Nothing contained in the Plan or in any Award Agreement shall confer upon any Participant any right with respect to the continuation of his or her employment or other service relationship with the Company or interfere in any way with the right of the Company at any time to terminate such employment or to increase or decrease the compensation of the Participant. The loss of existing or potential profit in a Stock Award will not constitute an element of damages in the event of a termination of a Participant’s employment or other service relationship with the Company for any reason, even if the termination is in violation of an obligation of the Company to the Participant.

13.	Other Employee Benefits.

Except as to plans which by their terms include such amounts as compensation or as otherwise specifically determined by the Administrator, the amount of any compensation deemed to be received by an employee as a result of the issuance of a Stock Award, the lapse of any restrictions thereon, or the exercise of an Option or SAR, or the sale of shares received upon such exercise will not constitute compensation for purposes of determining any other employee benefits of such employee, including, without limitation, benefits under any bonus, pension, profit sharing, life insurance or salary continuation plan.

14.	Amendment of the Plan and Stock Awards.

(a)          The Board may at any time, and from time to time, modify or amend the Plan in any respect, except that any such modification or amendment (i) shall be subject to stockholder approval if the approval of the stockholders of the Company is required under Section 422 or any successor provision with respect to Incentive Stock Options, Rule 16b-3 (if then applicable), or any other applicable tax or securities law or stock exchange listing requirements, and (ii) shall not adversely affect the rights under any Stock Award previously granted to a Participant without the Participant’s consent.

(b)          With the consent of the affected Participant, the Administrator may amend outstanding Stock Award Agreements in a manner not inconsistent with the Plan, provided, however, that, without the consent of the affected Participant, the Administrator shall have the right to amend or modify (i) the terms and provisions of the Plan and of any outstanding Incentive Stock Options granted under the Plan to the extent necessary to qualify any or all such Options for such favorable federal income tax treatment (including deferral of taxation upon exercise) as may be afforded incentive stock options under Section 422, (ii) the terms and provisions of the Plan and of any outstanding Stock Award to the extent necessary to ensure (A) the qualification of the Plan under Rule 16b-3 (if then applicable) or (B) compliance with, or exemption from, Section 409A.

15.	Withholding.

(a)          The delivery, vesting and retention of Common Stock, cash or other property under a Stock Award are conditioned upon full satisfaction by the Participant of all tax withholding requirements with respect thereto. The Administrator will prescribe such rules for the withholding of taxes as it deems appropriate. The Company shall have the right to deduct from payments of any kind otherwise due to a Participant any federal, state or local taxes of any kind required by law to be withheld with respect to any shares of Common Stock issued, or cash or other property delivered, in settlement of a Stock Award, upon the exercise of Options or SARs, and upon the lapse of any restrictions with respect to a Stock Award. Subject to the prior approval of the Administrator, which may be withheld in its sole discretion, a Participant may elect (i) to cause the Company to hold back shares of Common Stock from a Stock Award or (ii) to deliver to the Company shares of Common Stock already owned by the Participant in satisfaction of tax withholding obligations but, in each case, not in excess of the maximum withholding amount consistent with the award being subject to equity accounting treatment under the Accounting Rules. The shares of Common Stock so delivered or held back shall have a Fair Market Value equal to such withholding obligation. The Fair Market Value of the shares used to satisfy such withholding obligation shall be determined by the Company as of the date that the amount of tax to be withheld is to be determined. A Participant who has made an election pursuant to this Section 15(a) may only satisfy his or her withholding obligation with shares of Common Stock which are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(b)          Notwithstanding the foregoing, in the case of a Reporting Person, no election to use shares for the payment of withholding taxes shall be effective unless made in compliance with any applicable requirements of Rule 16b-3 (unless it is intended that the transaction not qualify for exemption under Rule 16b-3).

16.	Effective Date and Duration of the Plan.

(a)          Effective Date. The Plan is effective as of the Amendment Date, subject to its approval by the Company’s stockholders at the Company’s annual meeting in 2021. If such stockholder approval is not obtained within twelve months after the Amendment Date, Options and SARs granted under the Plan shall not vest and shall terminate and neither Options nor SARs shall be granted thereafter under the Plan. Amendments to the Plan not requiring stockholder approval shall become effective when adopted by the Board; amendments requiring stockholder approval (as provided in Section 14) shall become effective when adopted by the Board, but no Options or SARs granted after the date of such amendment shall become exercisable (to the extent that such amendment to the Plan was required to enable the Company to grant such Options or SARs) and no other Stock Award shall become vested, unless and until such amendment shall have been approved by the Company’s stockholders. If such stockholder approval is not obtained within twelve months of the Board’s adoption of such amendment, any Options or SARs granted on or after the date of such amendment shall terminate to the extent that such amendment was required to enable the Company to grant such Options or SARs. Subject to this limitation, Stock Awards may be granted under the Plan at any time after the Amendment Date and before the termination of the Plan as provided in Section 16(b) below.

(b)          Termination. The Board may suspend or terminate the Plan at any time, except that such suspension or termination of the Plan shall not adversely affect a Participant’s rights under a Stock Award previously granted to the Participant while the Plan is in effect without the consent of the Participant. Unless sooner terminated in accordance with this Section or Section 11, the Plan shall terminate upon the close of business on the day immediately preceding the (10th) tenth anniversary of the Amendment Date. Stock Awards outstanding on such date shall remain in force and effect in accordance with their terms.

17.	Provision for Foreign Participants; Sub Plans.

(a)          The Administrator may, without amending the Plan, modify Stock Awards granted to Participants who are foreign nationals or employed outside the United States to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

(b)          The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board will establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Board’s discretion under the Plan as it deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as it deems necessary or desirable. All supplements so established will be deemed to be part of the Plan, but each supplement will apply only to Participants within the affected jurisdiction (as determined by the Administrator).

18.	Miscellaneous.

(a)          Waiver of Jury Trial. By accepting a Stock Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Stock Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By accepting a Stock Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit disputes arising under the terms of the Plan or any Stock Award made hereunder to binding arbitration or as limiting the ability of the Company to require any eligible individual to agree to submit such disputes to binding arbitration as a condition of receiving a Stock Award hereunder.

(b)          Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company nor the Administrator, nor any person acting on behalf of the Company or the Administrator, will be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of a Stock Award by reason of any acceleration of income, or any additional tax (including any interest and penalties), by reason of the failure of a Stock Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to the Stock Award.

19.	Governing Law.

(a)          Certain Requirements of Corporate Law. Stock Awards will be granted and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Common Stock is listed or entered for trading, in each case as determined by the Administrator.

(b)          Other Matters. Except as otherwise provided by the express terms of an Award Agreement, under a sub-plan described in Section 17(b) or as provided in Section 19(a) above, the provisions of the Plan and of Stock Awards under the Plan and all claims or disputes arising out of or based upon the Plan or any Stock Award under the Plan or relating to the subject matter hereof or thereof will be governed by and construed in accordance with the domestic substantive laws of the State of Maryland without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(c)          Jurisdiction. By accepting a Stock Award, each Participant will be deemed (a) to have submitted irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Maryland for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Stock Award; (b) to agree not to commence any suit, action or other proceeding arising out of or based upon the Plan or a Stock Award, except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Maryland; and (c) to have waived and agreed not to assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or a Stock Award or the subject matter thereof may not be enforced in or by such court.

Exhibit A

“Accounting Rules”: Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor provision.

“Administrator”: The Compensation Committee, except that the Compensation Committee may delegate (i) to one or more of its members (or one or more other members of the Board (including the full Board)) such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant Stock Awards to the extent permitted by Section 157(c) of the Delaware General Corporation Law; and (iii) to such employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Administrator” will include the person or persons so delegated to the extent of such delegation.

“Adoption Date”: March 5, 2015

“Amendment Date”: March 18, 2021

“Award Agreement”: An agreement evidencing the grant of a Stock Award under the Plan.

“Board”: The Board of Directors of the Company.

“Cause”: In the case of any Participant who is party to an employment or severance-benefit agreement that contains a definition of “Cause,” the definition set forth in such agreement will apply with respect to such Participant under the Plan for so long as such agreement is in effect. In the case of any other Participant, “Cause” will mean willful misconduct in connection with the Participant’s employment or service on behalf of the Company, or the willful failure of the Participant to perform his or her responsibilities in the best interests of the Company (including, without limitation, breach, whether willful or not, by the Participant of any provision of any employment or services agreement, nondisclosure, non-competition, non-solicitation or other similar agreement between the Participant and the Company), as determined by the Board, which determination is conclusive. The Participant shall be considered to have been discharged “for cause” if the Administrator determines, within 30 days after the termination of the Participant’s employment or other service relationship with the Company for any other purported reason, that discharge for cause was warranted (and the Company may rescind the delivery of shares pursuant to any Stock Award in those circumstances).

“Code”: Internal Revenue Code of 1986, as amended or replaced from time to time.

“Compensation Committee”: The Compensation Committee of the Board.

“Common Stock”: The Company’s common stock, $.01 par value.

“Company”: Novavax, Inc. and the parent and all present and future subsidiaries of Novavax, Inc. as defined in Sections 424(e) and 424(f) of the Code; provided, however, that status as a “parent” or “subsidiary” corporation depends on satisfaction of the criteria in Sections 424(e) and (f) of the Code as of the date on which such determination is being made and does not necessarily continue to exist merely because it existed as of the date of grant of an Option or other Stock Award.

“Corporate Transaction”: The meaning set forth in Section 11(a).

“Exchange Act”: The Securities Exchange Act of 1934, as amended.

“Fair Market Value”: As of any date, the value of the Common Stock determined as follows:

(1) If the Common Stock is listed on any established stock exchange, including but not limited to the NASDAQ Global Select Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange (or in the case of multiple exchanges, the exchange with the greatest volume of trading in the Common Stock) on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable. If the day of determination is not a market trading day, then the trading day immediately preceding the day of determination shall be used.

(2) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator consistent with the requirements of Section 409A.

“Incentive Stock Options”: An Option intended to be an “incentive stock option” within the meaning of Section 422.

“Non-Statutory Options”: An Option that is not intended to be an Incentive Stock Option.

“Option”: An option entitling the holder to acquire shares of Common Stock upon payment of the exercise price.

“Participant”: An individual who is granted or receives a Stock Award under the Plan.

“Performance Award”: A Stock Award subject to Performance Criteria.

“Performance Criteria”: Specified criteria, other than the mere continuation of employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of a Stock Award. A Performance Criterion may include any measure or measures of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or equity expense, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital, capital employed or assets; one or more operating ratios; operating income or profit, including on an after-tax basis; net income; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures, strategic alliances, licenses or collaborations; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings; manufacturing or process development; or achievement of clinical trial or research objectives, regulatory or other filings or approvals or other product development milestones. A Performance Criterion and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss and may be based on objective or subjective individual goals. The Administrator may provide that a Stock Award will be adjusted to reflect events (for example, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, extraordinary or other unplanned items, and other unusual or non-recurring items, and the cumulative effects of tax or accounting changes) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

“Plan”: The Novavax, Inc. 2015 Stock Incentive Plan, as amended and restated on the Amendment Date, and as further amended from time to time.

“Reporting Person”: Individuals who are required to file reports under Section 16(a) of the Exchange Act.

“Restricted Stock”: Common Stock subject to forfeiture or restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.

“Restricted Stock Unit” or “RSU”: A Stock Unit that is, or as to which the delivery of Common Stock or cash in lieu of Common Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“Rule 16b-3”: Rule 16b-3 promulgated under the Exchange Act, or any successor rule.

“Sale Price”: The meaning set forth in Section 11(a).

“Section 422”: Section 422 of the Code.

“Securities Acquisition”: The meaning set forth in Section 11(a).

“Stock Appreciation Right” or “SAR”: A right entitling the holder upon exercise to receive an amount (payable in cash or in shares of Common Stock of equivalent value) equal to the excess of the Fair Market Value of the shares of Common Stock subject to the right over the base value from which appreciation under the SAR is to be measured.

“Stock Awards”: Any or a combination of the following:

(a)         Options (including Incentive Stock Options and Non-Statutory Options),

(b)         Stock Appreciation Rights,

(c)         Restricted Stock,

(d)         Unrestricted Stock,

(e)         Stock Units,

(f)          Restricted Stock Units, and

(g)         Performance Awards.

“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Common Stock, to deliver Common Stock or cash measured by the value of Common Stock in the future.

“Unrestricted Stock”: Common Stock not subject to any restrictions under the terms of the Stock Award.

Appendix B

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

THOMAS GOLUBINSKI, derivatively on behalf of Nominal Defendant NOVAVAX, INC.,

Plaintiff,

-vs-

RICHARD H. DOUGLAS, STANLEY C. ERCK, GARY C. EVANS, GREGORY M. GLENN, JOHN A. HERRMANN III, RACHEL K. KING, MICHAEL A. McMANUS, JR., RAJIV I. MODI, DAVID M. MOTT, BRIAN ROSEN, JOHN J. TRIZZINO, and JAMES F. YOUNG,

Defendants,

-and-

NOVAVAX, INC.,

Nominal Defendant.

C.A. No. 2021-0172-JRS REVISED PUBLIC VERSION FILED APRIL 20, 2021

VERIFIED STOCKHOLDER DERIVATIVE COMPLAINT

Plaintiff Thomas Golubinski (“Plaintiff”), by and through his undersigned counsel, submits this verified stockholder derivative complaint on behalf of nominal defendant Novavax, Inc. (“Novavax” or the “Company”) against the defendants named herein for breach of fiduciary duty, corporate waste, and unjust enrichment. The allegations in this complaint are based on Plaintiff’s personal knowledge as to himself, and upon information and belief, including the investigation of counsel, the review of publicly available information, and the review of books and records produced by the Company in response to Plaintiff’s demand under 8 Del. C. § 220 (“Section 220”) as to all other matters. All such books and records are expressly incorporated into this complaint. For the avoidance of doubt, this incorporation by reference does not change the pleading standard applicable to any motion to dismiss that may be filed in this case.

NATURE OF THE ACTION

1.          Plaintiff brings this stockholder derivative action on behalf of Novavax against the Company’s directors and certain of its executive officers to remedy directors’ wrongfully granting themselves and certain executive officers spring-loaded stock options and restricted stock units to personally benefit from the timing and pricing of the grants. This misconduct has damaged the Company and gives rise to claims for breach of fiduciary duty, waste of corporate assets, and unjust enrichment.

2.                   Novavax describes itself as a late-stage biotechnology company that promotes global health through the discovery, development, and commercialization of innovative vaccines to prevent serious infectious diseases.

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3.         Although Novavax has not succeeded in bringing a vaccine to market in its 33-year history, on February 26, 2020, the Company announced that it had made progress in its efforts to develop a vaccine to protect against COVID-19.1

4.         In connection with these efforts, Novavax announced in March 2020 that it had received $4 million in funding from the Coalition for Epidemic Preparedness Innovations (“CEPI”), an international nonprofit that gives money to vaccine developers. The Company also disclosed that it was engaged in ongoing discussions with CEPI regarding additional funding to address the costs of shepherding the COVID-19 vaccine trial through Phase 1.

5.         On April 17 and 18, 2020, the Compensation Committee of the Company’s board of directors (the “Board”) granted certain named executive officers (“NEOs”) stock options, collectively representing 830,000 shares of the Company’s common stock (the “April 2020 Awards”). Another 2,612,850 options were granted to other Company employees at the same meeting. The stock options had an exercise price of $19.08, which reflected the Company’s closing price on April 17, 2020.

6.         Just over three weeks later, after the close of the market on May 11, 2020, Novavax announced that CEPI would grant up to $384 million for the Phase

1 See https://ir.novavax.com/news-releases/news-release-details/novavax-advances-development-novel-covid-19-vaccine.

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1 and Phase 2 trials of the Company’s COVID-19 vaccine candidate, NVX-CoV2373.

7.        Unsurprisingly, the price of Novavax’ stock surged nearly 60%, and kept rising over the next few days in response to the announcement. On May 18, 2020, the Company’s stock closed at $56.96, a 109% increase from the closing price of $19.08 on April 17, 2020. This meteoric rise in the stock price resulted in $31,440,400 in aggregate gains for the NEOs.

8.        Although Novavax had described the March 2020 $4 million CEPI grant as a “partial payment,” the Company had not disclosed to the market its total request for funding or the timeline of its continued negotiations with CEPI at the time it issued the April 2020 Awards.

9.        Moreover, as of April 16, 2020, the Company was regularly lobbying multiple funding partners, including the Biomedical Advanced Research and Development Authority (“BARDA”), a government office involved in Operation Warp Speed (“OWS”), the U.S. government’s $10 billion effort to develop and deliver a COVID-19 vaccine. The OWS program coordinates the development, manufacturing, and distribution of COVID-19 countermeasures, between components of the Department of Health and Human Services, including the Centers for Disease Control and Prevention, the FDA, the National Institutes of Health, the

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Department of Defense, and BARDA. The Company’s ongoing effort to obtain funding from BARDA was not disclosed to the public.

10.      In a report distributed to the Board on June 25, 2020, senior management informed the Board, including recipients of the June 2020 Awards (defined below), that the Company should expect approximately $1 billion in funding from Operation Warp Speed within a week. NOVA0000230-238.

11.        That same day, the Board granted six non-employee directors and two NEOs options and restricted stock units (“RSUs”) collectively representing 73,570 shares of common stock (the “June 2020 Awards”). Each stock option had an exercise price of $83.54 per share, the closing price of the Company’s stock that day.

12.        Less than two weeks later, on July 7, 2020, the Company issued a press release announcing that it had been selected to participate in OWS. As part of the Company’s participation in OWS, BARDA awarded Novavax $1.6 billion to complete late-stage clinical development of its COVID-19 vaccine (the “OWS Grant”).

13.        Novavax’ stock price again unsurprisingly soared, reaching a high of $111.77 that day and continuing to rise over the next few weeks. By July 22, the stock price had reached $146.45, a 75% increase over the closing price on June 25 and a 668% increase over the closing price on April 17. The directors and officers

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made aggregate gains of $4,628,288 from the June 2020 Awards alone—on top of the $31,440,400 that the NEOs made from the April 2020 Awards.

14.     By granting and receiving both the April 2020 Awards and the June 2020 Awards without making appropriate disclosures to the market, defendants violated their fiduciary duties to Novavax and its stockholders. The options and RSUs were “spring-loaded,” i.e., granted just prior to the Company’s release of material information reasonably expected to drive the market price of the shares higher.

15.       The Company’s management exploited its relationships with regulators and influential players in the vaccine community to both secure funding and position itself to receive even more funding for COVID-19 research prior to granting spring-loaded awards to Company insiders who were in possession of material non-public information.

16.      Through this derivative action, Plaintiff seeks rescission of the April 2020 Awards and the June 2020 Awards, or alternatively, to recover for Novavax the damages caused by the misconduct alleged herein and to compel the recipients of the spring-loaded awards to disgorge to Novavax the improper benefits they received.

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PARTIES

Plaintiff

17.     Plaintiff is a stockholder of Novavax, was a stockholder of Novavax at the time of the wrongdoing alleged herein and has been a stockholder of Novavax continuously since July 1, 2019.

Nominal Defendant

18.     Nominal Defendant Novavax is a Delaware corporation based in Gaithersburg, Maryland. According to its website, it is a late-stage biotechnology company focusing on the discovery, development, and commercialization of vaccines to prevent serious infectious diseases.

Director Defendants

19.      Defendant Richard H. Douglas (“Douglas”) has been a director of Novavax since 2010 and is a member of the Audit Committee, the Compensation Committee, and the Research & Development Committee. According to the Company’s Form Def 14A filed on May 13, 2020 for the period ending June 25, 2020 (the “Proxy”), he received total compensation of $119,296 for fiscal year 2019. Douglas received 6,900 options and 3,450 RSUs in the June 2020 Awards.

20.       Defendant Stanley C. Erck (“Erck”) has been the President and CEO of Novavax since April 19, 2011. Erck served as Interim CFO of Novavax from November 10, 2017 to March 14, 2018 and as Principal Accounting Officer until

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March 14, 2018. He has been a member of the Board since 2009. According to the Proxy, Erck’s total compensation for fiscal year 2019 was $2,438,562. Erck received 400,000 options from the April 2020 Awards.

21.                   Defendant Gary C. Evans (“Evans”) has been a member of the Board since 1998 and is a member of the Audit Committee and Chair of the Nominating & Corporate Governance Committee (the “Governance Committee”). According to the Proxy, he received total compensation of $121,796 for fiscal year 2019. Evans received 6,900 options and 3,450 RSUs in the June 2020 Awards.

22.                   Defendant Rachel K. King (“King”) has been a member of the Board since 2018 and is a member of the Compensation Committee and the Governance Committee. According to the Proxy, she received total compensation of $114,296 for fiscal year 2019. King received 6,900 options and 3,450 RSUs in the June 2020 Awards.

23.                   Defendant Michael A. McManus, Jr. (“McManus”) has been a member of the Board since 1998 and is Chair of the Audit Committee and a member of Compensation Committee. According to the Proxy, he received total compensation of $134,296 for fiscal year 2019. McManus received 6,900 options and 3,450 RSUs in the June 2020 Awards.

24.       Defendant Rajiv I. Modi (“Modi”) has been a member of the Board since 2009.

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25.             Defendant David Mott (“Mott”) has been a member of the Board since June 16, 2020. Mott currently serves as Chair of the Compensation Committee. Mott received 4,000 options in the June 2020 Awards.

26.             Defendant James F. Young (“Young”) has been a member of the Board since April 2010 and was named Chairman of the Board in April 2011. Young is a member of the Governance Committee and Chair of the Research & Development Committee. Young was Chair of the Compensation Committee during the issuance of both the April 2020 Awards and the June 2020 Awards. According to the Proxy, he received total compensation of $223,741 for fiscal year 2019. Young received 15,180 options and 7,590 RSUs in the June 2020 Awards.

Officer Defendants

27.             Defendant Gregory M. Glenn (“Glenn”) has been the President of Research & Development at Novavax since March 2016. Glenn served as Senior Vice President of Research and Development at Novavax from January 13, 2014 to March 2016. Glenn served as the Chief Medical Officer and Senior Vice President at Novavax from January 2011 to January 2014. Glenn served as the Chief Scientific Officer of Novavax beginning in July 2010. According to the Proxy, he received total compensation of $1,875,198 for fiscal year 2019. He received 165,000 options in the April 2020 Awards.

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28.             Defendant John A. Herrmann III (“Herrmann”) has served as Executive Vice President and Chief Legal Officer at Novavax since June 2020. He was Senior Vice President of Novavax from June 2014 until June 2020 and acted as the Company’s General Counsel from March 8, 2012 until June 2020. Herrmann was Corporate Secretary of Novavax beginning in April 2010 and served as Vice President of Novavax from March 8, 2012 to June 2014. Herrmann served as an Executive Director of Legal Affairs at Novavax from April 2010 to March 2012. According to the Proxy, he received total compensation of $1,353,416 for fiscal year 2019. Herrmann received 125,000 options in the April 2020 Awards and 2,500 RSUs in the June 2020 Awards.

29.             Defendant Brian Rosen (“Rosen”) has been the Senior Vice President, Commercial Strategy at Novavax since June 2018. Rosen was previously the Vice President, Government Affairs and Public Policy at Novavax from February 2015 through May 2018. Rosen received 100,000 options in the April 2020 Awards.

30.             Defendant John Joseph Trizzino (“Trizzino”) has been Chief Business Officer and Treasurer of Novavax since March 14, 2018 and served as the Company’s CFO from March 14, 2018 until November 2020. Trizzino was also a Senior Vice President at Novavax until June 2020, when he was promoted to Executive Vice President. He has also served as the Chief Commercial Officer at Novavax since November 2020. In this capacity, Trizzino is responsible for all pre-

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commercial and commercial launch strategy and execution as well as public relations. According to the Proxy, he received total compensation of $1,465,602 for fiscal year 2019. Trizzino received 140,000 options in the April 2020 Awards and 2,500 RSUs in the June 2020 Awards.

31.          Together, defendants Douglas, Erck, Evans, Glenn, Herrmann, King, McManus, Modi, Mott, Rosen, Trizzino, and Young are the “Individual Defendants.”

SUBSTANTIVE ALLEGATIONS

Background

32.          Novavax presents itself as a late-stage biotechnology company focusing on the discovery, development, and commercialization of vaccines.

33.          Prior to the onset of the COVID-19 pandemic, the Company’s lead vaccine candidates included ResVax, an aluminum-adjuvanted vaccine candidate aimed at treating respiratory syncytial virus (“RSV”), which causes lower respiratory tract infections during infancy and early childhood. The vaccine, which is currently in Phase 3 clinical trials despite its failure to meet the trial’s primary efficacy endpoint, seeks to protect infants via maternal immunization.

34.          The Company also is developing two additional RSV vaccines, one meant for older adults (60 years and older) that is in Phase 2 clinical trials, and

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another for healthy children between six months to five years of age that has not yet progressed beyond Phase 1.

35.             In addition, Novavax is working on a vaccine for seasonal influenza in older adults (NanoFlu), a combination respiratory vaccine to protect against influenza and RSV, as well as a vaccine to protect against Ebola. These therapies are in various stages of clinical testing. The Company also has vaccine candidates for MERS and SARS in preclinical stages.

36.             The Company’s proprietary adjuvant,2 Matrix-M, is used in several of its vaccine candidates to enable a vaccine to enhance the amplitude of the immune response and qualitatively change the way the immune system attacks microorganisms. It also allows immunization with much lower doses of antigen, which results in the need for fewer necessary vaccine doses, as well as increased supply and manufacturing capacity.

37.             Despite its ongoing trials and its proprietary technology, the Company has never brought a vaccine to market in its 33-year history. Indeed, its failures are well documented despite decades of public and private funding.3 For example, its

2 An adjuvant is a pharmacological or immunological agent that improves the immune response of a vaccine. Adjuvants may be added to a vaccine to boost the immune response to produce more antibodies and longer-lasting immunity, thus minimizing the dose of antigen needed.

3 See Katie Thomas and Megan Twohey, How a Struggling Company Won $1.6 Billion to Make a Coronavirus Vaccine, N.Y. Times, (July 16, 2020),

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proposed vaccines for SARS, MERS, and Ebola never progressed beyond early safety studies. In 2016, the Company laid off one-third of its staff after its late-stage clinical trial to treat RSV in older people failed. Nevertheless, the Company was able to attract the attention of the Bill & Melinda Gates Foundation (the “Gates Foundation”), which decided to fund a second clinical trial of the RSV vaccine with an $89 million grant. That study tested whether giving the vaccine to pregnant women would pass the immunity to their newborns, who can become very sick from the virus.

38.             That trial, however, failed to meet its primary efficacy endpoint and the Company again found itself in such a dire financial crisis that it needed a reverse 20 to 1 stock split to lift its share price to avoid being delisted from NASDAQ. To stave off closing, Novavax sold its manufacturing facilities to Catalent for approximately $18 million. The sale included 100 workers, or about one-third of the Company’s work force at the time.

39.             On February 6, 2020, shares of Novavax traded at less than $7 per share.

40.             As stated above, Novavax’ pipeline was unpromising, and the Company experienced several setbacks throughout its history—despite the backing

https://www.nytimes.com/2020/07/16/health/coronavirus-vaccine-novavax.html?searchResultPosition=16.

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of highly influential sponsors such as the Gates Foundation. The Company’s relationship with the Gates Foundation, however, had its benefits.

41.             In late February 2020, Dr. Richard Hatchett, head of CEPI, received a phone call from executives at the Gates Foundation.4 The Gates Foundation’s representatives reportedly touted Novavax’ technology, which uses moth cells in an attempt to build important molecules at a much faster rate than typical vaccines.

42.             This outreach by the Gates Foundation soon set into motion a series of events resulting in the Company receiving numerous rounds of government financing in support of COVID-19 vaccine research.

43.             Armed with the non-public knowledge that powerful groups were advocating for Novavax to receive immense amounts of money despite its long history of failure, Company directors began to award themselves and executives stock options and RSUs. They did so knowing that the Company’s stock price would skyrocket in response to the news, when it was eventually disclosed to the public. The Company’s Incomplete Disclosures

44.             On February 26, 2020, the Company reported it “produced and is currently assessing multiple nanoparticle vaccine candidates in animal models prior to identifying an optimal candidate for human testing, which is expected to begin by

4 In addition to funding several of the Company’s failed vaccine trials, the Gates Foundation also helped found CEPI and is one of its largest benefactors.

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the end of spring 2020” to develop a COVID-19 vaccine. Purportedly, the COVID-19 vaccine candidate was an outgrowth of “its proprietary recombinant protein nanoparticle technology platform to generate antigens derived from the coronavirus spike (S) protein. Novavax expected to utilize its proprietary Matrix-MTM adjuvant with its COVID-19 vaccine candidate to enhance immune responses.”5

45.             Defendant Erck stated that the Company’s “previous experience working with other coronaviruses, including both MERS and SARS, allowed us to mobilize quickly against COVID-19 and successfully complete the critical preliminary steps to engineer viable vaccine candidates.... Now that the protein has been expressed stably in our baculovirus system, we aim to identify the optimal candidate and scale up production of sufficient vaccine for preliminary clinical trials. We are now well-positioned to advance the COVID-19 vaccine candidate to Phase I clinical testing in May or June.”

46.             The Gates Foundation’s outreach to CEPI yielded an immediate dividend. On March 10, 2020, the Company announced it received $4 million from CEPI “to accelerate vaccine development to prepare for Phase 1.” The press release stated in general terms that CEPI and the Company “are having ongoing discussions on additional funding from CEPI to address Novavax’ costs through Phase 1.” The

5 https://ir.novavax.com/news-releases/news-release-details/novavax-advances-development-novel-covid-19-vaccine

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Company further disclosed it had entered into an agreement with “Emergent BioSolutions, Inc. [“Emergent”] to provide contract development and manufacturing services, supplying Novavax with vaccine product for preclinical testing and for use in its Phase 1 clinical trial.” Dr. Hatchett also was quoted in the press release as stating that “CEPI has moved quickly and urgently to coordinate with global health authorities and vaccine-development partners. CEPI is pleased to be partnering with Novavax to rapidly develop a potential vaccine candidate against the global threat posed by COVID-19.”6

47.       The Company reiterated on March 11, 2020 in its Fourth Quarter and Full Year 2019 Financial Results that it received $4 million in CEPI funding and was discussing additional funding from CEPI.7 Erck stated that “CEPI stepped out and provided money virtually immediately for a portion of what the total ask was and with the expectation that they would have time to then evaluate the rest of the grant. So it's a partial payment.”8 Erck, however, never disclosed the Company’s total request or timeline of the negotiations between CEPI and the Company. He merely disclosed a relatively nominal grant from CEPI despite the Company’s

6 https://ir.novavax.com/news-releases/news-release-details/novavax-awarded-funding-cepi-covid-19-vaccine-development

7https://ir.novavax.com/news-releases/news-release-details/novavax-reports-fourth-quarter-and-full-year-2019-financial

8 Transcript, Novavax, Fourth Quarter 2019 Financial Results (March 11, 2020).

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record of failures and made general forward-looking statements about the possibility of additional funding sometime in the future.

48.             On March 19-20, 2020, the Board convened a meeting. In discussing the contents of the Company’s upcoming 2020 Proxy Statement, the Board recommended that the Proxy ask stockholders to approve the Company’s Amended and Restated 2015 Stock Incentive Plan (the “2015 Plan”) to increase the number of shares of common stock available for issuance under the plan from 3,800,000 to more than 10,000,000. NOVA0000343-346. Accordingly, the Board was positioning itself to maximize the amount of stock that could be issued under the 2015 Plan to themselves and others.

49.             On April 8, 2020, the Company issued a press release identifying its COVID-19 vaccine candidate, NVX-CoV2373, as “a stable, prefusion protein made using Novavax’ proprietary nanoparticle technology, and [that it] will initiate a first-in-human trial in mid-May. Novavax’ proprietary Matrix-MTM adjuvant will be incorporated with NVX-CoV2373 in order to enhance immune responses and stimulate high levels of neutralizing antibodies.” According to the Company, it was awarded $4 million in funding from CEPI “with additional funding discussions ongoing.”9

9 https://ir.novavax.com/node/14586/pdf.

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50.             At the same time, the Company began to apply pressure on government officials (including former Novavax employees working in the federal government) to secure financing. This is evidenced by a whistleblower action filed by Dr. Rick Bright, who was the director of BARDA until his removal in April 2020, which he alleges was politically motivated. In 2006, Dr. Bright worked in the private sector as Vice President of Research and Development and Global Influenza Programs at Novavax overseeing the development of new vaccines.10

51.             Dr. Bright’s complaint alleges that on April 10, 2020, Erck called Dr. Bright’s office requesting to speak directly with Dr. Bright about Novavax’ proposal for a COVID-19 vaccine. Since Novavax had already submitted a white paper about the vaccine in response to a Broad Agency Announcement (“BAA”) issued by BARDA, federal law prohibited Dr. Bright from speaking with Erck about the proposal. Dr. Bright’s assistant thus informed Erck that BARDA could not discuss the proposal at that time.

52.             Undeterred, three days later, on April 13, 2020, Novavax’ Senior Vice President of Commercial Strategy, defendant Rosen, circumvented Dr. Bright’s

 10 On November 9, 2020, Dr. Bright was named a member of President-elect Joe Biden’s coronavirus advisory board. See https://www.cnn.com/2020/11/09/politics/biden-coronavirus-advisers-experts-rick-bright/index.html.

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office entirely and sent an email directly to Dr. Bright’s supervisor, Dr. Kadlec, who served as the Assistant Secretary for Preparedness and Response.

53.             In his email, Rosen touted Novavax’ history of working with coronaviruses, provided information about “recent milestones” in the Company’s development of its COVID-19 vaccine candidate, and lauded the vaccine candidate as “one of the earliest and most promising.”

54.             The whistleblower complaint further details that Dr. Kadlec responded to Rosen’s email that he was “looking forward to” speaking with him. See email from R. Kadlec to B. Rosen (Apr. 13, 2020), attached to the Whistleblower complaint as Exhibit 51.11 The whistleblower complaint states that “Dr. Bright, who received notice of his removal just four days later, does not know whether Dr. Kadlec ultimately spoke to Novavax about its proposal but assumes that he did so. This of course warrants further inquiry.”

55.             On April 16, 2020, the Board convened a meeting where it received an update on NVX-CoV2373, the Company’s COVID-19 vaccine candidate. In addition to members of the Board, Messrs. Glenn, Hermann, and Rosen, among other executives, were present. The discussion addressed the need for financing to

11 Although this exhibit is cited in Dr. Bright’s pleading, it is not readily available on the internet, while other exhibits are easily accessible. There is no explanation as to why some exhibits are in the public domain and others are not.

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initiate large scale manufacturing and focused on leasing a facility in the Czech Republic to scale up production. The Board then resolved to execute a non-binding term sheet for the facility subject to finalizing arrangements. NOVA0000348. Given this discussion, it is reasonably conceivable that the Board soon expected to receive good news regarding additional funding.

56.             The meeting then addressed “funding activities” led by Rosen. As of this date the Company only had received $4 million from CEPI. As set forth above, it had already begun to violate myriad rules concerning contacting the government to exert pressure on a former executive and his superior to secure funds. Indeed, the minutes reflect that Rosen reported on ongoing discussions with CEPI, the Gates Foundation, the U.S. government, and a potential arrangement with Takeda Pharmaceutical Company Limited (“Takeda”). NOVA0000027. None of this information (apart from the modest $4 million grant from CEPI) was public. Id. See also additional Board report dated April 16, 2020, NOVA0000011-15 at NOVA0000012 (“Agenda: ... 4. Funding.).

57.             The Board also discussed management’s recommendation not to propose an option exchange at the upcoming shareholder meeting but rather to make an “extraordinary grant to the Novavax employees that would be discussed” at the next Compensation Committee meeting. NOVA0000348. Simply stated, there was no longer any consideration concerning swapping out underwater options but instead

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the plan was to grant new options that would be far more lucrative for their recipients.

58.          The Board was presented with an additional report at the meeting, which was produced to Plaintiff with extensive redactions. Most of the redactions address what could fairly be deemed proprietary scientific information. However, the report does discuss proposed phased trials and leasing the facility in Prague. NOVA0000362-375.

59.          Accordingly, as of April 16, 2020, the Company was in ongoing discussions and lobbying multiple funding partners including BARDA. None of this information was released to the market.

The April 2020 Spring-Loaded Options

60.          On April 17, 2020, the Compensation Committee (at that time, Douglas, King, McManus, and Young) convened a meeting. Also present at the meeting, among others, were Erck, Herrmann, and Trizzino.

61.          The meeting approved a supplementary equity grant to the Company’s executives and employees because of their work on developing a possible COVID-19 vaccine. It was further resolved at the meeting that the equity grants would vest pursuant to the following performance requirements: “50% of such equity grants shall vest on the first anniversary of the initiation of a Phase 2 clinical trial” of the Company’s COVID-19 vaccine candidate and “50% of such equity awards shall vest

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upon the second anniversary of the initiation of such trial (the "Performance Vesting Rule"). Accordingly, the options would vest regardless of the vaccine ever being approved or even demonstrating efficacy justifying Phase 3 trials. NOVA0000002-5.

62.             The chart below lists the options granted at the April 17, 2020 Compensation Committee meeting:

Executive	Option Shares
Gregory Glenn	165,000
John Trizzino	140,000
Sven Andreasson	125,000
Timothy Hahn	125,000
John Herrmann	125,000
Russell Wilson	125,000
Jill Hoyt	115,000
Jody Lichaa	115,000
Brian Rosen	115,000
Christopher Dunne	100,000
Gale Smith	100,000
Brian Webb	100,000
Kathleen Callahan	80,000
Iksung Cho	80,000
Biegie Lee	80,000
Vivek Shinde	80,000

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63.             The Compensation Committee convened again the following day, April 18 2020. According to the minutes, the Committee decided that Erck's 2019 equity grant did "not sufficiently represent the value the Committee wanted." Accordingly, it was resolved that Erck would be awarded "400,000 incentive stock options...to purchase that specified number of shares of the Company's Common Stock" subject to the vesting rules established on April 17, 2020. The meeting, occurred over a 50-minute period. NOVA0000190-192. The supplemental grants were approved by unanimous written consent of the Board dated April 20, 2020. NOVA0000092-93.

64.             The following table lists the options granted to each NEO at the April 17 and 18, 2020 meetings of the Compensation Committee:

Name	Position	Options
Stanley C. Erck	President and CEO	400,000
Gregory M. Glenn, M.D.	President, R&D	165,000
John J. Trizzino	EVP, CBO and CFO	140,000
John A. Herrmann III	EVP, Chief Legal Officer	125,000

65.             On May 11, 2020, the Company suddenly announced, in the wake of the option awards, that it received an additional $384 million in funding from CEPI for COVID-19 vaccine development and manufacturing. The press release quoted Dr. Hatchett, the head of CEPI, as describing the grant as an "expansion of our

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partnership with Novavax [that] represents CEPI’s single biggest investment to date.”12

66.             The press release stated CEPI will invest up to $384 million of additional funding, “on top of $4 million it invested in March, to advance clinical development of NVX-CoV2373, Novavax’ coronavirus vaccine candidate against SARS-CoV-2.”

67.             The Company’s stock immediately soared 30% ahead of the market close. This, of course, would have been anticipated by anyone who knew the gravity of the news prior to its disclosure. Then, after the closing bell, the stock surged another 54%. Novavax’ stock price kept rising over the next few days in response to the announcement. On May 18, 2020, the stock price closed at $56.96, a 109% increase over the closing price of $19.08 on April 17, 2020. Since the exercise price of the April 2020 Awards was equal to the closing price on the grant date, the NEOs recorded $31,440,399 in aggregate gains as of May 18, 2020 reflected in the chart below:

12 https://ir.novavax.com/node/14611/pdf.

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Stock Performance March 2 – May 27, 2020
61.00
51.00
41.00
31.00
21.00
11.00
1.00
80.00mm
70.00mm
60.00mm
50.00mm
40.00mm
30.00mm
20.00mm
10.00mm
0
CEPI $4M Grant
April 2020 Awards
CEPI $384M Funding
Mar-02-2020
Mar-06-2020
Mar-12-2020
Mar-18-2020
Mar-24-2020
Mar-30-2020
Apr-03-2020
Apr-09-2020
Apr-16-2020
Apr-22-2020
Apr-28-2020
May-04-2020
May-08-2020
May-14-2020
May-20-2020
May-27-2020
Novavax, Inc. (NasdaqGS:NVAX) - Volume
Novavax, Inc. (NasdaqGS:NVAX) - Share Pricing

68.             The generous grants on the eve of receiving extraordinary funding support the reasonable inference that the Company was in negotiations with CEPI – before the grants were awarded – to receive an amount of funding that far exceeded the initial, modest $4 million that the Gates Foundation had secured on behalf of the Company though it had it never brought a product to market. A July 16, 2020 article in The New York Times reported that CEPI "took note in March when, weeks after it awarded Novavax its initial $4 million contract, [] the company announced that its flu vaccine had succeeded in a late-stage clinical trial — its first major success, and

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an important validation of its underlying vaccine technology.”13 Therefore, it is likely that the Board knew that CEPI intended to make further investments, and it had an idea of the amount and the timeline of the second CEPI investment when it awarded the NEOs and other employees stock options on April 17 and 18, 2020.

69.             That the directors awarded themselves and the NEOs spring loaded grants knowing that spectacular news was on the immediate horizon is further evidenced by Erck’s and Rosen’s inappropriate outreaches in April 2020 to Dr. Bright, a former employee, followed by the end run to his superior, Dr. Kadlic, who returned Rosen’s email.

70.             Stockholders only became aware of the spring-loaded grants after the fact when the Company filed the Proxy. While the Proxy requested that stockholders approve the amendment to the 2015 Plan, it did not seek approval of the grants. The grants, instead, had been approved by written consent of the Board.14

71.             On May 16, 2020, the Board convened a meeting and granted 15,000 unrestricted shares of common stock pursuant to the 2015 Plan and 25,000 shares of

13 See Katie Thomas & Megan Twohey, How a Struggling Company Won $1.6 Billion to Make a Coronavirus Vaccine, N.Y. TIMES, July 16, 2020, https://www.nytimes.com/2020/07/16/health/coronavirus-vaccine-novavax.html?auth=link-dismiss-google1tap.

14 https://www.sec.gov/Archives/edgar/data/1000694/000110465920060342/tm 2019396d1_def14a.htm#equitycompensationplaninfo.

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performance-based RSUs subject to certain vesting rates to Cheryl Keech. Ms. Keech was deemed a “consultant” to the Company though she is reported to be the Chief Medical Officer and Senior Vice President of ILiAD Biotechnologies, LLC. Ms. Keech had attended the March 19-20, 2020 Board meeting and was involved in the Company’s trials. NOVA0000201-204.

72.             On June 3, 2020, Bloomberg reported that the federal government was working with seven pharmaceutical companies as part of its OWS program.15 According to Bloomberg’s sources, these companies included Johnson & Johnson, Merck & Co., Pfizer Inc., Moderna Inc., and the University of Oxford in collaboration with AstraZeneca Plc – as well as two additional firms that had not yet been disclosed at that time. While Novavax did not make any disclosures to the market at that time, within weeks, the Board began discussions regarding imminent funding from OWS of more than $1 billion.

The June 2020 Spring-Loaded Options

73.             On June 25, 2020, the Board convened a meeting. The Agenda for the meeting indicates there would be several presentations concerning the progress of the COVID vaccine candidate. NOVA0000129. Additionally, there was to be a

15 Riley Griffin & Jennifer Jacobs, White House Works With Seven Drugmakers in ‘Warp Speed’ Push, BLOOMBERG, June 3, 2020, https://www.bloomberg.com/news/articles/2020-06-03/white-house-working-with-seven-drugmakers-in-warp-speed-push.

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discussion concerning a financial update. NOVA0000274-297. The Agenda for the meeting also states that the Compensation Committee would offer a presentation concerning equity grants. NOVA0000129.

74.             Importantly, the equity grants were awarded on the same day the Board discussed imminent funding from OWS of more than $1 billion. At the same June 25, 2020 meeting when the awards were made, the Board received a report entitled “Funding and Policy” presented by Rosen. NOVA0000376-380. Rosen’s report lays out his “Congressional / Administration Strategy” to secure funding including “Outreach and Results[:] House and Senate appropriators, vaccine leaders, Maryland delegation.” The report indicates “very positive receptivity, letters to BARDA, [and] Hearing on vaccine production.” NOVA0000377. Rosen’s report further notes that defendant Trizzino is the co-chair of the Biotechnology Industry Organization (BIO) and “BIO provides multiple high profile speaking opportunities and legislative interactions” including “OWS Leadership Interaction.” NOVA0000378.

75.             Rosen apparently presented the Board with an additional report stating that negotiations were underway with parties at Operation Warp Speed and an “[a]greement was expected in [approximately] 1 week[.]” The expected budget for the funding from OWS was “Budget: [approximately] 1.2B – includes cost of Phase 2b ZA trial.” It also states that “Brian W and Tim meeting with OWS CMC PDT.” NOVA0000232. (Emphasis added).

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76.             There was an additional funding report delivered to the Board on June 25, 2020 that stated the “[t]otal OWS Budget estimated at $1.190B (Budget $ 1.074B and Advance Payment Request $116M = $1.190B.” NOVA0000317.

77.       Knowing full well that the Company was about to receive over $1 billion, the Board granted six non-employee directors and two NEOs options and RSUs covering 73,570 shares. All the stock options had an exercise price of $83.54 per share, the closing price of the Company’s common stock that day and were disclosed in Form 4s filed on June 26, 2020.

78.        The Board had not granted a single award to any director in the month of June since 2015, and it had been only six months since the directors received awards in December 2019.

79.       The following table shows the options and RSUs granted to each director and officer in the June 2020 Awards:

Name	Position	Options / RSUs	Grant Type
David M. Mott	Director	4,400	Options
Michael A. McManus, Jr.	Director	6,900	Options
Michael A. McManus, Jr.	Director	3,450	RSUs
Rachel K. King	Director	6,900	Options
Rachel K. King	Director	3,450	RSUs
Gary C. Evans	Director	6,900	Options
Gary C. Evans	Director	3,450	RSUs
Richard H. Douglas	Director	6,900	Options
Richard H. Douglas	Director	3,450	RSUs
James Young	Director	15,180	Options
James Young	Director	7,590	RSUs

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Name	Position	Options / RSUs	Grant Type
John J. Trizzino	EVP, CBO and CFO	2,500	RSUs
John A. Herrmann III	EVP, Chief Legal Officer	2,500	RSUs

80.      On July 7, 2020, the Company issued a press release, announcing that it has been selected to participate in Operation Warp Speed. As part of the OWS program, BARDA awarded Novavax $1.6 billion to complete late-stage clinical development, including a pivotal Phase 3 clinical trial; establish large-scale manufacturing; and deliver 100 million doses of NVX-CoV2373 as early as late 2020. BARDA had already granted hundreds of millions of dollars to drug makers, including Moderna Inc. and Johnson & Johnson, prior to the announcement of the grants to Novavax.

81.      The Company announced that it received $1.6 billion from BARDA on July 7, 2020. Given media reports in early June 2020 detailing discussions between OWS and other pharmaceutical companies that received grants, it is reasonably conceivable that, at least as early as June 3, 2020, Novavax was participating in negotiations with BARDA and was expecting to receive funding. Nevertheless, Board minutes evidence that Novavax was aware of the impending OWS funding prior to the June 2020 Awards.

82.           The market’s reaction to a $1.6 billion award was predictably positive. Novavax’ stock price soared to $104.56 on extremely high volume that day and

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continued to rise over the next few weeks in response to the $1.6 billion OWS grant. By July 22, the stock price had reached $146.45, a 75% increase over the $83.54 closing price on June 25. The directors and officers made gains of $4,628,288 in aggregate just from the June 2020 Awards.

83.      The price movements of the Company's common stock during this period are below:

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84.              On Wednesday, February 24, 2021, the Company’s stock closed at $239.94 per share.

THE INDIVIDUAL DEFENDANTS’ BREACHES OF FIDUCIARY DUTIES

85.       At all relevant times, the Individual Defendants were required to act in accordance with their fiduciary duties of loyalty, good faith, and disclosure.

86.              Defendants Douglas, King, McManus, Mott, and Young, as the members of the Compensation Committee at the time some or all of the options and RSUs were granted, authorized and approved the spring-loaded stock option grants described herein.16 These defendants breached their fiduciary duties by authorizing and approving the April 2020 Awards and June 2020 Awards while in possession of material non-public information regarding the imminent additional $384 million in funding from CEPI and the $1.6 billion OWS Grant.

87.            Each of the Individual Defendants, excluding Modi, breached their fiduciary duty of loyalty by accepting and entering into option agreements for the spring-loaded options.

88.       Each of the Individual Defendants breached their fiduciary duties of loyalty, good faith, and candor by failing to ensure that Novavax properly disclosed

16 In April 2020, the Compensation Committee consisted of defendants Douglas, King, McManus, and Young. Defendant Mott was added to the Compensation Committee on June 16, 2020, less than two weeks before receiving grants via the June 2020 Awards.

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the efforts it was making to secure additional funding, the substance or timing of its negotiations with various funding partners, or the amount of funding it expected to receive; or alternatively, by not refraining from taking advantage of this material non-public information to obtain options and RSUs at bargain prices.

89.              The foregoing misconduct was unjustifiable and constituted a breach of these Individual Directors’ fiduciary duties as officers and directors of Novavax. The foregoing misconduct was not, and could not have been, a proper exercise of business judgment. Rather, it was intended to, and did, unduly benefit the Individual Defendants at the expense of Novavax.

90.       As a direct and proximate result of the Individual Defendants’ breaches of fiduciary duties, Novavax has sustained damages, including, but not limited to, the value of the spring-loaded stock options granted to the Individual Defendants.

DEMAND FUTILITY

91.       Plaintiff repeats and realleges each and every allegation set forth above, as though fully set forth herein.

92.              Plaintiff brings this action derivatively and in the right and for the benefit of Novavax to redress the Individual Defendants’ breaches of fiduciary duties.

93.              Plaintiff is a stockholder of Novavax, was a stockholder of Novavax at the time of the wrongdoing alleged herein, and has been a stockholder of Novavax

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continuously since that time.

94.              Plaintiff will adequately and fairly represent the interests of Novavax in enforcing and prosecuting its rights.

95.              As a result of the facts set forth herein, Plaintiff has not made any demand on the Board to institute this action against the Board. Such a demand would be a futile and useless act because the Board is incapable of making an independent and disinterested decision to institute and prosecute this action.

96.       At the time Plaintiff commenced this derivative action, the Board consisted of ten directors: (i) defendant Douglas, (ii) defendant Erck, (iii) defendant Evans, (iv) defendant King, (v) defendant McManus, (vi) defendant Modi, (vii) defendant Mott, (viii) defendant Young, and two non-party directors.

97.       Plaintiff did not make a demand on the Board prior to bringing this stockholder derivative suit because, for the reasons described above, there is reason to doubt that at least half of the Board is disinterested with respect to the claims herein because they face a substantial likelihood of personal liability; or that they could have made an independent and disinterested decision to bring the claims herein. Indeed, one of the directors, Erck, participated in the April 2020 Awards and six of the directors participated in the June 2020 Awards. Seven directors have enjoyed this immense financial benefit as a result of the actions identified in this Complaint.

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98.       Accordingly, pre-suit demand is excused as futile. In particular:

i.            Douglas granted and approved the improper April 2020 Awards while in possession of material non-public information regarding the imminent $384 million CEPI grant. Douglas also included himself in the improper June 2020 Awards while in possession of material non-public information regarding the imminent OWS Grant, and was therefore unjustly enriched in light of his acquisition of 6,900 options and 3,450 RSUs at an artificially low price. The foregoing is a breach of the duty of loyalty and so egregious on its face that it cannot be the product of business judgment. As such, he has a substantial likelihood of liability in this action and is incapable of assessing whether to pursue the claims herein with disinterested independence.

ii.                    Erck participated in the improper April 2020 Awards when he received 400,000 options. Furthermore, he was in possession of material non-public information related to the impending $384 million CEPI funding announced on May 11, 2020. Erck also granted and approved the improper June 2020 Awards while in possession of material non-public information regarding the imminent OWS grant. The foregoing is breach of the duty of loyalty and so egregious on its face that it cannot be the product of business judgment. As such, he has a substantial likelihood of personal liability in this action. Additionally, the Proxy states that the Company does not consider defendant Erck to be independent. Defendant Erck also has served

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with Douglas on the board of directors of MaxCyte, Inc. for approximately three years. As such, he is incapable of assessing whether to pursue the claims herein with disinterested independence.

iii.                         Evans granted and approved the improper April 2020 Awards while in possession of material non-public information regarding the imminent $384 million CEPI grant. Evans also granted and approved the improper June 2020 Awards while in possession of material non-public information regarding the imminent OWS Grant, and was therefore unjustly enriched in light of his acquisition of 6,900 options with an exercise price of $83.54 and 3,450 RSUs at an artificially low price. The foregoing is a breach of the duty of loyalty and so egregious on its face that it cannot be the product of business judgment. As such, he has a substantial likelihood of liability in this action and is incapable of assessing whether to pursue the claims herein with disinterested independence.

iv.            King granted and approved the improper April 2020 Awards while in possession of material non-public information regarding the imminent $384 million CEPI grant. King also included herself in the improper June 2020 Awards while in possession of material non-public information regarding the imminent OWS Grant, and was therefore unjustly enriched in light of her acquisition of 6,900 options and 3,450 RSUs at an artificially low price. The foregoing is a breach of the duty of loyalty and so egregious on its face that it cannot be the product of business

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judgment. As such, she has a substantial likelihood of liability in this action and is incapable of assessing whether to pursue the claims herein with disinterested independence.

v.            McManus granted and approved the improper April 2020 Awards while in possession of material non-public information regarding the imminent $384 million CEPI grant. McManus also included himself in the improper June 2020 Awards while in possession of material non-public information regarding the imminent OWS Grant, and was therefore unjustly enriched in light of his acquisition of 6,900 options and 3,450 RSUs at an artificially low price. The foregoing is a breach of the duty of loyalty and so egregious on its face that it cannot be the product of business judgment. As such, he has a substantial likelihood of liability in this action and is incapable of assessing whether to pursue the claims herein with disinterested independence.

vi.           Modi approved and granted the improper April 2020 Awards while in possession of material non-public information regarding the imminent $384 million CEPI grant. Modi also granted and approved the improper June 2020 Awards while in possession of material non-public information regarding the imminent OWS Grant. The foregoing is a breach of the duty of loyalty and so egregious on its face that it cannot be the product of business judgment. As such, he has a substantial likelihood of liability in this action. Additionally, the Company’s Proxy states the

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Company does not consider Modi to be independent. Accordingly, he is incapable of assessing whether to pursue the claims herein with disinterested independence.

vii.            Mott granted and approved the improper June 2020 Awards while in possession of material non-public information regarding the imminent OWS Grant, and was therefore unjustly enriched in light of his acquisition of 4,400 options at an artificially low price. The foregoing is a breach of the duty of loyalty and so egregious on its face that it cannot be the product of business judgment. As such, he has a substantial likelihood of liability in this action and is incapable of assessing whether to pursue the claims herein with disinterested independence.

viii.           Young granted and approved the improper April 2020 Awards while in possession of material non-public information regarding the imminent $384 million CEPI grant. Young also granted and approved the June 2020 Awards while in possession of material non-public information regarding the imminent OWS Grant, and was therefore unjustly enriched in light of his 15,180 options and 7,590 RSUs of the Company’s securities at an artificially low price. In addition, Young purchased 1,500 shares at $48.83 on June 3, 2020. The foregoing is a breach of the duty of loyalty and so egregious on its face that it cannot be the product of business judgment. As such, he has a substantial likelihood of liability in this action and is incapable of assessing whether to pursue the claims herein with disinterested independence.

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99.          Five of the directors (Douglas, King, McManus, Mott, and Young) are currently members of the Compensation Committee. Young was chair of the Compensation Committee when the April 2020 Awards were granted. Mott is currently Chair and was part of the Compensation Committee when the June 2020 Awards were granted.

100.     Four out of five of the current Compensation Committee directors (Douglas, King, McManus, and Mott) are incapable of independently and disinterestedly considering a demand to vigorously prosecute this action because they granted spring-loaded stock option awards to Novavax’ directors and certain officers, including themselves, which was a self-interested transaction subject to the entire fairness standard; was not the product of a valid exercise of business judgment; was a waste of Novavax’ assets; and for which they each face a substantial likelihood of liability.

101.     Defendants Douglas, Erck, Evans, King, McManus, Modi, and Young either knew or recklessly disregard the material non-public information regarding the imminent $384 million CEPI grant when granting and approving the spring-loaded April 2020 Awards to Erck, Glenn, Herrmann, Rosen, and Trizzino.

102.     Defendant directors Douglas, Evans, King, McManus, Mott, and Young are interested due to the receipt of the spring-loaded June 2020 Awards.

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103.     Defendant directors Douglas, Erck, Evans, King, McManus, Modi, Mott, and Young either knew or recklessly disregarded how the material non-public information of the imminent $1.6 billion from the OWS grant would affect the share price.

104.     Accordingly, there is reasonable doubt that at least half the Board can disinterestedly consider a demand to prosecute this action.

CLAIMS FOR RELIEF

COUNT I

AGAINST DEFENDANTS DOUGLAS, ERCK, EVANS, KING, McMANUS,
MODI, AND YOUNG FOR BREACH OF FIDUCIARY DUTY FOR
GRANTING THE SPRING-LOADED APRIL 2020 AWARDS

105.     Plaintiff repeats and realleges each and every allegation set forth above, as though fully set forth herein.

106.    Defendants Douglas, Erck, Evans, King, McManus, Modi, and Young, by virtue of their positions as directors of the Company, owe fiduciary duties of loyalty and good faith and, in furtherance of those duties, were required to act in the best interests of Novavax.

107.    Defendants Douglas, Erck, Evans, King, McManus, Modi, and Young authorized and granted the spring-loaded April 2020 Awards to Erck, Glenn, Herrmann, Rosen, and Trizzino as described herein. These defendants authorized and approved the April 2020 Awards at issue at a time when they possessed material

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non-public information soon to be released by Novavax that would positively affect Novavax’ share price. NOVA0000002-5, 7-9, 92. These actions were not a good faith exercise of business judgment.

108.     As a direct and proximate result of the failure of defendants Douglas, Erck, Evans, King, McManus, Modi, and Young to perform their fiduciary obligations, Novavax has sustained and will continue to sustain significant damages. As a result of the misconduct alleged herein, these defendants are liable to Novavax.

COUNT II

AGAINST DEFENDANTS DOUGLAS, ERCK, EVANS, KING, McMANUS,
MODI, MOTT, AND YOUNG FOR BREACH OF FIDUCIARY DUTY
FOR GRANTING THE SPRING-LOADED JUNE 2020 AWARDS

109.     Plaintiff repeats and realleges each and every allegation set forth above, as though fully set forth herein.

110.     Defendants Douglas, Erck, Evans, King, McManus, Modi, Mott, and Young, by virtue of their positions as directors of the Company, owe fiduciary duties of loyalty and good faith and, in furtherance of those duties, were required to act in the best interests of Novavax.

111.     Defendants Douglas, Erck, Evans, King, McManus, Modi, Mott, and Young authorized and granted the spring-loaded June 2020 Awards to Douglas, Evans, Herrmann, King, McManus, Mott, Trizzino, and Young. These grants were made when Douglas, Erck, Evans, King, McManus, Modi, Mott, and Young

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possessed material non-public information soon to be released by Novavax that would positively affect the share price. NOVA0000155-158. These actions were not a good faith exercise of prudent business judgment.

112.     As a direct and proximate result of the failure of defendants Douglas, Erck, Evans, King, McManus, Modi, Mott, and Young to perform their fiduciary obligations, Novavax has sustained and will continue to sustain significant damages. As a result of the misconduct alleged herein, these defendants are liable to Novavax.

COUNT III

AGAINST DEFENDANTS DOUGLAS, ERCK, EVANS, KING, McMANUS, MODI,
MOTT, AND YOUNG, FOR WASTE OF CORPORATE ASSETS
FOR GRANTING THE SPRING-LOADED AWARDS

113.     Plaintiff repeats and realleges each and every allegation as set forth above, as though full set forth herein.

114.     Defendants Douglas, Erck, Evans, King, McManus, Modi, Mott, and Young, as directors of the Company, had a duty to ensure that their compensation decisions did not create an unwarranted risk of non-compliance with the law and the Company’s governing documents. By granting spring-loaded awards, defendants Douglas, Erck, Evans, King, McManus, Modi, Mott, and Young, have wasted the Company’s valuable corporate assets solely for the financial gain of Glenn, Herrmann, Rosen, Trizzino, Douglas, Erck, Evans, King, McManus, Mott, and

Young.

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115.	As a result of the waste of corporate assets, defendants Douglas, Erck, Evans, King, McManus, Modi, Mott, and Young are liable to the Company.

COUNT IV

AGAINST THE INDIVIDUAL DEFENDANTS, EXCLUDING MODI, FOR
BREACH OF FIDUCIARY DUTY FOR ACCEPTING THE
SPRING-LOADED AWARDS

116.     Plaintiff repeats and realleges each and every allegation set forth above, as though fully set forth herein.

117.     As directors and/or officers of Novavax, the Individual Defendants owe Novavax the fiduciary duty of loyalty and are required to act in the best interests of the Company and its stockholders.

118.     All of the Individual Defendants, excluding Modi, breached their fiduciary duties by accepting the spring-loaded awards and entering into option agreements for such options knowing the options were spring-loaded at the time of grant. As of April 16, 2020 the Company was in ongoing discussions and lobbying multiple funding partners including Operation Warp Speed participant BARDA, which had been initially funded with approximately $10 billion to combat COVID-19 by the federal government as demonstrated by the allegations in the Whistleblower complaint. With this material non-public information, the Board granted the April 2020 Awards to Erck, Glenn, Herrmann, Rosen, and Trizzino. The additional funding report delivered to the Board on June 25, 2020 reiterated that the

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“total OWS Budget [was] estimated at $1.190 (Budget $1.074B and Advance Payment Request $116M = $1.190B.” NOVA0000317. All of the Individual Defendants knew full well that the Company was about to receive over $1 billion when the Board granted the June 2020 Awards. Each of the Individual Defendants knew this information was material and would result in an increase in Novavax’ stock price.

119.     As a direct and proximate result of the Individual Defendants’ (excluding Modi) breaches of fiduciary duty, Novavax has been harmed and sustained damages.

COUNT V

AGAINST THE INDIVIDUAL DEFENDANTS, EXCLUDING MODI,
FOR UNJUST ENRICHMENT

120.     Plaintiff repeats and realleges each and every allegation set forth above, as though fully set forth herein.

121.     Each of the Individual Defendants, excluding Modi, received improper spring-loaded awards as alleged herein, thus damaging the Company.

122.     It would be unconscionable and against the principles of justice, equity and good conscience for the Individual Defendants, excluding Modi, to retain the spring-loaded awards.

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PRAYER FOR RELIEF

WHEREFORE, Plaintiff demands judgment as follows:

A.             Finding that any demand upon the Board concerning the wrongdoing complained of herein would be futile;

B.             Finding that defendants Douglas, Erck, Evans, King, McManus, Modi, and Young breached their fiduciary duties to Novavax and its stockholders regarding the granting and approval of the April 2020 Awards;

C.             Finding that defendants Douglas, Erck, Evans, King, McManus, Modi, Mott, and Young breached their fiduciary duties to Novavax and its stockholders regarding the granting and approval of the June 2020 Awards;

D.             Finding that defendants Douglas, Erck, Evans, King, McManus, Modi, Mott, and Young wasted corporate assets;

E.             Finding that the Individual Defendants, excluding Modi, breached their fiduciary duties for accepting the spring-loaded Awards;

F.               Finding that the Individual Defendants, excluding Modi, were unjustly enriched;

G.         Entering an Order awarding the Company the amount of damages it sustained as a result of the Individual Defendants’ breaches of fiduciary duties and waste of corporate assets and any other damages that the Company may sustain in connection with the facts alleged herein;

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H.                Entering an Order rescinding the spring-loaded awards, or compelling the Individual Defendants, excluding Modi, to disgorge their ill-gotten gains;

I.                  Granting other appropriate equitable relief to remedy the misconduct alleged herein;

J.                 Awarding to Plaintiffs the costs and disbursements of this action, including reasonable attorneys' fees, accountants' and experts' fees, costs and expenses; and

K.                Granting such other and further relief as the Court deems just and proper.

ASHBY & GEDDES, P.A.

Of Counsel:	/s/ F. Troupe Mickler IV
Stephen E. Jenkins (#2152)
LEVI & KORSINSKY, LLP	F. Troupe Mickler IV (#5361)
Gregory M. Nespole	500 Delaware Avenue, 8th Floor
Daniel Tepper	Wilmington, DE 19801
Correy A. Kamin	(302) 654-1888
Ryan Messina
55 Broadway, 10th Floor
New York, NY 10006	Counsel to Plaintiff
(212) 363-7500

Dated: February 26, 2021
Public Version Filed: March 3, 2021
Revised Public Version Filed: April 20, 2021

B-46

21 Firstfield Road, Gaithersburg, MD 20878 240-268-2000 | www.novavax.com Nasdaq: NVAX

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. NOVAVAX, INC. 21 FIRSTFIELD ROAD GAITHERSBURG, MD 20878 During The Meeting - Go to www.virtualshareholdermeeting.com/NVAX2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D52180-P56450 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. NOVAVAX, INC. The Board of Directors recommends you vote FOR the following: 1. Election of Class II directors to serve on the Board of Directors, each for a three-year term expiring at the 2024 Annual Meeting of Stockholders. Nominees: For Withhold For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! 1a. Richard H. Douglas, Ph.D. 5. Ratification of certain June 2020 equity awards. 6. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. 1b. Margaret G. McGlynn, R. Ph. 1c. David M. Mott NOTE: To consider such other business as may properly come before the meeting or any adjournment or postponement thereof. The Board of Directors recommends you vote FOR proposals 2, 3, 4, 5, and 6. For Against Abstain ! ! ! ! ! ! 2. The approval, on an advisory basis, of the compensation paid to our Named Executive Officers. 3. Amendment and restatement of the Amended and Restated Novavax, Inc. 2015 Stock Plan to increase the number of shares of Common Stock available for issuance thereunder by 1,500,000 shares. ! ! ! 4. Ratification of certain April 2020 equity awards. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Form 10-K and Annual Report are available at www.proxyvote.com. D52181-P56450 NOVAVAX, INC. Annual Meeting of Stockholders June 17, 2021 8:30 AM Eastern Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Stanley Erck and John Herrmann, or either of them, as proxies and attorneys-in-fact, each with the power to act without the other and to appoint his substitute, and hereby authorize(s) them to vote, as designated on the reverse side of this proxy card and in their discretion on such other business as may properly come before such meeting, all of the shares of Common Stock of NOVAVAX, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, Eastern Time on June 17, 2021, and any adjournment or postponement thereof and otherwise to represent the stockholder(s) at such meeting with all powers possessed by the stockholder(s) if personally present at the meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made but the card is signed, this proxy will be voted in accordance with the Board of Directors' recommendations, and the discretion of the proxies with respect to such other business as may properly come before the meeting and any adjournment or postponement thereof. Continued and to be signed on reverse side